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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
CHART HOUSE ENTERPRISES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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☒	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

[PRELIMINARY COPIES]

[CHART HOUSE ENTERPRISES, INC. LETTERHEAD]
July     , 2002

Dear Stockholder:

        You are cordially invited to attend a Special Meeting of Stockholders (including any adjournment or postponement thereof, the "Special Meeting") of Chart House Enterprises, Inc. ("Chart House") to be held on                        , 2002 at 9:00 a.m., Central Time at the offices of Haynes and Boone, LLP, 1000 Louisiana Street, Suite 4300, Houston, Texas 77002.

        At the Special Meeting, you will be asked to consider and vote upon:

        (1)    a proposal to approve and adopt the Asset Purchase Agreement dated as of May 17, 2002 (the "Purchase Agreement"), by and among Chart House, Chart House, Inc. ("Seller"), a Delaware corporation which is a wholly-owned subsidiary of Chart House, Landry's Restaurants, Inc. ("Landry's"), a Delaware corporation, and LCH Acquisition, Inc. ("Purchaser"), a Delaware corporation which is an indirect wholly-owned subsidiary of Landry's, providing for the sale of substantially all of the business and assets of Chart House and Seller relating to the Chart House and Peohe's restaurant business (the "Chart House Business"), but not including any assets relating to the Angelo and Maxie's restaurant business (the "Asset Sale"), to Purchaser and the assumption by Purchaser of certain liabilities related to the Chart House Business;

        (2)    a proposal to approve an amendment to Chart House's Restated Certificate of Incorporation, as amended, to change Chart House's corporate name from "Chart House Enterprises, Inc." to "Angelo and Maxie's, Inc." (the "Name Change"); and

        (3)    such other matters as may properly come before the Special Meeting.

A description of the Purchase Agreement, the Asset Sale, and the Name Change are included in the accompanying proxy statement and a copy of the Purchase Agreement is attached as Appendix A to the proxy statement.

        The Board of Directors has unanimously approved the Purchase Agreement, the Asset Sale, and the Name Change as being in the best interests of Chart House. The Board recommends that you vote FOR approval and adoption of the Purchase Agreement, the Asset Sale, and the Name Change.

        Attached is a Notice of Special Meeting of Stockholders and a proxy statement containing a discussion of the background of, reasons for, and terms of the Asset Sale and Purchase Agreement. We urge you to read this material carefully. Whether or not you plan to attend the Special Meeting, we ask that you sign and return the enclosed proxy as promptly as possible. If you attend the Special Meeting, you may revoke your proxy if you elect to vote in person. Your prompt cooperation will be greatly appreciated.

Very truly yours,
Thomas J. Walters Chief Executive Officer

[PRELIMINARY COPIES]

CHART HOUSE ENTERPRISES, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD                         , 2002

        NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (including any adjournment or postponement thereof, the "Special Meeting") of CHART HOUSE ENTERPRISES, INC. ("Chart House"), a Delaware corporation, will be held on                         , 2002 at 9:00 a.m., Central Time, at the offices of Haynes and Boone, LLP, 1000 Louisiana Street, Suite 4300, Houston, Texas 77002, for the following purposes:

        (1)  To consider and vote upon the adoption and approval of the Asset Purchase Agreement dated as of May 17, 2002 (the "Purchase Agreement"), by and among Chart House, Chart House, Inc. ("Seller"), a Delaware corporation which is a wholly-owned subsidiary of Chart House, Landry's Restaurants, Inc. ("Landry's"), a Delaware corporation, and LCH Acquisition, Inc. ("Purchaser"), a Delaware corporation which is an indirect wholly-owned subsidiary of Landry's, and the sale of substantially all of the business and assets of Chart House and Seller relating to the Chart House and Peohe's restaurant business (the "Chart House Business"), but not including any assets relating to the Angelo and Maxie's restaurant business (the "Asset Sale"), to Purchaser and the assumption by Purchaser of certain liabilities related to the Chart House Business;

        (2)  To consider and vote upon a proposal to approve an amendment to Chart House's Restated Certificate of Incorporation, as amended, to change Chart House's corporate name from "Chart House Enterprises, Inc." to "Angelo and Maxie's, Inc." (the "Name Change"); and

        (3)  To transact such other business as may properly come before the Special Meeting or any postponements or adjournments thereof.

        Please read carefully the accompanying proxy statement. A copy of the Purchase Agreement is attached as Appendix A to the proxy statement. The proxy statement and its appendices form a part of this Notice.

        Only holders of shares of Chart House's common stock, par value $0.01 per share, and preferred stock, par value $1.00 per share, of record on the books of Chart House at the close of business on June 5, 2002 are entitled to notice of, and to vote at, the Special Meeting. A list of such stockholders will be available from July     , 2002 until prior to the Special Meeting, as required by law, at the office of Chart House located at 640 North LaSalle Street, Suite 295, Chicago, Illinois. This list will also be available at the Special Meeting.

        You are cordially invited to the Special Meeting. Whether or not you plan to attend the Special Meeting, we ask that you sign and return the enclosed proxy as promptly as possible. If you attend the Special Meeting, your proxy will be revoked if you elect to vote in person. The proxy is solicited by and on behalf of the Board of Directors.

By Order of the Board of Directors
KENNETH R. POSNER Secretary
Chicago, Illinois July , 2002

[PRELIMINARY COPIES]

CHART HOUSE ENTERPRISES, INC.

640 NORTH LASALLE STREET, SUITE 295, CHICAGO, ILLINOIS 60610

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                        , 2002

The enclosed proxy is solicited by and on behalf of the Board of Directors of Chart House Enterprises, Inc. ("Chart House") for use at the special meeting of stockholders (including any adjournment or postponement thereof, the "Special Meeting") to be held on                        , 2002, at 9:00 a.m., Central Time, at the offices of Haynes and Boone, LLP, 1000 Louisiana Street, Suite 4300, Houston, Texas 77002. The matters to be considered and acted upon at the Special Meeting are described in the Notice of Special Meeting of Stockholders and this proxy statement. Shares of Chart House's common stock, $0.01 par value per share ("Common Stock"), and preferred stock, $1.00 par value per share ("Preferred Stock"), represented by proxies, will be voted as described in this proxy statement or as otherwise specified by the stockholder. Any proxy given by a stockholder may be revoked by the stockholder at any time prior to the voting of the proxy, by delivering a written notice to the Secretary of Chart House, by executing and delivering a later-dated proxy or by attending the Special Meeting and voting in person.

The date of this proxy statement is July     , 2002. This proxy statement
and the related form of proxy are being mailed on or about July     , 2002
to all stockholders of record on June 5, 2002.

SUMMARY

        This Summary highlights information included elsewhere in this proxy statement. This summary may not contain all of the information you should consider before voting on the proposals presented in this proxy statement. You should read the entire proxy statement carefully, including the appendices attached hereto. For your convenience, we have included cross references to direct you to a more complete description of the topics described in this summary. In this proxy statement, "we", "us" and "our" refer to Chart House, unless the context otherwise requires.

        We currently operate full-service seafood and steakhouse restaurants located predominately throughout the east and west coasts of the United States. At December 31, 2001, our restaurants included 38 seafood oriented Chart House Restaurants, six Angelo and Maxie's steakhouses, and one Peohe's, a seafood restaurant with a more extensive menu. Our stockholders are being asked to approve the proposals summarized below.

Q.	When and where will the special meeting take place?	A.	The special meeting of stockholders will be held on , 2002 at 9:00 a.m., Central Time, at the offices of Haynes and Boone, LLP, 1000 Louisiana, Houston, Texas 77002.
Q.	What is the purpose of the special meeting?	A.
We have entered into an asset purchase agreement for the sale of substantially all of the assets of, and the assumption by the purchaser of certain liabilities related to, our Chart House and Peohe's restaurant business, but not including any assets or liabilities related to our Angelo and Maxie's restaurant business. It is a condition to the closing of the sale that it be approved by a majority of the votes attributable to our outstanding shares of common stock and preferred stock entitled to vote. At the special meeting, you will be asked to vote upon:
• a proposal to approve and adopt the purchase agreement and the sale of substantially all of the assets related to the Chart House and Peohe's restaurant business to the purchaser;
• a proposal to approve an amendment to our Restated Certificate of Incorporation, as amended, to change our corporate name from "Chart House Enterprises, Inc." to "Angelo and Maxie's, Inc."; and
• such other business as may properly come before the special meeting.
A copy of the purchase agreement is attached as Appendix A to this proxy statement.
Q.	What are the present financial circumstances of Chart House?	A.
For the year ended December 31, 2001, we reported a net loss of $19,993,000 on revenues of $150,871,000. Net losses in each of the last three fiscal years, in conjunction with an extensive restaurant renovation and expansion program, have severely strained our capital resources. As of December 31, 2001, we had in excess of $25,000,000 of senior secured debt that matured on April 30, 2002. The maturity has since been extended to August 30, 2002. As a result of these losses and the debt maturity issue, the Report of Arthur Andersen LLP dated March 2, 2002 relating to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001 contained a qualified opinion as to our ability to continue as a going concern.

i

PROPOSAL No. 1: ASSET SALE TO PURCHASER
Q.	Why did Chart House enter into the purchase agreement?	A.
We entered into the purchase agreement because it results in a number of benefits, including permitting us to repay all of our outstanding senior and subordinated debt, including accrued interest and certain other amounts owed to our affiliates. As of April 1, 2002, our outstanding senior debt totaled $24,950,000 plus accrued interest, and our outstanding subordinated debt, including accrued and unpaid interest previously added to the principal balance and accrued and unpaid advisory fees owed to an affiliate, totaled $6,028,000.
Q.	What will happen if the purchase agreement and asset sale are approved?	A.
If the purchase agreement and the asset sale are approved, we will sell substantially all of the assets of our Chart House and Peohe's restaurant business, but not including any assets or liabilities of our Angelo and Maxie's restaurant business, to the purchaser for cash and the assumption by the purchaser of certain of our liabilities. We will retain our Angelo and Maxie's restaurant business.
Q.	How will the proceeds from the asset sale be used?	A.	Proceeds from the asset sale will be used to repay our outstanding senior and subordinated debt, to pay certain transaction costs, and for general corporate purposes. See "Use of Proceeds."
Q.	What will happen if the purchase agreement is not approved?	A.
Pursuant to the terms of the purchase agreement, if we fail to obtain a stockholder vote in favor of the purchase agreement, the asset sale will not occur and we will continue to review our strategic alternatives to address, among other things, the maturity of our senior, secured debt on August 30, 2002.
Q.	What is the purchase price to be received by Chart House?	A.
In exchange for the sale of substantially all of the assets related to the Chart House and Peohe's restaurant business to the purchaser, the purchaser will pay us an amount equal to $45,500,000, in cash, subject to certain adjustments, and the purchaser will assume certain of our liabilities. See "The Purchase Agreement."
Q.	What are the material terms of the purchase agreement?	A.	In addition to the cash consideration we will receive and the liabilities that will be assumed by the purchaser, the purchase agreement contains several other terms and provisions, including:
• We have agreed to conduct our business in the ordinary course and subject to certain other restrictions during the period prior to closing of the asset sale.
• The purchaser has agreed to hire substantially all of our Chart House and Peohe's employees, though none of the employees being hired are our directors or executive officers.
• We will indemnify the purchaser for damages arising from, among other things, breaches of our representations and warranties and for our liabilities, other than those being assumed by the purchaser.

• The obligations of the parties to close the asset sale transaction are subject to several closing conditions, including the approval of the asset sale by a majority of the votes attributable to the outstanding shares of our common stock and preferred stock entitled to vote, our receipt of required consents, including the consents of certain landlords to the transfer of the lease obligations to the purchaser, the representations and warranties of the parties being true in all material respects, the performance by the parties of their obligations under the purchase agreement, there being no legal prohibition preventing the closing from occurring, the expiration or termination of any waiting period under applicable law, there having been no material adverse change in the assets or business being sold prior to the closing, the execution of non-solicitation agreements by certain of our employees, the return of gift certificates and complimentary dining cards held by our officers and directors, our receipt of certificates from relevant tax authorities regarding our payment of sales tax and good standing, and the receipt of payoff letters or other satisfactory documentation from our senior and subordinated lenders confirming that liens on our assets will be released following repayment of their outstanding loans.

• If the purchase agreement is terminated as a result of our acceptance of a superior proposal, or as a result of our Board of Directors having withdrawn or modified its approval of the purchase agreement in circumstances where we subsequently complete a transaction with another party within twelve months, then, in either case, we will be required to pay to Landry's a fee of $1,500,000 plus expenses not to exceed $500,000.

• The parties have agreed that, at the election of either party, the asset sale may be accomplished by a transfer of the assets to a subsidiary of Chart House and the sale of stock of the subsidiary to the purchaser.
See "The Purchase Agreement."
Q.	Will I receive any proceeds from the asset sale?	A.	We do not expect to make a distribution to our stockholders as a result of the asset sale. See "Certain Effects of the Asset Sale."
Q.	What does the Board of Directors of Chart House recommend?	A.
Our Board of Directors has unanimously determined it is in the best interests of Chart House to enter into the purchase agreement and recommends a vote FOR approval and adoption of the purchase agreement and asset sale. See "Purpose of and Reasons for the Asset Sale" and "Determination of Fairness of the Asset Sale by the Board of Directors" for a description of the factors considered by our Board of Directors.

Q.	What is the opinion of Chart House's financial advisors?	A.
We retained U.S. Bancorp Piper Jaffray Inc. to act as our financial advisor in connection with the asset sale. U.S. Bancorp Piper Jaffray has delivered its opinion to our Board of Directors that the consideration to be paid to Chart House is fair to Chart House from a financial point of view. See "Opinion of Financial Advisor to Chart House" for a description of the analysis of, and factors considered by, U.S. Bancorp Piper Jaffray, as well as the assumptions, qualifications and limitations of its opinion.
Q.	What vote is required to approve the purchase agreement?	A.
The purchase agreement and the asset sale will be adopted and approved if a majority of the votes attributable to our outstanding shares of common stock and preferred stock are voted in favor of their adoption and approval. Each share of common stock and each six shares of preferred stock entitle the holder thereof to one vote on the purchase agreement and asset sale and on any other matter properly brought before the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the adoption of the purchase agreement and asset sale. If you do not vote or if you abstain, it will have the effect of a vote against the proposal. You may withdraw your proxy at any time prior to its use at the special meeting by following the directions set forth in "The Special Meeting—Voting Rights."
Q.	Do I have appraisal or dissenters' rights in connection with the asset sale?	A.	Under Delaware law, appraisal and dissenters' rights are not provided to stockholders in connection with transactions of the type contemplated by the purchase agreement.
Q.	What are the tax consequences of the asset sale to me?	A.	The asset sale will have no tax consequences to the stockholders of Chart House. See "Certain U.S. Federal Income Tax Consequences of the Asset Sale."
Q.	Do Chart House's directors and executive officers have any interests in the sale of assets which may be different from my interests?	A.
In considering the recommendation of Chart House's Board of Directors, you should be aware that a portion of the senior debt and all of the subordinated debt that is to be repaid with the proceeds from the asset sale is owed to an affiliate of the Chairman of our Board of Directors. In addition, our Chief Executive Officer and our President may receive incentive compensation as a result of the asset sale and they also own options that will vest in full as a result of the asset sale. See "Interests of Certain Persons in Matters to be Acted Upon."
Q.	When is the closing expected to occur?	A.
The parties are working towards completing the transaction as quickly as possible. In addition to obtaining the authorization of our stockholders, the parties must satisfy or waive all of the closing conditions contained in the purchase agreement. The parties hope to complete the transaction promptly after the special meeting of our stockholders, which is scheduled for , 2002. The parties may terminate the purchase agreement under circumstances specified in the purchase agreement, including if the closing has not taken place by July 31, 2002.
Q.	Where can I find more information?	A.	Additional information about Chart House and Landry's can be obtained from the various sources described under "Available Information" in this proxy statement.

PROPOSAL No. 2: NAME CHANGE
Q.	Why change the corporate name of Chart House?	A.
The corporate name change is required under the purchase agreement since Chart House's name is associated with the assets to be transferred to the purchaser. If approved by the stockholders, Chart House's new name will be "Angelo and Maxie's, Inc."
Q.	What vote is required to approve the amendment to Chart House's restated certificate of incorporation, as amended, to change the corporate name?	A.
The proposal will be adopted and approved if a majority of the votes attributable to our outstanding shares of common stock and preferred stock are voted in favor of its approval. Each share of common stock and each six shares of preferred stock entitle the holder thereof to one vote on the name change and on any other matter properly brought before the special meeting.
If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the adoption of the name change. If you do not vote or if you abstain, it will have the effect of a vote against the proposal. You may withdraw your proxy at any time prior to its use at the special meeting by following the directions set forth in "The Special Meeting—Voting Rights."
Q.	What does the Chart House Board of Directors recommend?	A.	Chart House's Board of Directors recommends a vote FOR the name change.

v

Effect of Termination	28
Fees and Expenses	28
Guarantees	28
Name Change	28
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ASSET SALE	29
ACCOUNTING TREATMENT OF THE ASSET SALE	29
NO APPRAISAL OR DISSENTERS' RIGHTS	29
REGULATORY APPROVALS	29
PROPOSAL NO. 2: CORPORATE NAME CHANGE	30
UNAUDITED FINANCIAL INFORMATION OF THE CHART HOUSE BUSINESS	30
PRO FORMA FINANCIAL INFORMATION	43
HISTORICAL FINANCIAL INFORMATION	48
INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON	48
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	50
SECURITY OWNERSHIP OF MANAGEMENT	52
TRANSACTION OF OTHER BUSINESS	54
STOCKHOLDER PROPOSALS	54
HOUSEHOLDING OF PROXY MATERIALS	54
Appendix A—Asset Purchase Agreement dated as of May 17, 2002	A-1
Appendix B—Opinion of U.S. Bancorp Piper Jaffray Inc.	B-1

INTRODUCTION

        At the Special Meeting, holders of shares of Common Stock and Preferred Stock on June 5, 2002 (the "Record Date") will consider and vote upon (i) a proposal to approve and adopt the Asset Purchase Agreement dated as of May 17, 2002 (the "Purchase Agreement"), by and among Chart House, Chart House, Inc. ("Seller"), a Delaware corporation which is a wholly-owned subsidiary of Chart House, Landry's Restaurants, Inc. ("Landry's"), a Delaware corporation, and LCH Acquisition, Inc. ("Purchaser"), a Delaware corporation which is an indirect wholly-owned subsidiary of Landry's, providing for the sale of substantially all of the business of Chart House and Seller relating to the Chart House and Peohe's restaurant business (the "Chart House Business"), but not including any assets or liabilities related to the Angelo and Maxie's restaurant business (the "Asset Sale"), to Purchaser and the assumption by Purchaser of certain liabilities related to the Chart House Business, (ii) a proposal to approve an amendment to Chart House's Restated Certificate of Incorporation, as amended, to change Chart House's corporate name from "Chart House Enterprises, Inc." to "Angelo and Maxie's, Inc." (the "Name Change"), and (iii) such other matters as may properly come before the Special Meeting. A copy of the Purchase Agreement is attached as Appendix A to this proxy statement.

        The Purchase Agreement provides, subject to the approval of a majority of the votes attributable to the outstanding shares of Common Stock and Preferred Stock at the Special Meeting and subject to the satisfaction or waiver of certain other conditions, for Purchaser to pay Seller $45,500,000 in cash for the assets being sold (the "Assets"), subject to certain adjustments, and to assume trade payables and other accrued liabilities of Seller in the amount of $8,563,000. Purchaser also has agreed to assume liability for Seller's previously issued gift certificates in the amount of $1,935,000 and accrued vacation in the amount of $431,000, as adjusted as of the Closing Date (as hereinafter defined). The cash portion of the purchase price shall be increased or decreased by the amount by which current assets of the Chart House Business (consisting of Seller's net inventory and cash on hand in Seller's restaurants) as of the Closing Date are more or less than $1,949,000. The cash purchase price also shall be increased or decreased by the amount by which liabilities of the Chart House Business as of the Closing Date for gift certificates and accrued vacations are less or more than the amounts of such liabilities specified above. See "The Purchase Agreement."

        Chart House's Board of Directors (the "Board of Directors") has unanimously approved the Purchase Agreement, the Asset Sale, and the Name Change as being in the best interests of Chart House and recommends to the Chart House stockholders that they vote FOR the approval and adoption of the Purchase Agreement, the Asset Sale, and the Name Change.

        The Delaware General Corporation Law provides that a majority of the votes attributable to the outstanding shares of Common Stock and Preferred Stock, voting together as a class, is required to approve and adopt the Purchase Agreement, the Asset Sale, and the Name Change.

        All of the shares of Common Stock and Preferred Stock represented by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR the Purchase Agreement, the Asset Sale, and the Name Change. A stockholder may revoke a proxy at any time prior to its use by delivering to the Secretary of Chart House a signed notice of revocation or a later-dated and signed proxy or by attending the Special Meeting and voting in person.

        The persons named as proxies in the enclosed proxy are Thomas J. Walters, Chief Executive Officer of Chart House, and Kenneth R. Posner, President and Secretary of Chart House. The Board of Directors knows of no additional matters that will be presented for consideration at the Special Meeting. Execution of the accompanying proxy, however, confers on the designated proxy holders discretionary authority to vote the shares of Common Stock and Preferred Stock covered thereby in accordance with their best judgment on such other business, if any, that may properly come before, and all matters incident to the conduct of, the Special Meeting or any adjournments or postponements thereof.

        The costs of preparing, assembling and mailing the proxy, this proxy statement and the other material enclosed and all clerical and other expenses of solicitation will be paid by Chart House. See "The Purchase Agreement—Fees and Expenses." In addition to the solicitation of proxies by use of the mails, directors, officers and employees of Chart House, without receiving additional compensation, may solicit proxies by telephone, telecopier or personal interview. Chart House also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock and Preferred Stock held of record by such custodians and will reimburse such custodians for their expenses in forwarding soliciting materials.

        This transaction has not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed upon the fairness or merits of this transaction nor upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is unlawful.

AVAILABLE INFORMATION

        Chart House and Landry's are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy this information at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. SEC filings of Chart House and Landry's are also available to you free of charge at the SEC's website at www.sec.gov.

        Except as otherwise indicated herein, all information appearing in this proxy statement concerning Chart House has been supplied by Chart House, including the narrative under "Background of the Asset Sale," and all information appearing in this proxy statement concerning Purchaser and Landry's has been supplied by Landry's or is based upon publicly available documents on file with the SEC and other public records. Chart House assumes no responsibility for the accuracy or completeness of the information furnished by Landry's or contained in such documents and records other than those filed by Chart House or for any failure of Landry's to disclose events that may have occurred and may affect the significance or accuracy of such information and that are unknown to Chart House. Likewise, Landry's assumes no responsibility for the accuracy or completeness of the information furnished by Chart House or contained in such documents and records other than those provided by Landry's or for any failure by Chart House to disclose events that may have occurred and that may affect the significance or accuracy of such information and that are unknown to Landry's.

        No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by Chart House or any other person.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement and the documents incorporated herein by reference contain forward-looking statements that have been made pursuant to provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent Chart House's expectations or beliefs concerning future events, including any statements regarding: the use of the cash consideration to be received by Chart House under the asset purchase agreement, future sales and gross profits percentages, the continuation of historical trends, and the sufficiency of Chart House's cash balances, and cash generated from operating, financing and/or investing activities for Chart House's future liquidity and capital resource needs. Without limiting the foregoing, the words "believes," "intends," "projects," "plans," "expects," "anticipates," and similar expressions are intended to identify forward-looking statements. Chart House cautions that these statements are further qualified by important economic and competitive factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, risk of the restaurant industry, an industry with many well-established competitors with greater financial and other resources than Chart House, and the impact of changes in consumer trends, employee availability and cost increases. Accordingly, such forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized.

THE SPECIAL MEETING

Time, Date And Place

        The Special Meeting of the stockholders of Chart House will be held on                        , 2002 at 9:00 a.m., Central Time, at the offices of Haynes and Boone, LLP, 1000 Louisiana Street, Suite 4300, Houston, Texas 77002.

Proposals

        At the Special Meeting, holders of shares of Common Stock and Preferred Stock on the Record Date will consider and vote upon (i) a proposal to approve and adopt the Purchase Agreement, by and among Chart House, Seller, Landry's, and Purchaser, providing for the Asset Sale, (ii) a proposal to approve the Name Change, and (iii) such other matters as may properly come before the Special Meeting. Descriptions of the Purchase Agreement, the Asset Sale, and the Name Change are included in this proxy statement and a copy of the Purchase Agreement is attached as Appendix A hereto.

Required Vote

        For each of the proposals to be voted on at the Special Meeting, all outstanding shares of Common Stock and Preferred Stock vote together as a single class. In accordance with the terms of the Delaware General Corporation Law, a majority of the votes attributable to the outstanding shares of the Common Stock and Preferred Stock is required to approve and adopt the Purchase Agreement, the Asset Sale, and the Name Change.

Voting Rights

        Only holders of shares of Common Stock and Preferred Stock on the Record Date will be entitled to vote at the Special Meeting. On the Record Date, 1,978,385 shares of Common Stock and 4,134,648 shares of Preferred Stock were issued and outstanding. Each stockholder is entitled to one vote for each share of Common Stock held and one vote for each six (6) shares of Preferred Stock held on the proposals regarding the Purchase Agreement, the Asset Sale, and the Name Change, and on any other matter properly brought before the Special Meeting.

Quorum and Voting

        The presence at the Special Meeting, either in person or by proxy, of persons entitled to vote a majority of the outstanding shares of Common Stock and Preferred Stock is necessary to constitute a quorum for the transaction of business at the Special Meeting. Shares which expressly abstain from voting and broker non-votes (shares held by brokers and other nominees or fiduciaries that are present at the Special Meeting but not voted on a particular matter) are counted for quorum purposes, but since they are not cast "for" a particular matter, they will have the same effect as negative votes or votes "against" a particular matter.

        In the event that a quorum is not present at the time the Special Meeting is convened, or if for any other reason we believe that additional time should be allowed for the solicitation of proxies, we may adjourn the special meeting and the persons named in the enclosed proxy will vote all shares of Common Stock and Preferred Stock for which they have voting authority in favor of that adjournment, unless authority to do so is withheld by checking the appropriate box on the proxy card.

Proxies; Revocation of Proxies

        Any proxy given by a stockholder may be revoked by the stockholder at any time, prior to the voting of the proxy, by delivering a written notice of revocation to Chart House's Secretary, by executing and delivering a later-dated proxy or by attending the Special Meeting and voting in person.

        Unless contrary instructions are indicated on the proxy card, all shares of Common Stock and Preferred Stock represented by valid proxies will be voted FOR the approval and adoption of the Purchase Agreement, the Asset Sale, and the Name Change and will be voted at the discretion of the persons named as proxies in respect of such other business as may properly be brought before the Special Meeting. As of the date of this proxy statement, the Board of Directors knows of no other business that will be presented for consideration at the Special Meeting other than the vote on the Purchase Agreement, the Asset Sale, and the Name Change. If a stockholder gives specific voting instructions by checking the boxes on the proxy card, the shares of Common Stock and Preferred Stock will be voted in accordance with such instructions. In the absence of instructions to the contrary, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby in accordance with their best judgment on any other matters properly brought before the Special Meeting and discretionary authority to do so is included in the proxy.

        The persons named as proxies are Thomas J. Walters, Chief Executive Officer of Chart House, and Kenneth R. Posner, President and Secretary of Chart House.

Proxy Expenses

        The costs of preparing, assembling and mailing the proxy, this proxy statement and the other material enclosed and all clerical and other expenses of solicitation will be paid by Chart House. See "The Purchase Agreement—Fees and Expenses." In addition to the solicitation of proxies by use of the mails, directors, officers and employees of Chart House, without receiving additional compensation, may solicit proxies by telephone, telecopier or personal interview. Chart House also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock and Preferred Stock held of record by such custodians and will reimburse such custodians for their expenses in forwarding soliciting materials.

PROPOSAL No. 1: ASSET SALE TO PURCHASER

THE PARTIES

Chart House Enterprises, Inc.

        Chart House operates full-service seafood and steakhouse restaurants located predominately throughout the East and West coasts of the United States. At December 31, 2001, its restaurants included 38 seafood oriented Chart House restaurants, six Angelo and Maxie's steakhouses, and one Peohe's, a seafood restaurant with a more extensive menu. Chart House's Common Stock and Preferred Stock are quoted on the NASD OTC Bulletin Board. Chart House's Common Stock is traded under the symbol FISH.OB and its Preferred Stock is traded under the symbol FISHP.OB.

        Chart House is a Delaware corporation with its principal executive offices located at 640 North LaSalle Street, Suite 295, Chicago, Illinois 60610. Its telephone number is (312) 266-1100.

Chart House, Inc.

        Seller is a wholly-owned subsidiary of Chart House through which Chart House operates the Chart House Business. The Chart House Business is comprised of Chart House restaurants and one Peohe's restaurant, all of which are full-service seafood restaurants characterized by a comprehensive seafood menu. Many of the restaurants offer patrons views of the Atlantic ocean, Pacific ocean, area lakes, or mountain ranges.

        Seller is a Delaware corporation with its principal executive offices located at 640 North LaSalle Street, Suite 295, Chicago, Illinois 60610. Its telephone number is (312) 266-1100.

Landry's Restaurants, Inc.

        Landry's owns and operates casual dining restaurants, including Landry's Seafood House, Joe's Crab Shack, Willie G's, Rainforest Café, Charley's Crab, The Crab House, and the Kemah Boardwalk. As of December 31, 2001, Landry's was the second largest seafood restaurant chain in the United States, and operated 191 full service restaurants including 109 Joe's Crab Shack restaurants, 41 Landry's Seafood House division restaurants, 25 Rainforest Cafe restaurants, 16 Crab House restaurants, and some limited menu restaurants.

        Landry's common stock is listed on the New York Stock Exchange, and traded under the symbol LNY.

        Landry's is a Delaware corporation with its principal executive offices located at 1510 West Loop South, Houston, Texas 77027. Its telephone number is (713) 850-1010.

LCH Acquisition, Inc.

        Purchaser is a Delaware corporation recently organized by Landry's solely for the purpose of effecting the Asset Sale. Purchaser is an indirect wholly-owned subsidiary of Landry's. Purchaser has no material assets, and will have no material assets prior to the Asset Sale. Purchaser has not engaged in any activities except in connection with the Asset Sale. Purchaser's address is 1510 West Loop South, Houston, Texas 77027. Its telephone number is (713) 850-1010.

BACKGROUND OF THE ASSET SALE

        On December 12, 2001, the Board of Directors met and determined that in light of the amounts outstanding under Chart House's Credit Agreement that were then scheduled to mature on April 30, 2002 and the general economic outlook of the restaurant industry, it was advisable and in the best interests of Chart House to pursue strategic business alternatives, including the possible sale of Chart House or a number of Chart House's restaurants. At the meeting, the Board of Directors authorized the engagement of U.S. Bancorp Piper Jaffray Inc. ("U.S. Bancorp Piper Jaffray") to act as Chart House's exclusive financial advisor in connection with the Board of Directors' review and evaluation of a potential transaction in accordance with the terms and conditions contained in an engagement letter dated December 5, 2001. The retention of U.S. Bancorp Piper Jaffray and the fact that Chart House was pursuing strategic alternatives, including the possible sale of Chart House, were announced in a press release issued December 12, 2001.

        Following its retention, U.S. Bancorp Piper Jaffray contacted approximately 55 prospective purchasers. Of these prospective purchasers, approximately 40 were sent a confidential descriptive memorandum prepared by U.S. Bancorp Piper Jaffray (the "Offering Memorandum"). Each recipient signed a confidentiality agreement prior to receipt of an Offering Memorandum. U.S. Bancorp Piper Jaffray requested indications of interest on or before January 31, 2002. U.S. Bancorp Piper Jaffray continually updated Chart House's management on an informal basis regarding indications of interest received.

        During this period, Chart House also reviewed with U.S. Bancorp Piper Jaffray alternatives to a sale of the entire Chart House Business. In particular, Chart House considered and, in certain instances pursued proposals relating to, a refinancing of its senior secured debt, a private mezzanine debt financing or a public offering of high yield debt securities, an equity syndication of specific restaurant properties, and a public or private equity offering. Chart House determined not to pursue any of these alternatives after concluding that they were not achievable or would not result in sufficient proceeds to retire the outstanding senior secured debt. Chart House also considered the sale of discrete restaurant properties and chose not to proceed with this alternative after determining that the preliminary offers received for certain properties did not reflect acceptable valuations for such properties and would not result in sufficient proceeds to retire the outstanding senior secured debt. In addition, Chart House attempted to pursue transactions involving a merger of Chart House with a prospective purchaser or the sale of all of Chart House's assets, including assets related to the Angelo and Maxie's restaurant business, but did not receive acceptable offers for any such transactions.

        On February 6, 2002, U.S. Bancorp Piper Jaffray reported that Chart House had received 16 indications of interest. Of these 16 indications of interest, eight were at a value deemed by the Board of Directors to be worthy of pursuing. The Board of Directors instructed U.S. Bancorp Piper Jaffray to move forward with these eight prospective purchasers and to discuss consideration, financing sources and transaction structure and to provide requested due diligence materials, which U.S. Bancorp Piper Jaffray did during the period from February 6, 2002 to March 20, 2002. During this period, four of the eight prospective purchasers elected to withdraw from the process.

        On February 18th and 19th, 2002, two of the four remaining prospective purchasers visited Chart House's Weehawken, New Jersey restaurant. During these visits the prospective purchasers met with representatives of U.S. Bancorp Piper Jaffray, Mr. Jeffrey D. Klein, a Chart House director, and Chart House's management. Management presentations were given by Mr. Thomas J. Walters, Chief Executive Officer, and Mr. Kenneth R. Posner, President and Chief Financial Officer, and other members of Chart House's management. Following these presentations, business and financial due diligence was performed by the two prospective purchasers with a view toward developing second round proposals. The Board of Directors was formally briefed on the process by U.S. Bancorp Piper Jaffray during its regularly scheduled meeting on March 20, 2002. U.S. Bancorp Piper Jaffray reported, among other things, that the prospective purchasers seemed primarily interested in a transaction that included only the Chart House restaurants. These prospective purchasers were evaluated by U.S. Bancorp Piper Jaffray and the Board of Directors for, among other things, their level of interest, financial strength and ability to consummate a transaction.

        The Board of Directors was further apprised of the status of the prospective purchasers at a meeting of the Board of Directors held on April 8, 2002. At that meeting, U.S. Bancorp Piper Jaffray reported that one of the four prospective purchasers had submitted a non-competitive offer and was no longer considered a viable purchaser. U.S. Bancorp Piper Jaffray also reported that another one of the four prospective purchasers, which was not one of the two purchasers that had attended the management presentations, had made an initial proposal and performed some due diligence. U.S. Bancorp Piper Jaffray also reported that since the March 20, 2002 meeting, six prospective purchasers were contacted about an acquisition of only the Angelo and Maxie's steakhouses. No meaningful expressions of interest arose as a result of these discussions.

        During the period from March 20, 2002 to April 23, 2002, Chart House's management, Mr. Klein and representatives of U.S. Bancorp Piper Jaffray continued discussions with two prospective purchasers regarding such purchasers' interest in a possible acquisition of the outstanding stock or assets of Chart House. One of the two prospective purchasers was Landry's. During this period, Chart House provided a draft asset purchase agreement to both of the prospective purchasers and engaged in preliminary discussions regarding the terms of the purchase agreement with both of the prospective purchasers.

        On April 11, 2002, Mr. Posner met with a representative of the second prospective purchaser to discuss due diligence issues and the draft asset purchase agreement. As a result of those discussions, concern arose regarding such purchaser's financial strength, ability and time required to complete a transaction.

        On April 23, 2002, Chart House and Landry's entered into a letter of intent which contemplated the purchase by Landry's of all of the Chart House assets. The letter of intent was subject to final due diligence, among other factors, and granted to Landry's exclusivity until April 28, 2002. The purchase price offered by Landry's in the letter of intent was comparable to the purchase price that had been preliminarily offered by the second prospective purchaser and was higher than the purchase price offered by any other prospective purchaser. In light of the amount of capital that the second prospective purchaser would be required to raise in order to finance a purchase of the Chart House Business, as well as the complexity of and time required to complete such financing arrangements, Chart House concluded that the Landry's offer was superior to that of the second prospective purchaser. Chart House did not engage in any further discussions with the second prospective purchaser during the period of exclusivity. Beginning April 23, 2002, legal, financial and accounting representatives from Landry's continued their due diligence review of Chart House.

        On April 25, 2002, Mr. Samuel Zell, the Chairman of the Board of Directors, and Mr. Klein met with Mr. Tilman J. Fertitta, President, Chairman and Chief Executive Officer of Landry's at Mr. Zell's office in Chicago. At this meeting, Mr. Fertitta reiterated Landry's interest in pursuing a possible acquisition of Chart House and discussed alternative transaction structures and valuations.

        On April 30, 2002, counsel for Landry's delivered to counsel for Chart House a draft of the Purchase Agreement. On May 1, 2002, representatives of Chart House, Landry's and their respective counsel participated in an initial conference call to negotiate the specific terms of the Purchase Agreement. Additional conference calls took place on May 6, 2002, May 8, 2002, May 9, 2002, May 10, 2002, May 14, 2002, and May 16, 2002. During these conference calls, the parties negotiated, among other things, the treatment of specific assets and liabilities, representations and warranties, indemnification terms, the manner in which the Chart House Business would be conducted pending the closing, issues concerning the treatment of employees, and the conditions to closing, including the terms of a non-solicitation agreement that Landry's requested be signed by certain Chart House employees at closing. The parties also negotiated the "fiduciary out" provisions under which the Board of Directors, under limited circumstances, would have the opportunity to negotiate and potentially recommend to Chart House's stockholders a more favorable proposal for the Chart House Business, if such proposal was not solicited by Chart House. In connection with the ongoing negotiations, counsel to Landry's provided several revised drafts of the Purchase Agreement and the related agreements and counsel to Chart House provided comments on and suggested revisions to such documents. During this time, Landry's continued with its due diligence investigation.

        The parties were unable to finalize negotiation of the Purchase Agreement prior to the scheduled maturity of Chart House's senior secured debt on April 30, 2002. As a result, on May 1, 2002, Chart House entered into an amendment to its senior, secured debt facility which, among other things, extended the final maturity date for all loans from April 30, 2002 to August 30, 2002.

        During the period from April 29, 2002 to May 14, 2002, representatives of Chart House renewed discussions with the second prospective purchaser, which were discontinued on May 14, 2002, as a result of continuing concerns regarding such purchaser's financial strength, ability and time required to consummate a transaction.

        At a regularly scheduled meeting held on May 14, 2002, the Board of Directors met to consider the proposed transaction. The Board of Directors reviewed and discussed the terms of the transaction. Representatives of U.S. Bancorp Piper Jaffray were present telephonically and presented certain financial and other analyses and rendered their oral opinion, which was subsequently confirmed in writing, that, as of May 14, 2002, and based upon and subject to the assumptions, qualifications, and limitations contained in its opinion, the consideration to be received by Chart House and the Seller pursuant to the Purchase Agreement was fair to Chart House and the Seller from a financial point of view. The Board of Directors unanimously adopted a resolution approving and adopting the Purchase Agreement and the transactions contemplated thereby, and voted to recommend approval by Chart House's stockholders.

        On May 17, 2002, the parties finalized the terms of the Purchase Agreement. The parties executed and delivered the Purchase Agreement after the close of business on May 17, 2002. Prior to the opening of business on the morning of May 20, 2002, the transaction was publicly announced.

DETERMINATION OF FAIRNESS OF THE ASSET SALE BY THE BOARD OF DIRECTORS

        At its May 14, 2002 meeting, the Board of Directors determined that it is in the best interest of Chart House to enter into the Purchase Agreement and unanimously resolved to recommend to Chart House's stockholders that they approve and adopt the Asset Sale and the Purchase Agreement and the transactions contemplated thereby.

        In making its determination with respect to the fairness of the Asset Sale and in approving the Purchase Agreement, the Board of Directors considered a number of potential benefits of the Asset Sale, including those listed below.

  •
  The Asset Sale would enable Chart House to realize immediately the value of the Chart House Business in cash in the amount of $45,500,000 and to transfer liabilities of approximately $10,929,000.

  •
  The cash consideration to be received by Chart House in connection with the Asset Sale would be sufficient to allow the repayment in full of Chart House's senior secured debt under its Credit Agreement, which aggregated to approximately $25,800,000 as of May 14, 2002 and was scheduled to mature on August 30, 2002. If Chart House were unable to repay its senior, secured debt by the scheduled maturity date, the lenders would have the right to foreclose on the collateral. Alternatives to foreclosure included, among other things, extension of the maturity date or a filing for reorganization under the Federal Bankruptcy Code. The Board of Directors had no assurances that an extension of the maturity date would be granted, if requested from the lenders.

  •
  There were significant risks associated with continuing to operate the Chart House Business in light of Chart House's financial condition, the net losses realized by Chart House in each of the last three fiscal years and prospects in the restaurant industry generally.

  •
  U.S. Bancorp Piper Jaffray presented its opinion to the Board of Directors that, as of May 14, 2002, based upon and subject to the assumptions, qualifications and limitations contained in the opinion, the consideration to be paid to Chart House and the Seller under the Purchase Agreement was fair to Chart House and the Seller from a financial point of view. In conjunction with delivering its opinion, U.S. Bancorp Piper Jaffray made a presentation to the Board of Directors, as to various financial and other matters underlying such opinion. See "Opinion of Financial Advisor to Chart House" for a description of the presentation to the Board of Directors. The U.S. Bancorp Piper Jaffray opinion was addressed solely to the Board of Directors of Chart House and was directed only to the fairness, from a financial point of view, of the consideration to be received in the Asset Sale by Chart House and the Seller and is not intended to constitute, and does not constitute, a recommendation as to whether any stockholder should vote in favor of approval of the Asset Sale. Holders of Common Stock and Preferred Stock are urged to read the U.S. Bancorp Piper Jaffray opinion, attached as Appendix B, carefully and in its entirety.

  •
  The Purchase Agreement contains no financing or due diligence contingency and, as a result, there was a strong likelihood that Chart House would be able to consummate the Asset Sale successfully and in a timely manner.

  •
  Chart House, together with U.S. Bancorp Piper Jaffray, had conducted an extensive review of prospective purchasers and, as a result, the Board of Directors considered it unlikely that Chart House would find a qualified buyer, whose offer was not subject to a financing contingency, who was interested in pursuing a transaction on terms, including purchase price, as favorable as those in the Purchase Agreement.

  •
  Chart House's management was strongly in favor of the Asset Sale.

        The Board of Directors also identified and considered several potentially negative factors relating to the Asset Sale, which are set forth below.

  •
  A transaction involving the sale of all of Chart House's assets, including the assets of the Angelo and Maxie's restaurant business, or a transaction involving the merger of Chart House with another entity, could result in a higher purchase price and be easier to complete.

  •
  The closing of the Asset Sale is subject to a number of conditions, including the approval of Chart House's stockholders, receipt of various consents of third parties and the truth and accuracy of Chart House's representations and warranties, which factors created a degree of uncertainty as to whether the closing would occur and restricted management's ability to make strategic decisions with respect to the Chart House Business during the period prior to closing.

  •
  The failure of the Asset Sale to occur for any reason could adversely affect the Chart House Business through Chart House's inability to repay the outstanding senior secured debt on its scheduled maturity date, loss of employees and other factors.

  •
  Chart House has agreed to indemnify Landry's for various losses, which could effectively reduce the total consideration Chart House receives from the Asset Sale.

  •
  The Purchase Agreement prevents Chart House from soliciting other transactions to acquire it and requires Chart House to pay a termination fee of $1,500,000 plus expenses in the event the Purchase Agreement were terminated in response to an unsolicited proposal for a superior transaction to acquire it, thereby restricting Chart House's ability to affirmatively identify and consummate a superior transaction.

        The Board of Directors concluded that the potentially negative factors were outweighed by the potential benefits to be gained by the Asset Sale. The members of the Board of Directors evaluated all of the factors described above in view of their knowledge of the business and operations of Chart House and their own business judgment. In light of the wide variety of factors considered in connection with its evaluation of the Asset Sale, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Board of Directors may have given different weight to different factors.

        It is expected that, if the Asset Sale is not consummated in accordance with the terms of the Purchase Agreement, the Board of Directors will continue to review and evaluate Chart House's strategic alternatives in an attempt, among other things, to remedy the debt maturity matter. In the event Chart House is not able to obtain sufficient capital by August 30, 2002 to retire its senior, secured debt, the lenders have the right to foreclose on their collateral. Alternatives to foreclosure include, among others, extension of the maturity date or a filing for reorganization by Chart House under the Federal Bankruptcy Code. If the Asset Sale is not consummated, no assurances can be given that Chart House will be able to obtain an extension of the maturity date or otherwise satisfactorily resolve the debt maturity matter.

OPINION OF FINANCIAL ADVISOR TO CHART HOUSE

        Pursuant to an engagement letter dated December 5, 2001, Chart House retained U.S. Bancorp Piper Jaffray to act as its exclusive financial advisor and, if requested, to render to the Board of Directors an opinion as to the fairness, from a financial point of view, to Seller and Chart House of the consideration to be paid by Purchaser in the Asset Sale.

        At a meeting of the Board of Directors held on May 14, 2002, U.S. Bancorp Piper Jaffray delivered to the Board of Directors its oral opinion, subsequently confirmed in writing, that as of that date and based upon and subject to the assumptions, factors and limitations set forth in its written opinion and described below, the consideration to be paid by Purchaser in the Asset Sale pursuant to the Purchase Agreement was fair, from a financial point of view, to Seller and Chart House.

        A copy of U.S. Bancorp Piper Jaffray's written opinion, which states the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by U.S. Bancorp Piper Jaffray in rendering this opinion, is attached as Appendix B and is incorporated into this section of this proxy statement by reference. The summary of the U.S. Bancorp Piper Jaffray opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the U.S. Bancorp Piper Jaffray opinion, and stockholders should read the full opinion carefully and in its entirety for a more complete understanding of how the Board of Directors assessed and investigated the desirability of the proposed Asset Sale. U.S. Bancorp Piper Jaffray's opinion was given at the request of, and was intended solely for the benefit and use of, the Board of Directors in connection with its consideration of the Asset Sale and it does not constitute a recommendation to any stockholder as to how to vote or as to any action a Chart House stockholder should take with respect to the proposed Asset Sale or any related matter. U.S. Bancorp Piper Jaffray's opinion to the Board of Directors was one of a number of factors taken into consideration by the Board of Directors in making its determination to approve, and to recommend that its stockholders approve, the Purchase Agreement and the Asset Sale.

        U.S. Bancorp Piper Jaffray's opinion relates solely to the fairness, from a financial point of view, of the consideration to be received by Chart House and Seller in the Asset Sale, and does not address the underlying decision of the Board of Directors to proceed with or effect the Asset Sale. The terms of the Purchase Agreement, including the purchase price, were determined through negotiations between Chart House and Landry's and were not determined or recommended by U.S. Bancorp Piper Jaffray. U.S. Bancorp Piper Jaffray's written opinion does not address the relative merits of the Asset Sale, on the one hand, or any alternative business strategies or alternative transactions that might be available to Chart House, on the other hand. In addition, U.S. Bancorp Piper Jaffray's opinion did not in any manner address (i) the use of proceeds from the proposed Asset Sale, including the amount of proceeds that may be distributed to the stockholders or to any class of stockholders of Chart House in the event that the Board of Directors determines that those proceeds should be distributed to such stockholders or (ii) the viability of Chart House's or Seller's remaining businesses following consummation of the proposed Asset Sale. U.S. Bancorp Piper Jaffray's opinion did not address the value of the shares of any class of Chart House's stock.

        In arriving at its opinion delivered and addressed to the Board of Directors, U.S. Bancorp Piper Jaffray's review included, among other things:

  •
  a draft dated May 13, 2002 of the Purchase Agreement and the letter of intent dated April 23, 2002, between Chart House and Landry's;

  •
  certain publicly available financial, operating and business information related to Chart House, the Chart House Business, and the Assets;

  •
  certain internal financial and operating information, including forecasts and projections, relating to the business, operations, and prospects of Chart House and the Chart House Business and Assets in particular, prepared and furnished by Chart House management;

  •
  certain publicly available market and securities data of Chart House;

  •
  the results of the efforts by Chart House and U.S. Bancorp Piper Jaffray to solicit indications of interest from third parties with respect to the sale of Chart House or the Assets;

  •
  alternatives available to Chart House in the absence of the proposed Asset Sale to fund Chart House's future capital and operating requirements;

  •
  to the extent publicly available, information concerning selected transactions deemed comparable to the proposed Asset Sale;

  •
  certain publicly available financial and securities data of selected public companies deemed comparable to the portion of the business of Chart House that consists of the Assets;

  •
  certain publicly available financial, operating and business information related to Landry's;

  •
  certain publicly available market and securities data of Landry's; and

  •
  the terms of Landry's existing line of credit and recent public equity offering.

        In addition, U.S. Bancorp Piper Jaffray engaged in discussions with members of the management of Chart House, lenders of Chart House's outstanding senior, secured debt and independent accountants of Chart House concerning the financial condition, current operating results, balance sheet and asset base, and business outlook for Chart House.

        In delivering its oral opinion and its written opinion dated May 14, 2002 to the Board of Directors, U.S. Bancorp Piper Jaffray prepared and delivered to the Board of Directors written materials containing various analyses and other information material to its opinion. The following is a summary of those analyses. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by U.S. Bancorp Piper Jaffray, these tables must be read together with the text of each analysis summary. The order in which the analyses are presented below should not be taken as any indication of the relative weight given to the analyses by U.S. Bancorp Piper Jaffray in the rendering of its opinion.

Comparable Public Company Analysis

        U.S. Bancorp Piper Jaffray analyzed and compared financial information and valuation ratios relating to the Assets with corresponding data and ratios from the following seven publicly-traded companies deemed comparable to the Assets: Avado Brands Inc., Dave & Buster's Inc., Garden Fresh Restaurant Corp., Main Street & Main Inc., Quality Dining Inc., Rubio's Restaurants Inc., and Sizzler International Inc. This group was selected from retail eating and drinking places with a focus on full service, casual dining with a market capitalization greater than $10 million but less than $200 million, and included restaurant companies otherwise deemed comparable to the Assets by U.S. Bancorp Piper Jaffray. U.S. Bancorp Piper Jaffray determined the company value of each of the comparable companies, where "company value" is defined as the company's market capitalization using their closing share prices on May 10, 2002, less cash, plus long-term debt and capitalized leases. For each of these comparable companies, U.S. Bancorp Piper Jaffray then calculated the ratio of company value to revenues for the last 12 months (LTM) and to LTM EBITDA, where EBITDA is defined as earnings before interest, taxes, depreciation and amortization. The company value and revenue information for the comparable companies was based on public company disclosures and publicly available Wall Street research analyst estimates. Below is a summary of the ratios calculated by U.S. Bancorp Piper Jaffray:

	Low	Mean	Median	High
Company Value/LTM Revenue	0.3x	0.5x	0.6x	0.6x
Company Value/LTM EBITDA	4.5x	6.5x	6.3x	11.1x

        U.S. Bancorp Piper Jaffray then calculated the comparable ratios for the Assets by dividing the $45.5 million in consideration to be received by Chart House and Seller in the Asset Sale by the LTM revenues and by the LTM EBITDA of the Assets. The LTM data for the Assets was provided by Chart House's management based on the operating results of all of the Chart House and Peohe's restaurants during the twelve months prior to April 1, 2002, which included operating results of two Chart House restaurants discontinued during this period. Below is a summary of the ratios calculated by U.S. Bancorp Piper Jaffray:

Assets
Company Value/LTM Revenue	0.4x
Company Value/LTM EBITDA	10.4x

        U.S. Bancorp Piper Jaffray compared the resulting revenue and EBITDA multiples for the Assets to the corresponding multiples of the comparable public companies. The data reviewed by U.S. Bancorp Piper Jaffray indicated that the $45.5 million in consideration to be received in the Asset Sale by Chart House and Seller was within the range of fair values implied by this method of analysis.

Comparable Transaction Analysis

        U.S. Bancorp Piper Jaffray reviewed 17 acquisition transactions that it deemed comparable to the Asset Sale between Chart House and Landry's. It selected these transactions by searching Securities and Exchange Commission filings, news stories, press releases, Securities Data Corporation reports, historical stock price data and other sources and by applying the following criteria:

  •
  transactions that were announced after January 1, 1998;

  •
  transactions involving retail eating and drinking places;

  •
  transactions with a transaction value greater than $10 million;

  •
  transactions that were not share repurchases or spin-offs; and

  •
  restaurant industry transactions otherwise deemed comparable by U.S. Bancorp Piper Jaffray.

        U.S. Bancorp Piper Jaffray performed its analysis on the following 17 transactions:

Target Company	Acquiring Company
Morton's Restaurant Group	Castle Harlan, Inc.
Yorkshire Global Restaurants, Inc.	Tricon Global Restaurants
Shoney's, Inc.	Lone Star Fund
McCormick & Schmick's	Castle Harlan/Bruckmann Rosser
Uno Restaurant	Uno Restaurant
Il Fornaio	Bruckmann, Rosser, Sherill & Co.
VICORP Restaurant Inc.	BancBoston/Goldner Hawn
Rainforest Café	Landry's Seafood Restaurants
Buffets, Inc.	Caxton-Iseman
Rock Bottom Restaurants Inc.	RB Capital Inc.
Au Bon Pain	Bruckmann, Rosser, Sherill & Co.
Back Bay Restaurant Group	SRC Holdings Inc.
Spaghetti Warehouse	Cracken, Harkey & Co.
Fuddruckers Inc.	King Cannon
Bertucci's	NE Restaurant Co. Inc.
Houlihans Restaurant Group	Hampstead/Scoggin
El Chico Restaurants Inc.	Cracken, Harkey & Co.

        For each of these comparable acquisitions, U.S. Bancorp Piper Jaffray calculated the ratio of the target's company value to LTM revenues and LTM EBITDA prior to the announcement of the acquisition transaction. The target's company value and revenues information for the comparable acquisitions was based on public company disclosures and publicly available Wall Street research analyst estimates. Below is a summary of the ratios calculated by U.S. Bancorp Piper Jaffray:

	Low	Mean	Median	High
Company Value/LTM revenues	0.2x	0.6x	0.6x	0.9x
Company Value/LTM EBITDA	2.4x	5.8x	6.0x	8.5x

        U.S. Bancorp Piper Jaffray then calculated the comparable ratios for the Assets by dividing the $45.5 million in consideration to be received by Chart House and Seller in the Asset Sale by the LTM revenues and by the LTM EBITDA of the Assets. The LTM data for the Assets was provided by Chart House's management based on the operating results of all of the Chart House and Peohe's restaurants during the twelve months prior to April 1, 2002, which included operating results of two Chart House restaurants discontinued during this period. Below is a summary of the ratios calculated by U.S. Bancorp Piper Jaffray:

Assets
Company Value/LTM Revenue	0.4x
Company Value/LTM EBITDA	10.4x

        U.S. Bancorp Piper Jaffray compared the resulting revenue and EBITDA multiples for the Assets to the corresponding multiples of the comparable public companies. The data reviewed by U.S. Bancorp Piper Jaffray indicated that the $45.5 million in consideration to be received in the Asset Sale by Chart House and Seller was within the range or somewhat higher than the fair values implied by this method of analysis.

Discounted Cash Flow Analysis

        U.S. Bancorp Piper Jaffray performed a discounted cash flow analysis of the Assets in which it calculated the present value of the projected hypothetical future cash flows of the Assets using estimates and financial forecasts for the years 2002, 2003, 2004, 2005 and 2006 prepared by Chart House's management. U.S. Bancorp Piper Jaffray estimated a range of theoretical values for the Assets based on the net present value of Assets' implied annual cash flows and a terminal value for the Assets at calendar year end 2006 calculated based upon a multiple of EBITDA. U.S. Bancorp Piper Jaffray applied a range of discount rates from 20% to 24% and a range of terminal value multiples of estimated 2006 EBITDA from 5.0x to 7.0x. This analysis produced a range of implied company values for the Assets ranging from a low of $33.7 million to a high of $45.8 million, with a midpoint of $39.4 million. The data reviewed by U.S. Bancorp Piper Jaffray indicated that the $45.5 million in consideration to be received in the Asset Sale by Chart House and Seller was within the range of the fair values implied by this method of analysis.

        The foregoing descriptions are intended to summarize the material financial analyses performed by U.S. Bancorp Piper Jaffray for the Board of Directors, but do not purport to be a complete description of all the analyses underlying the U.S. Bancorp Piper Jaffray opinion. In reaching its conclusion as to the fairness to Chart House and Seller of the consideration to be paid in the Asset Sale and in its presentation to the Board of Directors, U.S. Bancorp Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description; it involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. U.S. Bancorp Piper Jaffray made its determination as to fairness on the basis of its experience and professional judgment, after considering the results of all of these analyses.

        The analyses of U.S. Bancorp Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. These analyses are inherently subject to uncertainty and are based upon numerous factors and events beyond the control of the parties or their advisors. Analyses relating to the value of companies or the assets thereof do not purport to be appraisals or valuations or necessarily reflect the price at which companies or the assets thereof may actually be sold. No company utilized in the Comparable Company Analysis above is identical to the Assets, nor are any of the comparable merger or acquisition transactions utilized in the Comparable Acquisition Analysis above identical to the transactions contemplated by the Purchase Agreement. In evaluating companies identified by U.S. Bancorp Piper Jaffray as comparable to the Assets or transactions identified by U.S. Bancorp Piper Jaffray as comparable to the Asset Sale, U.S. Bancorp Piper Jaffray made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Chart House, such as the impact of competition on the businesses of the Assets and the industry generally, industry growth and the absence of any material change in the financial condition and prospects of Chart House, the Assets and the industry or in the financial markets in general. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which the Assets were compared and other factors that could affect the public trading value of such companies.

        For purposes of its opinion, U.S. Bancorp Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial statements, financial forecasts, Chart House management's estimates as to the future performance of the Assets, and other information provided to it by Chart House, or otherwise made available to it, and did not assume responsibility for the independent verification of that information. U.S. Bancorp Piper Jaffray relied upon the assurances of the management of Chart House that the information provided to it by Chart House was prepared on a reasonable basis in accordance with industry practice and that such information provided a reasonable basis upon which U.S. Bancorp Piper Jaffray could form an opinion. U.S. Bancorp Piper Jaffray further assumed that the respective managements of Chart House and Landry's were not aware of any information or facts that would make the information provided to it incomplete or misleading, and it assumed that there have been no material changes in Chart House's assets, financial condition, results of operations, business or prospects since the respective dates of its last financial statements made available to U.S. Bancorp Piper Jaffray.

        With respect to the financial planning data and other business outlook information provided to U.S. Bancorp Piper Jaffray, it assumed that the information had been reasonably prepared by Chart House on bases reflecting the best currently available estimates and judgment of Chart House's management, that the information was based on reasonable assumptions, and that it reflects the anticipated effects of all transaction documents contemplated by the Purchase Agreement. U.S. Bancorp Piper Jaffray expressed no opinion as to such financial planning data or the assumptions on which such data was based. In addition, various analyses performed by U.S. Bancorp Piper Jaffray incorporate forecasts prepared by research analysts using only publicly available information. These forecasts may or may not prove to be accurate.

        For purposes of its opinion, U.S. Bancorp Piper Jaffray assumed that neither Chart House, Seller, nor Landry's is a party to any material pending or probable transaction, including any external financing, recapitalization, acquisition, merger, consolidation, or asset sale discussions, other than the Asset Sale or in the ordinary course of business. For purposes of its opinion, U.S. Bancorp Piper Jaffray assumed that all the necessary regulatory approvals and consents required for the Asset Sale will be obtained in a manner that will not adversely affect Chart House or Landry's or alter the terms of the Asset Sale.

        U.S. Bancorp Piper Jaffray assumed that the Asset Sale will be consummated substantially in accordance with the terms set forth in the Purchase Agreement, including in all respects material to its analysis, that the representations and warranties of each party in the Purchase Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by such party, that all conditions to the consummation of the Asset Sale will be satisfied without waiver thereof, and that the Asset Sale is in fact consummated pursuant to the terms of the Purchase Agreement. U.S. Bancorp Piper Jaffray assumed, with Chart House's consent, that the final form of the Purchase Agreement would be substantially similar to the last draft reviewed by it, without modification of material terms or conditions. U.S. Bancorp Piper Jaffray also assumed that the Asset Sale will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations.

        In arriving at its opinion, U.S. Bancorp Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities of Chart House or Landry's, was not furnished with any such appraisals or valuations, and did not make any physical inspection of any property or asset. U.S. Bancorp Piper Jaffray did not analyze, or make any assessment of, any legal, tax, and financial reporting matters with respect to Seller, Chart House, Landry's, the Assets or the Purchase Agreement. U.S. Bancorp Piper Jaffray expressed no opinion as to the liquidation value or financial solvency of any entity. In addition, U.S. Bancorp Piper Jaffray undertook no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which Chart House, Seller, Landry's or any of their respective affiliates was a party or may be subject and, at Chart House's direction and with its consent, U.S. Bancorp Piper Jaffray's opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

        U.S. Bancorp Piper Jaffray expressed no opinion as to the price at which shares of Chart House's Common Stock have traded or may trade following announcement or consummation of the Asset Sale or at any future time. U.S. Bancorp Piper Jaffray's opinion addressed only the fairness, from a financial point of view, of the consideration to be received by Chart House and Seller in the Asset Sale as of the opinion date.

        U.S. Bancorp Piper Jaffray's opinion is based on market, economic and other conditions as they existed and could be evaluated on the date of the opinion, and on information available to U.S. Bancorp Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. U.S. Bancorp Piper Jaffray has not undertaken to and is not obligated to update, revise or reaffirm its opinion or otherwise comment on any events occurring after the date it was given.

        As described above, the opinion of U.S. Bancorp Piper Jaffray and the presentation to the Board of Directors summarized above were among the many factors taken into consideration by the Board of Directors in making its determination to approve and to recommend that its stockholders approve the Purchase Agreement and the Asset Sale. U.S. Bancorp Piper Jaffray, however, does not make any recommendation to Chart House's stockholders (or to any other person or entity) as to whether the Asset Sale is in a stockholder's best interest.

        In accordance with its engagement letter, the opinion of U.S. Bancorp Piper Jaffray is addressed solely to the Board of Directors for the use of the directors in their capacity as members of the Board of Directors in connection with their review and evaluation of the Purchase Agreement and the Asset Sale. Neither the opinion nor U.S. Bancorp Piper Jaffray's underlying financial analysis may be relied upon by any person other than the directors in their capacity as members of the Board of Directors without the prior written consent of U.S. Bancorp Piper Jaffray. Accordingly, under the terms of the engagement letter and the U.S. Bancorp Piper Jaffray opinion letter prepared pursuant to the engagement letter, no stockholder of Chart House may rely or allege any reliance on U.S. Bancorp Piper Jaffray's opinion or analysis in connection with the stockholder's consideration of the merits of the Asset Sale or otherwise. It is U.S. Bancorp Piper Jaffray's position that its duties in connection with its fairness opinion are solely to the Board of Directors, and that it has no legal responsibility to any other persons, including Chart House's stockholders, under Minnesota state law, the governing law of the engagement letter. U.S. Bancorp Piper Jaffray would likely assert the substance of this disclaimer as a defense to claims, if any, that might be brought against it by Chart House's stockholders with respect to its fairness opinion. However, since no Minnesota court has definitely ruled on the availability to a financial advisor of this defense to stockholder liability with respect to its fairness opinion, this issue necessarily would have to be resolved by a court of competent jurisdiction. Furthermore, there can be no assurance that a court of competent jurisdiction would apply Minnesota state law to the resolution of this issue if it were ever to be presented. In any event, the availability or non-availability of this defense will have no effect on U.S. Bancorp Piper Jaffray's rights and responsibilities under the federal securities laws, or the rights and responsibilities of the Board of Directors under governing state law or under the federal securities laws.

        The Board of Directors of Chart House selected and retained U.S. Bancorp Piper Jaffray to act as its exclusive financial advisor on the basis of U.S. Bancorp Piper Jaffray's experience and expertise in transactions similar to the Asset Sale, and its reputation in the retail and investment communities. U.S. Bancorp Piper Jaffray is a nationally recognized investment banking and advisory firm. U.S. Bancorp Piper Jaffray, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. U.S. Bancorp Piper Jaffray provides research coverage on and makes a market in the common stock of Landry's, has written research reports on Landry's during the last two years, and has performed investment banking services for Landry's during the last two years, including services as a co-lead managing underwriter of Landry's recently completed public equity offering. Other than in connection with the Asset Sale, U.S. Bancorp Piper Jaffray has not had any material relationship with Chart House during the last two years. In the ordinary course of its business, U.S. Bancorp Piper Jaffray and its affiliates may actively trade securities of Chart House and Landry's for their own accounts or the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

        Under the terms of the engagement letter between Chart House and U.S. Bancorp Piper Jaffray, Chart House has agreed to pay U.S. Bancorp Piper Jaffray customary fees for providing its financial advisory services and for rendering its fairness opinion. The fees are comprised of (i) a $50,000 fee upon execution of the engagement letter, (ii) a $50,000 fee upon completion of the Offering Memorandum, (iii) a fee of $300,000 upon delivery of an opinion, and (iv) a fee payable upon consummation of the Asset Sale (the "Success Fee"). Payment of the Success Fee is contingent upon consummation of the Asset Sale. Payment of the other fees is not contingent upon consummation of the Asset Sale and, if the Asset Sale is consummated, such fees will be credited against the Success Fee. After crediting previously paid fees, the Success Fee is expected to be $600,000 and total fees are expected to be $1,000,000. The engagement letter also provides that Chart House will reimburse U.S. Bancorp Piper Jaffray for its reasonable out-of-pocket expenses. In addition, Chart House has agreed to indemnify U.S. Bancorp Piper Jaffray and its affiliates, their respective partners, directors, agents, consultants and employees and each person, if any, controlling U.S. Bancorp Piper Jaffray or any of its affiliates, against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of U.S. Bancorp Piper Jaffray's engagement.

EXPENSES

        Each party to the Purchase Agreement shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other persons engaged by it, incurred in connection with the transactions contemplated by the Purchase Agreement, except (i) the expenses incurred in connection with the printing, filing and mailing to stockholders of this proxy statement and the solicitation of stockholder approvals will be paid solely by Chart House, and (ii) all filing fees incurred, or to be incurred, in connection with filings under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any other applicable antitrust laws and regulations will be shared equally by Chart House and Landry's. In addition, in certain circumstances, Chart House may be responsible for the payment of Landry's expenses. See "The Purchase Agreement—Fees and Expenses."

USE OF PROCEEDS

        In connection with the Asset Sale, Chart House expects to receive approximately $45,500,000 in cash, subject to adjustment, plus an additional $8,563,000 with regard to trade payables and accrued liabilities. Chart House also anticipates that it will collect outstanding customer accounts in the ordinary course after consummation of the Asset Sale. As of April 1, 2002, outstanding customer accounts totaled $2,305,000. See "The Purchase Agreement—Purchase Price." From the gross proceeds, Chart House will pay various transaction related costs, including legal and advisory costs, severance costs for employees who are not hired by Purchaser and are terminated by Chart House, and incentive compensation costs, if any, for the Chief Executive Officer and the President. Chart House estimates that the aggregate transaction costs will be approximately $3,700,000.

        Chart House plans to use a portion of the proceeds from the Asset Sale to repay all of its senior debt, which, as of April 1, 2002, totaled $24,950,000, plus accrued interest. Chart House also expects to repay all of its subordinated debt, including accrued and unpaid interest added to the principal and accrued and unpaid advisory fees owed to an affiliate, which, as of April 1, 2002, totaled $6,028,000.

Some of Chart House's trade payables and other accrued liabilities will remain outstanding and will be repaid under Chart House's customary terms. The remaining proceeds will be used by Chart House for general corporate purposes.

CERTAIN EFFECTS OF THE ASSET SALE

        Following the Asset Sale, Landry's will own the Chart House Business and will be the sole beneficiary of any future earnings and growth of the Chart House Business.

        Chart House will continue to own its Angelo and Maxie's restaurant business and will no longer have any senior, secured debt or subordinated debt. See "Use of Proceeds." Chart House does not expect to make any distribution to stockholders as a result of the Asset Sale. Following the Asset Sale, Chart House's stockholders will continue to have an ownership interest in Chart House. They will continue to benefit from any increases in the value of Chart House and bear the risk of any decreases in value of Chart House.

        Following consummation of the Asset Sale, Chart House expects that the Common Stock and Preferred Stock will continue to be quoted on the NASD OTC Bulletin Board under the symbols FISH.OB and FISHP.OB, respectively. Chart House may change the symbols under which the Common Stock and Preferred Stock are quoted in the future, but has no present plans to do so.

THE PURCHASE AGREEMENT

        The following discussion is a summary of the material provisions of the Purchase Agreement. This summary and all other discussions of the terms and conditions of the Purchase Agreement included elsewhere in this proxy statement are qualified in their entirety by reference to the Purchase Agreement, a copy of which is attached as Appendix A to this proxy statement and incorporated herein by reference. Capitalized terms used but not defined in this proxy statement have the meanings set forth in the Purchase Agreement.

Assets to be Sold

        The Assets consist of substantially all of the assets, properties and rights of Seller (and, as applicable, Chart House) used in the conduct of, or generated by or constituting, the Chart House Business, but not including any excluded assets. The excluded assets include, among other things, any cash or cash equivalents held by Chart House or Seller (other than cash on hand in Seller's restaurants on the Closing Date), certain assets located at, on or in Chart House's corporate headquarters, the rights of Seller under certain contracts set forth in the Purchase Agreement, including leases in respect of four former Chart House restaurants, all assets of Chart House or any of its subsidiaries relating to Angelo and Maxie's restaurants, all prepaid rentals, other prepaid expenses, other current assets, and all accounts receivable and related items of Chart House or Seller arising prior to the Closing Date and relating to the Chart House Business.

Purchase Price

        Purchaser has agreed to pay Seller $45,500,000 in cash for the Assets, subject to certain adjustments set forth below, and has agreed to assume trade payables and other accrued liabilities of Seller in the amount of $8,563,000. Purchaser also has agreed to assume liability for Seller's previously issued gift certificates in the amount of $1,935,000 and accrued vacation in the amount of $431,000, as adjusted as of the Closing Date. The cash portion of the purchase price is subject to the following adjustments:

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  The cash purchase price will be increased or decreased by the amount by which current assets of the Chart House Business (consisting of Seller's net inventory and cash on hand in the Seller's restaurants) as of the Closing Date are more or less than $1,949,000.

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  The cash purchase price will be increased or decreased by the amount by which liabilities of the Chart House Business as of the Closing Date for gift certificates and accrued vacations are less or more than the amounts of such liabilities specified above.

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  Obligations and liabilities relating to personal property, real estate, occupancy and water taxes; rents, taxes and similar items under any assigned contract; the amount of license or registration fees with respect to assigned permits; and the amount of sewer rents and charges for water, telephone, electricity and other utilities and fuel will be prorated as of the Closing Date, with Seller liable to Purchaser to the extent such items relate to periods up to and including the day prior to the Closing Date, and Purchaser liable to Seller to the extent such items relate to periods on or after the Closing Date. The net amount of such prorations will be treated as an adjustment to the cash purchase price paid on the Closing Date.

        Landry's has made a representation and warranty to Seller and CHE in the Purchase Agreement that it will have at closing sufficient liquid assets on hand to pay the purchase price and otherwise consummate the transactions contemplated by the Purchase Agreement.

Assumed Liabilities

        On the Closing Date, Purchaser will assume certain liabilities of Seller including, without limitation, the trade payables and other accrued liabilities up to the amount specified above, gift certificates and accrued vacations specified above, and all liabilities and obligations incurred in, resulting from or arising out of the use, operation, ownership or control of the Assets or the operation of the Chart House Business after the Closing Date (the "Assumed Liabilities"). After the Closing Date, Chart House and Seller will continue to be responsible for their liabilities and obligations other than the Assumed Liabilities.

Stock Sale

        Pursuant to the terms of the Purchase Agreement, at the election of Chart House or Landry's, Chart House and Seller shall transfer and assign all or a portion of the Assets to a newly-formed direct or indirect subsidiary of Chart House and at the closing, all of the outstanding stock of the new subsidiary will be transferred and assigned by Chart House to Purchaser in full satisfaction of Chart House's and Seller's obligations under the Purchase Agreement. In connection with any such stock sale, Seller will, at the request of Landry's or Purchaser, timely execute and deliver an election under Section 338(h)(10) of the Internal Revenue Code and under any comparable provisions of state and local law with respect to the purchase of the shares of such newly-formed subsidiary, provided that Landry's or Purchaser shall have indemnified and held harmless Seller and Chart House with respect to any additional taxes payable to the extent the same results from such election.

Closing Date

        Unless Chart House, Seller, Purchaser and Landry's agree otherwise, the Asset Sale will be consummated immediately following the Special Meeting or, if later, when all conditions to the consummation of the Asset Sale have been satisfied or waived (the "Closing Date").

Representations and Warranties

        Chart House and Seller, jointly and severally, have made certain representations and warranties to Purchaser and Landry's in the Purchase Agreement relating to, among other things:

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  corporate organization and qualification;

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  Chart House's and Seller's certificates of incorporation and by-laws;

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  authority relative to the Purchase Agreement;

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  the lack of conflict between the Purchase Agreement and the certificates of incorporation and by-laws of Chart House and Seller and laws, rules and regulations;

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  required filings or consents;

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  Chart House's filings with the Securities and Exchange Commission and financial statements;

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  the absence of certain changes or events;

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  the absence of undisclosed liabilities;

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  the absence of litigation;

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  this proxy statement;

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  the fairness opinion of U.S. Bancorp Piper Jaffray;

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  brokers;

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  the inapplicability of certain restrictions;

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  the required stockholder vote;

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  title to the Assets;

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  ownership of tangible assets;

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  contracts;

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  real property;

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  intellectual property;

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  permits;

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  tax matters;

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  benefit plans;

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  compliance with applicable laws;

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  compliance with environmental law;

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  employee and labor matters;

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  transactions with affiliates;

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  VIP Diners Cards;

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  insurance; and

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  continuation of COBRA coverage.

        Landry's and Purchaser, jointly and severally, have made certain representations and warranties to Chart House and Seller in the Purchase Agreement relating to, among other things:

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  corporate organization and qualification;

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  authority relative to the Purchase Agreement;

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  the lack of conflict between the Purchase Agreement and the certificates of incorporation and by-laws of Landry's and Purchaser, laws, rules and regulations and certain agreements of Landry's and Purchaser;

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  required filings or consents;

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  this proxy statement;

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  brokers;

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  financing;

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  Landry's filings with the Securities and Exchange Commission; and

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  Purchaser's business activities.

Indemnification

        Chart House and Seller, jointly and severally, have agreed to indemnify Landry's, Purchaser and their respective officers, directors, successors and permitted assigns from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties arising out of or resulting from (i) the breach of any representation, warranty, covenant or agreement by Chart House or Seller contained in the Purchase Agreement or in any exhibit, schedule or certificate delivered under the Purchase Agreement, or (ii) the failure of Seller to pay or otherwise discharge the excluded liabilities.

        Landry's and Purchaser, jointly and severally, have agreed to indemnify Chart House and Seller and their respective officers, directors, successors and permitted assigns from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties arising out of or resulting from (i) the breach of any representation, warranty, covenant or agreement by Purchaser or Landry's contained in the Purchase Agreement or in any exhibit, schedule or certificate delivered under the Purchase Agreement, or (ii) the failure of Purchaser to pay, perform or otherwise discharge the Assumed Liabilities.

Survival of Representations and Warranties and Other Claims

        The representations and warranties, generally, will not survive the closing. Certain representations and warranties, along with other indemnified claims, will survive for twelve months after the Closing Date, except that claims in respect of taxes shall survive six months after the expiration of the longest applicable federal or state statute of limitations, or if there is no applicable statute of limitations, ten years after the Closing Date.

Conduct of Chart House Business Pending the Closing

        Chart House and Seller have agreed that, pending the closing, they will operate the Chart House Business solely in the ordinary course consistent with past practice or as required by the Purchase Agreement.

        Without limitation of the foregoing, Chart House and Seller have agreed that they will not, without the prior written consent of Purchaser, insofar as it relates to the Chart House Business or the Assets:

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  make any capital expenditures or incur any expenses, including maintenance, repairs and replacements, except in the ordinary course of business;

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  subject to certain exceptions provided in the Purchase Agreement, voluntarily incur any material liability or obligation, sell, transfer, mortgage, pledge or otherwise dispose of, any assets or properties material to Chart House or Seller in any case other than in the ordinary course of business consistent with past practice;

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  increase in any manner the wages, salaries, bonus, compensation or other benefits of any of its officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, termination, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, officer, director, other employee, agent, consultant or affiliate other than as required pursuant to the terms of agreements in effect on the date of the Purchase Agreement; provided that salary increases may be given to hourly employees in the ordinary course of business and consistent with past practices if prior written approval of Landry's has been obtained in accordance with specified procedures;

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  commit or omit to do any act which act or omission would cause a breach of any covenant contained in the Purchase Agreement or would cause any representation or warranty contained in the Purchase Agreement to become untrue;

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  fail to maintain its books, accounts and records in the usual manner on a basis consistent with past practice;

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  materially increase or decrease the average restaurant, corporate or warehouse facility inventory or house bank accounts in any restaurant;

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  subject to certain exceptions provided in the Purchase Agreement, terminate any of the real property leases used in the operation of the Chart House Business or any contract or agreement pursuant to which Chart House or Seller is obligated to pay or incur obligations of more than a specified amount;

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  to its knowledge, allow any employee or other person to remove, any Asset, including without limitation, any Asset consisting of artwork, brochures, signage, testimonials, advertising, display, proprietary asset, retail item or other property from the corporate office, warehouses, restaurants of Chart House or Seller or any other Chart House or Seller facilities other than in connection with the performance of employment responsibilities in the ordinary course, consistent with past practices;

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  discharge any obligations (including accounts payable) other than on a timely basis in the ordinary course of business consistent with past practice, or delay the making of any material capital expenditures from Chart House's or Seller's current capital expenditure schedule, which have been disclosed to, and approved by, Landry's or delay or defer the payment of any accounts payable beyond the date such payable is due without penalty;

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  (a) issue any coupons or complimentary rights for dining or (b) sell any coupons or gift certificates for retail, other than, in the case of (b), such amounts as are in the ordinary course of business consistent with past practice and in the case of (a), in accordance with certain procedures set forth in the Purchase Agreement;

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  sell, give away or otherwise dispose of any inventory, other than in the ordinary course of business consistent with past practice;

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  authorize any of, or agree to commit to do any of, the foregoing actions; or

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  cease to provide coverage under any group health plan which provides welfare benefits to any current or former employee of Seller or any of Seller's subsidiaries, in connection with the sale of the Assets and the Chart House Business as described in the Purchase Agreement.

        Pending the closing, Chart House and Seller have also agreed to use commercially reasonable efforts to comply in all material respects with all laws applicable to it or any of its properties, assets or business and maintain in full force and effect all the permits necessary for, or otherwise material to, such business, in each case, where the failure to do so is reasonably likely to have a material adverse effect, and to administer the relevant benefit plans, or cause the same to be so administered, in all material respects in accordance with the applicable laws. Chart House and Seller have also agreed:

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  subject to certain exceptions, not to cause or permit to occur certain events, including, without limitation, the sale of a material amount of property of Chart House or any of its subsidiaries, except for sales that would not be expected to have a material adverse effect;

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  to promptly disclose to Purchaser any information contained in its representations and warranties or the schedules to the Purchase Agreement, which, because of an event occurring after the date of the Purchase Agreement, is incomplete or is no longer correct; prepare and file this proxy statement with the SEC and call and hold the Special Meeting; to promptly make all filings and seek to obtain all authorizations (including, without limitation, all filings required under the HSR Act) required under all applicable laws with respect to the Purchase Agreement;

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  to provide Landry's representatives reasonable access to Chart House's and Seller's properties, books and records;

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  to maintain Seller's current fire and casualty insurance on any of the leased premises that comprise a portion of the Assets; and

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  to promptly notify Purchaser of any third-party inquiry concerning the purchase of any of the material part of the Assets (including any restaurant) being sold pursuant to the Purchase Agreement.

Employee Matters

        Purchaser has agreed that, on or after the Closing Date, it will offer employment to all employees of Seller (each, a "Transferred Employee") other than certain specified employees. Purchaser has agreed to provide all Transferred Employees with base salary or wage compensation substantially similar to that provided by Seller on the Closing Date. With respect to non-wage terms and conditions of employment, Purchaser may either establish or provide arrangements that are similar to those provided to such employees by Seller on the Closing Date or cover such employees under the arrangements Purchaser provides to its current, similar-treated employees.

        To the extent provided under Purchaser's medical plan, Purchaser will (i) waive pre-existing condition requirements, evidence of insurability provisions or any similar provisions under any of Purchaser's employee benefit plans, (ii) offer coverage to the Transferred Employees under Purchaser's plan or plans that provide medical benefits as of the Closing Date consistent with plans offered to other similarly situated employees, (iii) provide insurance coverage as required by Sections 4980B of the Internal Revenue Code of 1986, as amended, with respect to certain employees or former employees of Seller who are not Transferred Employees, (iv) recognize the service of each Transferred Employee with Seller completed prior to the closing for purposes of eligibility for participation and vesting under Purchaser's employee benefit plans and compensation arrangements, and (v) assume any and all obligations of the Seller to Transferred Employees for any vacation entitlement and vacation pay entitlement which were accrued as of the Closing Date as provided in the Purchase Agreement.

Conditions to the Consummation of the Asset Sale

        Pursuant to the Purchase Agreement, the obligations of Purchaser and Landry's to effect the transactions contemplated by the Purchase Agreement are subject to, among other things:

  •
  the representations and warranties of Chart House and Seller being true in all material respects;

  •
  the performance and compliance, in all material respects, of Chart House and Seller with all agreements and conditions required by the Purchase Agreement to be performed or complied with by them prior to the closing;

  •
  there being no injunction, restraining order or other order or legal restraint or prohibition in effect that would prevent the consummation of the transactions contemplated by the Purchase Agreement;

  •
  the receipt by Purchaser and Landry's of all required consents and the expiration or termination of any waiting period under the HSR Act;

  •
  the receipt by Landry's of consents from certain of the landlords in respect of the leased premises comprising part of the Assets;

  •
  there being no change in respect of the Assets or the Chart House Business resulting in a material adverse effect since the date of the Purchase Agreement;

  •
  the execution of non-solicitation agreements by specified employees of Seller;

  •
  the return by Chart House or Seller to Purchaser of all gift certificates and VIP Diners Cards held by any officer or director;

  •
  the receipt by Purchaser of certificates from the relevant tax authorities with respect to the payment of sales tax by Seller and certificates of good standing of Seller and Chart House;

  •
  the receipt of a payoff letter or other documentation from each of Chart House's senior lenders and the subordinated lender evidencing the liabilities related to or arising under the senior debt or subordinated debt, as applicable, outstanding on the Closing Date and confirming that, following payment in full of such liabilities, such parties shall return any and all possessory collateral held by or on behalf of either of them and provide to Landry's recordable form lien releases, termination statements and related documents; and

  •
  presentment to Landry's of written assurances from any person refunding all or any portion of a deposit to Seller, that no additional deposit will be required from Purchaser.

Pursuant to the Purchase Agreement, Purchaser and Parent may waive any of the closing conditions listed above in their sole discretion.

        In addition, the obligations of Chart House and Seller to effect the transactions contemplated by the Purchase Agreement are subject to, among other things:

  •
  the representations and warranties of Landry's and Purchaser being true in all material respects;

  •
  the performance and compliance, in all material respects, of Landry's and Purchaser with all agreements and conditions required by the Purchase Agreement to be performed or complied with by them prior to the closing;

  •
  there being no injunction, restraining order or other order or legal restraint or prohibition in effect that would prevent the consummation of the transactions contemplated by the Purchase Agreement;

  •
  Chart House and Seller receiving all required consents and landlord's consents, provided that the failure to receive any required consent or landlord's consent will not constitute a failure to satisfy a condition precedent to Seller's and Chart House's obligations to consummate the transactions to be consummated by each of them at the closing provided that Landry's and Purchaser have indemnified and held harmless Seller and Chart House with respect to such failure;

  •
  the expiration or termination of any waiting period under the HSR Act applicable to the transactions contemplated by the Purchase Agreement; and

  •
  the Purchase Agreement and the transactions contemplated thereby having been approved by Chart House's stockholders.

Pursuant to the Purchase Agreement, Seller and CHE may waive any of the foregoing closing conditions in their sole discretion.

Solicitation of Alternative Proposals

        Under the Purchase Agreement, neither Chart House nor any of its subsidiaries may authorize or permit any officer, director or representative or agent of Chart House or any of its subsidiaries to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing non-public information), take any other action to facilitate the initiation of any inquiries or proposals, engage in negotiations or provide any nonpublic information concerning, or agree to approve or recommend any alternate proposal for the acquisition of, among other things, 20% or more of the outstanding shares of capital stock of Chart House or Seller or control of assets of Chart House or Seller having a fair market value equal to 20% or more of the fair market value of all the assets of Chart House or Seller immediately prior to such transaction.

        However, if, at any time prior to the Special Meeting, Chart House's Board of Directors receives a bona fide unsolicited request of a third party to furnish information or data (including, without limitation, confidential or non-public information or data) relating to Chart House or its subsidiaries for the purpose of making an alternate acquisition proposal, the Board of Directors is permitted to provide such information and to participate in negotiations with the person making the unsolicited bona fide acquisition proposal if the Board of Directors believes that to do so could reasonably lead to a superior proposal. Further, prior to the closing, the Board may withdraw or modify its recommendation relating to the Purchase Agreement or the transactions contemplated thereby if the Board of Directors determines in good faith after consultation with its financial advisor that the transactions contemplated thereby are no longer in the best interests of Chart House's stockholders and that such withdrawal or modification is, therefore, advisable in order to satisfy its fiduciary duties to Chart House's stockholders under applicable law.

Termination

        The Purchase Agreement may be terminated at any time prior to the closing as follows:

  •
  by mutual written consent of Chart House and Landry's;

  •
  by Chart House or Landry's if the closing has not occurred by July 31, 2002, provided, however, that the right to terminate the Purchase Agreement is not available to any party whose failure to perform any obligation under the Purchase Agreement has been the cause of, or resulted in, the failure of the closing to occur on or before such date;

  •
  by Chart House or Landry's, if any court of competent jurisdiction or governmental authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the payment of the Purchase Price and such order, decree, ruling or other action shall have become final and nonappealable;

  •
  by Chart House or Landry's, if the Board shall have authorized Chart House to enter into a written agreement concerning a transaction that the Board has determined is a superior proposal;

  •
  by Chart House or Landry's, if the stockholder vote required to approve the transactions contemplated by the Purchase Agreement shall not have been obtained at the Special Meeting;

  •
  by Chart House, in the event of a breach in any material respect by Landry's or Purchaser of any representation, warranty, covenant or agreement contained in the Purchase Agreement which (i) cannot or has not been cured within 15 days after the giving of written notice of such breach to Landry's and Purchaser and has not been waived by Chart House pursuant to the provisions hereof and (ii) would cause certain conditions of the Purchase Agreement not to be satisfied;

  •
  by Landry's, if the Board of Directors shall have withdrawn or modified its approval or recommendation of the Purchase Agreement or the transactions contemplated thereby; or

  •
  by Landry's, in the event of a breach in any material respect by Chart House or Seller of any representation, warranty, covenant or agreement contained in the Purchase Agreement which (i) cannot or has not been cured prior to 15 days after the giving of written notice of such breach to Seller and has not been waived by Landry's pursuant to the provisions thereof and (ii) would cause certain conditions of the Purchase Agreement to not be satisfied.

Effect of Termination

        In the event of termination of the Purchase Agreement and abandonment of the transactions contemplated thereby, no party thereto (or any of its directors or officers) shall have any liability or further obligation to any other party to the Purchase Agreement, except for the payment of certain termination fees or expenses as described below.

Fees and Expenses

        Each party to the Purchase Agreement shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other persons engaged by it, incurred in connection with the Purchase Agreement and the transactions contemplated thereby, except (i) the expenses incurred in connection with the printing, filing and mailing to stockholders of this proxy statement and the solicitation of stockholder approvals shall be the sole responsibility of Chart House, and (ii) all filing fees incurred, or to be incurred, in connection with filings under the HSR Act and any other applicable antitrust laws and regulations shall be shared equally by Chart House and Landry's.

        If (i) Chart House or Landry's terminates the Purchase Agreement as a result of acceptance of a superior proposal or (ii) Landry's terminates the Purchase Agreement as a result of Chart House's Board of Directors having withdrawn or modified its approval of the Purchase Agreement or the transactions contemplated thereby and by the date which is twelve (12) months after the date of termination of the Purchase Agreement, an acquisition transaction with a third party is announced or a letter of intent is entered into and the acquisition transaction is subsequently consummated, then, in either case, Chart House is required to pay to Landry's a fee of $1,500,000 plus expenses not to exceed $500,000.

Guarantees

        Chart House has unconditionally guaranteed to the Purchaser and Landry's the full and timely performance of all of the obligations and agreements of Seller under the Purchase Agreement. Landry's has unconditionally guaranteed to Chart House and Seller the full and timely performance of all of the obligations and agreements of Purchaser under the Purchase Agreement.

Name Change

        Chart House has agreed that, immediately following the Closing, it will change its corporate name. Chart House is proposing to change its corporate name to "Angelo and Maxie's, Inc." (which is the subject of Proposal No. 2).

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ASSET SALE

        The following is a summary of the material United States Federal income tax consequences of the Asset Sale. It is based upon laws, regulations (whether final, temporary or proposed), rulings and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect. The summary does not purport to be a complete analysis of all Federal income tax consequences of the Asset Sale, nor does it address any aspect of state, local, foreign or other tax laws.

        The proposed sale by Chart House and Seller of the Assets to Purchaser will be treated as a sale of corporate assets in exchange for cash and the assumption of certain liabilities. It is anticipated that as a result of the Asset Sale Chart House and Seller will recognize gain for Federal income tax purposes. However, it is expected that substantially all of the gain recognized by Chart House and Seller will be offset by Chart House's prior net operating losses. Therefore, the proposed Asset Sale should not have any material adverse Federal income tax consequences to Chart House.

        As previously discussed, as an alternative to selling all of the Assets to Purchaser by way of the Asset Sale, Chart House and/or Seller may transfer some or all of the Assets to a newly-formed direct or indirect subsidiary of Chart House and thereafter sell to Purchaser the stock of the new subsidiary. The transfer of assets to a corporation is generally treated as a tax-free transaction, provided that the transferor or transferors are in control of the corporation immediately after the transfer. Because Chart House and Seller are obligated under the Purchase Agreement to sell to Purchaser all of the stock of the new subsidiary, it is anticipated that Chart House and Seller will not be considered for Federal income tax purposes to be in control of the new subsidiary immediately after the transfer of the assets. The transfer by Chart House and/or Seller of assets to the new subsidiary should therefore be treated as a sale of assets to the new subsidiary which should, upon the sale by Chart House and/or Seller to Purchaser of the stock of the new subsidiary, result in Chart House and/or Seller recognizing gain for Federal income tax purposes. It is expected that substantially all of the gain recognized by Chart House and/or Seller will be offset by Chart House's prior net operating losses. Therefore, a transfer by Chart House and/or Seller of some or all of the Assets to a new subsidiary and the subsequent sale of the new subsidiary's stock to Purchaser should not have any material adverse Federal income tax consequences to Chart House.

        The proposed Asset Sale by Chart House and Seller is entirely a corporate action. Therefore, the Asset Sale will have no tax consequences to the stockholders of Chart House.

ACCOUNTING TREATMENT OF THE ASSET SALE

        The Asset Sale will be accounted for as a "sale" by Chart House and Seller, as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes.

NO APPRAISAL OR DISSENTERS' RIGHTS

        Any stockholders who do not approve of the Purchase Agreement, Asset Sale or the Name Change may vote against such matters, but under Delaware law, appraisal and dissenters' rights are not provided to stockholders in connection with transactions of the type contemplated by this proxy statement.

REGULATORY APPROVALS

        Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. Consummation of the Asset Sale is subject to the HSR Act requirements.

        Under the provisions of the HSR Act applicable to the Asset Sale, unless early termination of the waiting period is granted or Chart House receives a request for additional information or documentary material prior thereto (which could extend the waiting period), the Asset Sale may not be consummated until the expiration of a 30-calendar day waiting period following the required filing by Chart House and Landry's. Chart House and Landry's made their required filings on May 24, 2002. The FTC granted early termination of the waiting period effective June 3, 2002.

PROPOSAL No. 2: CORPORATE NAME CHANGE

        On May 14, 2002, the Board of Directors unanimously adopted a resolution to amend Chart House's Restated Certificate of Incorporation, as amended, to change Chart House's corporate name to another corporate name which does not include the word "Chart House."

        The corporate name change is required by the terms of the Purchase Agreement, since Chart House's name is associated with the Assets. The Board of Directors believes that Chart House and its stockholders would benefit from amending Chart House's Restated Certificate of Incorporation, as amended, to change Chart House corporate name pursuant to the terms of the Purchase Agreement.

        The following is the proposed amendment to Article First of Chart House's Restated Certificate of Incorporation, as amended:

        "The name of the corporation is Angelo and Maxie's, Inc. (the "Corporation")."

CHART HOUSE BUSINESS FINANCIAL INFORMATION

UNAUDITED FINANCIAL INFORMATION OF THE CHART HOUSE BUSINESS

        The following unaudited balance sheets of the Chart House Business as of April 1, 2002 and December 31, 2001, unaudited statements of operations and cash flows of the Chart House Business for the thirteen weeks ended April 1, 2002 and March 26, 2001, unaudited balance sheets of the Chart House Business and statements of investment by Chart House as of December 31, 2001 and December 25, 2000, and unaudited statements of operations and cash flows of the Chart House Business for the fiscal years ended December 31, 2001 and December 25, 2000 illustrate the financial condition, results of operations and cash flows of the Chart House Business which is being disposed of in the Asset Sale and the investment by Chart House in the Chart House Business as of the date and for the periods indicated.

        The unaudited Chart House Business financial information is presented for comparative purposes only and is not intended to be indicative of actual results of operations or financial position that would have been achieved by the Chart House Business nor does it purport to indicate results which may be attained in the future.

        The unaudited Chart House Business financial information should be read in conjunction with the related notes and with the historical consolidated financial statements of Chart House and the related notes. The historical consolidated financial statements of Chart House and the related notes are referred to on page 45 of this proxy statement and incorporated by reference herein.

FINANCIAL INFORMATION OF CHART HOUSE BUSINESS

CHART HOUSE ENTERPRISES, INC.
UNAUDITED BALANCE SHEETS OF CHART HOUSE BUSINESS
(In thousands)

	April 1, 2002	December 31, 2001
ASSETS
Current assets:
Cash	$173	$211
Accounts receivable, net	1,956	2,386
Inventories	1,702	1,740
Prepaid expenses and other current assets	457	349

Total current assets	4,288	4,686
Equipment and improvements:
Equipment	30,371	30,100
Leasehold interests and improvements	60,994	61,039

	91,365	91,139
Less: Accumulated depreciation and amortization	41,870	40,656

Equipment and improvements, net	49,495	50,483

Leased property under capital leases, net	548	583

Intangible assets, net	4,223	4,223
Other assets	624	530

Total other assets, net	4,847	4,753

Total assets	$59,178	$60,505

LIABILITIES AND INVESTMENT BY CHART HOUSE
Current liabilities:
Current portion of capital lease obligations	$201	$216
Accounts payable	7,354	8,487
Accrued liabilities	7,271	7,320

Total current liabilities	14,826	16,023
Long-term obligations under capital leases (excluding current portion)	871	911

Total investment by Chart House	43,481	43,571

Total liabilities and investment by Chart House	$59,178	$60,505

The accompanying notes are an integral part of these unaudited balance sheets.

CHART HOUSE ENTERPRISES,INC.
UNAUDITED STATEMENTS OF OPERATIONS OF CHART HOUSE BUSINESS
(In thousands)

	Thirteen weeks ended April 1, 2002	Thirteen weeks ended March 26, 2001
Revenues	$27,865	$29,112

Operating costs and expenses:
Cost of sales	8,428	8,868
Restaurant labor	8,024	8,370
Other operating costs	6,533	6,406
Rent	1,724	1,763

Total restaurant costs	24,709	25,407
Selling, general and administrative expenses	2,379	2,464
Depreciation and amortization	1,279	1,345

Total restaurant and operating costs	28,367	29,216

Loss from operations	(502)	(104)
Interest expense from capital leases	26	31

Net loss	$(528)	$(135)

The accompanying notes are an integral part of these unaudited statements.

CHART HOUSE ENTERPRISES, INC.
UNAUDITED STATEMENTS OF CASH FLOWS OF CHART HOUSE BUSINESS
(In thousands)

	Thirteen weeks ended April 1, 2002	Thirteen weeks ended March 26, 2001
Cash flows from operating activities:
Net loss	$(528)	$(135)
Adjustments to reconcile net loss to cash (used in) provided by operating activities:
Depreciation and amortization	1,279	1,345
Decrease in accounts receivable, net	430	1,185
Decrease in inventories	38	24
(Increase) decrease in prepaid expenses and other current assets	(108)	6
Increase in other assets	(94)	—
Decrease in accounts payable	(1,133)	(1,905)
Decrease in accrued liabilities	(49)	(461)

Cash (used in) provided by operating activities	(165)	59

Cash flows from investing activities:
Expenditures for equipment and improvements	(256)	(595)

Cash used in investing activities	(256)	(595)

Cash flows from financing activities:
Net proceeds received by Chart House	438	582
Principal payments on obligations under capital leases	(55)	(49)

Cash provided by financing activities	383	533

Decrease in cash	(38)	(3)
Cash, beginning of period	211	192

Cash, end of period	$173	$189

The accompanying notes are an integral part of these unaudited statements.

CHART HOUSE ENTERPRISES, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS OF CHART HOUSE BUSINESS
April 1, 2002

(1)    BASIS OF PRESENTATION

        The accompanying unaudited financial statements of the Chart House Business as of April 1, 2002 and December 31, 2001, and for the quarterly periods ended April 1, 2002 and March 26, 2001 have been prepared in accordance with generally accepted accounting principles. These financial statements have not been audited by independent public accountants, but include all adjustments (consisting of a normal and recurring nature) that are, in the opinion of management, necessary for a fair presentation of the financial condition, results of operations, and cash flows for such periods. However, these results are not necessarily indicative of results for any other interim period or for the full fiscal year.

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2)    RELATED PARTY TRANSACTION

        The Chart House Business is party to a marketing agreement with iDine Rewards Network, Inc. ("iDine"), a related party and owner of the iDine frequent diner program. In connection with the advance sale of discounted food and beverage credits, the Chart House Business receives advertising in iDine publications and through the relationships iDine has established with major airlines to feature the Chart House Business's restaurants as preferred dining choices. iDine provides web and print promotional services that are designed to create incentives for members to dine at the Chart House Business's restaurants, especially during the Chart House Business's restaurants' non-peak days. The Chart House Business received from iDine $1.0 million during the first quarter 2002 related to this agreement. No amounts were received from iDine during the first quarter of 2001. Pursuant to the agreement, the Chart House Business has paid $0.8 and $0.5 million to iDine towards its advances and for its marketing services during the first quarters of 2002 and 2001, respectively. The current agreement provides for $2.0 million of additional advances subsequent to April 1, 2002.

        The relationship stems from one or more Chart House stockholders and/or members of Chart House's Board of Directors maintaining ownership interest in and influential management positions at or within this organization.

CHART HOUSE ENTERPRISES, INC.
UNAUDITED BALANCE SHEETS OF CHART HOUSE BUSINESS
(In thousands)

	December 31, 2001	December 25, 2000
ASSETS
Current assets:
Cash	$211	$192
Accounts receivable, net	2,386	3,968
Inventories	1,740	1,872
Prepaid expenses and other current assets	349	367

Total current assets	4,686	6,399

Equipment and Improvements:
Equipment	30,100	28,953
Leasehold interests and improvements	61,039	60,239
Construction in progress	—	786

	91,139	89,978
Less: Accumulated depreciation and amortization	40,656	35,751

Equipment and improvements, net	50,483	54,227

Leased property under capital leases, less accumulated amortization of $1,721 in 2001 and $1,579 in 2000	583	725

Other assets, less accumulated amortization of $2,828 in 2001 and $2,652 in 2000:
Goodwill	4,223	4,399
Other assets	530	371

Total other assets, net	4,753	4,770

Total assets	$60,505	$66,121

LIABILITIES AND INVESTMENT BY CHART HOUSE
Current liabilities:
Current portion of capital lease obligations	$216	$209
Accounts payable	8,487	10,352
Accrued liabilities	7,320	6,884

Total current liabilities	16,023	17,445

Long-term obligations under capital leases (excluding current portion)	911	1,127

Total investment by Chart House	43,571	47,549

Total liabilities and investment by Chart House	$60,505	$66,121

The accompanying notes are an integral part of these unaudited balance sheets.

CHART HOUSE ENTERPRISES, INC.
UNAUDITED STATEMENTS OF OPERATIONS OF CHART HOUSE BUSINESS
(In thousands)

	Fiscal years ended
	December 31, 2001	December 25, 2000
Revenues	$121,108	$118,185

Operating costs and expenses:
Cost of sales	36,676	37,418
Restaurant labor	34,418	33,773
Other operating costs	28,162	22,747
Rent	7,300	5,918

Total restaurant costs	106,556	99,856
Selling, general and administrative expenses	10,273	10,468
Depreciation and amortization	5,368	4,856
Pre-opening costs	—	1,208

Total restaurant and operating costs	122,197	116,388

(Loss) income from operations	(1,089)	1,797
Interest expense from capital leases	125	148

Net (loss) income	$(1,214)	$1,649

The accompanying notes are an integral part of these unaudited statements.

CHART HOUSE ENTERPRISES, INC
UNAUDITED STATEMENTS OF INVESTMENT BY CHART HOUSE BUSINESS
(In thousands)

Total
Balance, December 27, 1999	$55,462
Change in investment by Chart House	(9,562)
Net income	1,649

Balance, December 25, 2000	47,549
Change in investment by Chart House	(2,764)
Net loss	(1,214)

Balance, December 31, 2001	$43,571

The accompanying notes are an integral part of these unaudited statements.

CHART HOUSE ENTERPRISES, INC.
UNAUDITED STATEMENTS OF CASH FLOWS OF CHART HOUSE BUSINESS
(In thousands)

	Fiscal years ended
	December 31, 2001	December 25, 2000
Cash flows from operating activities:
Net (loss) income	$(1,214)	$1,649
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depreciation and amortization	5,368	4,856
Decrease (increase) in accounts receivable, net	1,582	(1,582)
Decrease in inventories	132	113
Decrease in prepaid expenses and other assets	18	266
(Decrease) increase in accounts payable	(1,865)	2,410
Increase (decrease) in accrued liabilities	436	(777)

Cash provided by operating activities	4,445	6,935

Cash flows from investing activities:
Expenditures for equipment and improvements	(1,306)	(11,832)
Reductions (increases) in other assets	(159)	—
Net proceeds from disposition of assets	—	14,535

Cash (used in) provided by investing activities	(1,453)	2,703

Cash flows from financing activities:
Net payments to Chart House	(2,764)	(9,562)
Principal payments on obligations under capital leases	(209)	(189)

Cash used in financing activities	(2,973)	(9,751)

Increase (decrease) in cash	19	(113)
Cash, beginning of year	192	305

Cash, end of year	$211	$192

CHART HOUSE ENTERPRISES, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS OF CHART HOUSE BUSINESS
DECEMBER 31, 2001

(1)  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

        The Chart House Business is comprised of 38 Chart House restaurants and one Peohe's restaurant. The restaurants are located primarily on the East and West coasts of the United States.

Basis of Presentation

        The Chart House Business reports fiscal years under a 52/53-week format. This reporting method is used by many companies in the restaurant and retail industries and is meant to improve year-to-year comparisons of operating results. The fiscal quarters for the Chart House Business consist of 13-week periods. Under this method, certain years will contain 53 weeks. Fiscal 2001 contains 53 weeks, while fiscal 2000 contains 52 weeks.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventories

        Inventories consist of food and beverage items and are valued at the lower of cost (first-in, first-out) or market.

Equipment and Improvements

        Depreciation and amortization are recorded for financial reporting purposes using the straight-line method over the estimated useful lives of the assets. Leasehold interests and improvements are amortized over the shorter of the lease term, including planned extensions, or the asset life. Equipment is depreciated over lives ranging from three to eight years. Leasehold interests and improvements are depreciated over lives ranging from one to 40 years.

        Maintenance, repairs, and minor purchases are expensed as incurred. Major purchases of equipment and facilities, and major replacements and improvements, are capitalized. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the accounts and the resulting gains or losses are reflected in the accompanying unaudited statements of operations.

Intangibles and Other Assets

        Goodwill represents the excess of purchase price over the fair market value of net identifiable assets acquired. Goodwill was $4,223,000 and $4,399,000, net of accumulated amortization of $2,828,000 and $2,652,000, at December 31, 2001 and December 25, 2000, respectively. Goodwill was being amortized using the straight-line method over 40 years. The amount of amortization expense recorded was $176,000 in both 2001 and 2000. Beginning in 2002, the Chart House Business will no longer recognize amortization expense on goodwill in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

        Other assets include costs of liquor licenses of $488,000 and $337,000 at December 31, 2001 and December 25, 2000, respectively. The carrying values of liquor licenses are recorded at the lower of cost or net realizable value and are not being amortized. A substantial number of licenses are transferable and were issued in California, which has a very restricted market for new licenses. For this reason, management believes the licenses, which have indefinite legal lives, will retain their value.

Long-Lived Assets

        The Chart House Business evaluates its assets and properties for impairment, in accordance with Financial Accounting Standards Board Statement No. 121, "Accounting for Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No. 121"), when events or circumstances indicate that carrying amounts may not be recoverable. In performing this analysis, the Chart House Business generally groups assets by individual restaurant property. The amount of impairment, if any, is measured by comparing future estimated cash flows to be generated as a result of operating the particular restaurant, generally over specified lease terms or useful lives, against the carrying value of the related assets.

Fair Value of Financial Instruments

        The carrying amounts of cash, accounts receivable and payable, and accrued liabilities approximate fair value because of the short-term nature of the items.

Revenue Recognition

        The Chart House Business records revenues from normal recurring sales upon the performance of services.

Advertising

        The Chart House Business records advertising expense as incurred. Advertising expense was $2,671,000 and $1,350,000 in fiscal years 2001 and 2000, respectively.

Pre-Opening Costs

        Pre-opening costs include hiring and training of employees for new restaurants and are expensed as incurred.

Segment Reporting

        Reportable operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in evaluating performance. The Chart House Business believes its restaurants meet the criteria supporting aggregation of all restaurants into one operating segment.

(2)  ALLOWANCE FOR DOUBTFUL ACCOUNTS

        The Chart House Business's allowance for doubtful accounts receivable was $8,000 and $226,000 as of December 31, 2001 and December 25, 2000, respectively. During 2001, aggregate receivables of $218,000 were written-off against the allowance. There were no accounts written-off to the allowance in 2000. The allowance was increased by $0 and $50,000 in 2001 and 2000, respectively. The expense is included in other operating costs in the accompanying unaudited statements of operations.

(3)  EQUIPMENT AND IMPROVEMENTS

        Depreciation expense was $5,192,000 and $4,680,000 in 2001 and 2000, respectively.

        In June 2000, the Chart House Business entered into a sale-leaseback agreement whereby land and buildings owned by the Chart House Business were sold to a third party for $15,000,000 in proceeds and subsequently leased back to the Chart House Business pursuant to an operating master lease. The gain on disposal of $345,000 was deferred and is included in accrued liabilities in the accompanying unaudited balance sheets. The gain is being amortized against future rent expense over the term of the lease.

(4)  ACCRUED LIABILITIES

        Accrued liabilities consist of the following (in thousands):

	December 31, 2001	December 25, 2000
Deferred income	$667	$665
Unredeemed gift certificates	2,227	1,882
Payroll and related expenses	1,488	1,864
Insurance	1,683	1,038
Other	1,255	1,435

	$7,320	$6,884

(5)  LEASES

        The Chart House Business is committed under long-term capital and operating lease agreements primarily involving land and restaurant buildings, which expire on various dates through 2020. In addition, a substantial number of leases contain renewal options ranging from five to fifty years. Certain of the leases require the payment of an additional amount by which a percentage of annual sales exceeds annual minimum rentals. The total amount of such contingent rentals for fiscal years 2001 and 2000 amounted to $2,168,000 and $1,969,000, respectively. Certain of the leases contain scheduled rent increases. In such cases, the Chart House Business records the minimum rent expense on a straight-line basis over the term of the lease and defers the amount payable in future years. The deferred rent is recorded in accrued liabilities in the accompanying unaudited balance sheets.

Capital Leases

        At December 31, 2001, minimum lease payments under long-term capital leases were as follows (in thousands):

Fiscal years ended
2002	$321
2003	252
2004	252
2005	243
2006	198
Thereafter	217

Total minimum lease payments	1,483
Less: Amount representing interest	356

Total obligation under capital leases	1,127
Less: Current portion	216

Long-term obligations under capital leases, with a weighted-average interest rate of 9.5%	$911

        Amortization of leased property under capital leases is included in depreciation and amortization on the accompanying unaudited statements of operations. Interest expense related to capital leases, which approximated cash paid for interest, was $125,000, and $148,000 for fiscal 2001 and 2000, respectively.

Operating Leases

        The Chart House Business is committed under long-term operating leases to make minimum rental payments as follows (in thousands):

Fiscal years ended
2002	$3,454
2003	3,329
2004	3,164
2005	3,045
2006	2,761
Thereafter	14,213

$29,966

        Minimum rental expense for all operating leases, excluding contingent rent, for the fiscal years 2001 and 2000 was $5,132,000 and $3,949,000, respectively.

(6)  RELATED PARTY TRANSACTION

        The Chart House Business is party to a marketing agreement with iDine Rewards Network, Inc. ("iDine"), a related party and owner of the iDine frequent diner program. In connection with the advance sale of discounted food and beverage credits, the Chart House Business receives advertising in iDine publications and through the relationships iDine has established with major airlines to feature the Chart House Business's restaurants as preferred dining choices. iDine provides web and print promotional services that are designed to create incentives for members to dine at the Chart House Business's restaurants, especially during the Chart House Business's restaurants' non-peak days. The Chart House Business received from iDine $1,000,000 and $1,100,000 during 2001 and 2000, respectively, related to this agreement. Pursuant to the agreement, the Chart House Business has paid $3,091,000 to iDine towards its advances and for its marketing services during 2001. The current agreement provides for $3,000,000 of additional advances subsequent to December 31, 2001.

        The relationship stems from one or more Chart House stockholders and/or members of Chart House's Board of Directors maintaining ownership interest in and influential management positions at or within this organization.

PRO FORMA FINANCIAL INFORMATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma condensed consolidated balance sheet as of April 1, 2002, the unaudited pro forma condensed consolidated statement of operations for the quarter then ended, and the unaudited pro forma condensed consolidated statement of operations for the fiscal year ended December 31, 2001 illustrate (i) the effect of the Asset Sale as if it had been consummated on April 1, 2002 for the unaudited pro forma balance sheet, including anticipated use of proceeds, (ii) the effect of the Asset Sale as if it had been consummated on January 1, 2002 for the unaudited pro forma condensed consolidated statements of operations for the quarter ended April 1, 2002 and (iii) the effect of the Asset Sale as if it had been consummated on December 26, 2000 for the unaudited pro forma condensed consolidated statements of operations for the fiscal year ended December 31, 2001.

        The unaudited pro forma condensed consolidated financial information is presented for comparative purposes only and is not intended to be indicative of actual consolidated results of operations or consolidated financial position that would have been achieved had the Asset Sale been consummated as of the dates indicated above nor does it purport to indicate results which may be attained in the future.

        The unaudited pro forma consolidated financial information should be read in conjunction with the related notes and with the historical consolidated financial statements of Chart House and the related notes. The historical consolidated financial statements of Chart House and the related notes are referred to on page 45 of this proxy statement and incorporated by reference herein.

CHART HOUSE ENTERPRISES, INC.
UNAUDITED PRO FORMA BALANCE SHEET
AS OF APRIL 1, 2002
(In thousands)

	Historical	Asset Sale		Use of proceeds (e)	Pro Forma
ASSETS
Current assets:
Cash	$217	$53,890	(a)	$(44,196)	$9,911
Accounts receivable, net	2,305	—		—	2,305
Inventories	2,265	(1,702)		—	563
Prepaid expenses and other current assets	825	—		—	825

Total current assets	5,612	52,188		(44,196)	13,604

Equipment and improvements:
Equipment	36,822	(30,371)		—	6,451
Leasehold interests & improvements	74,109	(60,994)		—	13,115

	110,931	(91,365)		—	19,566
Less: Accumulated depreciation and amortization	44,955	(41,870)		—	3,085

Equipment and improvements, net	65,976	(49,495)		—	16,481

Leased property under capital leases, net	1,729	(548	)(b)	—	1,181

Intangible assets, net	13,902	(4,223	)(c)	—	9,679	(f)
Other assets	797	(624)		—	173

Total other assets, net	14,699	(4,847)		—	9,852

Total assets	$88,016	$(2,702)		$(44,196)	$41,118

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$25,190	$(201	)(b)	$(24,950)	$39
Accounts payable	9,326	—		(8,445)	881
Accrued liabilities	12,508	(2,366	)(d)	(1,209)	8,933

Total current liabilities	47,024	(2,567)		(34,604)	9,853

Non-current liabilities (excluding current portion):
Long-term debt to related parties	5,892	—		(5,892)	—
Long-term obligations under capital leases	2,772	(871	)(b)	—	1,901

Total non-current liabilities (excluding current portion)	8,664	(871)		(5,892)	1,901

Stockholders' equity:
Preferred Stock	4,069	—		—	4,069
Common Stock	20	—		—	20
Additional paid-in capital	65,282	—		—	65,282
Retained deficit	(37,043)	736		(3,700)	(40,007)

Total stockholders' equity	32,328	736		(3,700)	29,364

Total liabilities and stockholders' equity	$88,016	$(2,702)		$(44,196)	$41,118

(a)
Consists of $45,500 of proceeds received from Purchaser at closing, $8,563 to be received from Purchaser at or within five days after closing to settle trade payables and certain assumed current liabilities, less $173 cash on-hand at restaurants transferred to Purchaser pursuant to the Purchase Agreement.

(b)
Purchaser assumes the Chart House Business obligations under certain capital leases pursuant to the Purchase Agreement.

(c)
Goodwill related to the Chart House Business is transferred to Purchaser pursuant to the Purchase Agreement.

(d)
Purchaser assumes $1,935 of gift certificate and $431 of accrued vacation liabilities related to the Chart House Business pursuant to the Purchase Agreement.

(e)
The Seller intends to use proceeds to: (i) retire outstanding balances owed under its Revolving Credit and Term Loan Agreement, including interest, (ii) retire outstanding balances owed to related parties, including amounts owed under an unsecured note and financial advisory fees, (iii) settle $8,563 of current liabilities assumed by Purchaser, and (iv) satisfy costs associated with the Asset Sale, including, but not limited to, investment banking fees, legal fees, and severance costs, estimated to be approximately $3,700 in the aggregate. These costs associated with the Asset Sale will be included in Chart House's statements of operations.

(f)
Chart House will adopt the provisions of Financial Accounting Standards Board Statement No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), in the second quarter of 2002. Following completion of the analysis required by SFAS No. 142, Chart House will record any resulting impairment charge associated with the trade name and goodwill of the retained assets.

CHART HOUSE ENTERPRISES, INC.
UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
THIRTEEN WEEKS ENDED APRIL 1, 2002
(In thousands)

	Historical	Unaudited statement of operations for Chart House Business	Adjustments (a)	Pro forma
Revenues	$35,192	$27,865	$—	$7,327

Operating costs and expenses:
Cost of sales	11,078	8,428	—	2,650
Restaurant labor	9,756	8,024	—	1,732
Other operating costs	7,879	6,533	—	1,346
Rent	2,280	1,724	—	556

Total restaurant costs	30,993	24,709	—	6,284
Selling, general & administrative expenses	2,576	2,379	—	197
Depreciation and amortization	1,696	1,279	—	417
Loss on disposals of assets	2	—	—	2

Total restaurant and operating costs	35,267	28,367	—	6,900

(Loss) income from operations	(75)	(502)	—	427
Interest expense, net	886	26	815	45

(Loss) income before income taxes	(961)	(528)	(815)	382
Provision for income taxes	—	—	—	—

Net (loss) income	$(961)	$(528)	$(815)	$382
Preferred stock dividends	222	—	—	222

Net (loss) income available to common shares	$(1,183)	$(528)	$(815)	$160

Net (loss) income per common share—Basic and diluted	$(0.60)			$0.08

Weighted-average shares outstanding	1,977			1,977

(a)
Interest related to bank and related party debts eliminated as proceeds from Asset Sale are assumed to have been received at the beginning of the period presented.

CHART HOUSE ENTERPRISES, INC.
UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
FISCAL YEAR ENDED DECEMBER 31, 2001
(In thousands)

	Historical	Unaudited statement of operations for Chart House Business	Adjustments (a)	Pro forma
Revenues	$150,871	$121,108	$—	$29,763

Operating costs and expenses:
Cost of sales	47,695	36,676	—	11,019
Restaurant labor	42,603	34,418	—	8,185
Other operating costs	33,842	28,162	—	5,680
Rent	9,949	7,300	—	2,649

Total restaurant costs	134,089	106,556	—	27,533
Selling, general & administrative expenses	11,245	10,273	—	972
Depreciation and amortization	7,753	5,368	—	2,385
Pre-opening costs	597	—	—	597
Impairment of assets and restructuring charges	5,699	—	—	5,699
Loss on disposals of assets	1,101	—	—	1,101

Total restaurant and operating costs	160,484	122,197	—	38,287

Loss from operations	(9,613)	(1,089)	—	(8,524)
Interest expense, net	4,958	125	4,654	179
Other income	(900)	—	—	(900)

Loss before income taxes and extraordinary item	(13,671)	(1,214)	(4,654)	(7,803)
Provision for income taxes	5,380	—	—	5,380

Net loss before extraordinary item	(19,051)	(1,214)	(4,654)	(13,183)
Extraordinary item, material modification of debt	942	—	942	—

Net loss	$(19,993)	$(1,214)	$(5,596)	$(13,183)
Preferred stock dividends	434	—	—	434

Net loss available to common shares	$(20,427)	$(1,214)	$(5,596)	$(13,617)

Net loss per common share before extraordinary item—Basic and diluted	$(9.89)			$(6.91)
Extraordinary item, material modification of debt	(0.48)			—

Net loss per common share—Basic and diluted	$(10.37)			$(6.91)

Weighted-average shares outstanding	1,970			1,970

(a)
Interest and financing costs related to bank and related party debts eliminated as proceeds from Asset Sale are assumed to have been received at the beginning of the period presented.

HISTORICAL FINANCIAL INFORMATION

        Audited Consolidated Financial Statements of Chart House, consisting of Balance Sheets as at December 31, 2001 and December 25, 2000, and Statements of Operations, Stockholders' Equity and Cash Flows for the three years ended December 31, 2001, and the Notes related thereto, and the Report of Arthur Andersen LLP dated March 2, 2002 relating to such financial statements, are included in the Chart House Annual Report on Form 10-K for the year ended December 31, 2001 (the "10-K Report"), as filed with the SEC, and are incorporated herein by this reference. The Report of Arthur Andersen LLP dated March 2, 2002 was previously issued and has not been reissued by Arthur Andersen LLP. Unaudited Consolidated Financial Statements of Chart House, consisting of Balance Sheets as at April 1, 2002 and December 31, 2001, and Statements of Operations and Cash Flows for the 13 weeks ended April 1, 2002 and March 26, 2001, and the Notes related thereto, are included in the Chart House Quarterly Report on Form 10-Q for the quarter ended April 1, 2002 (the "10-Q Report"), as filed with the SEC, and are incorporated herein by this reference. Current reports on Form 8-K, as filed with the SEC on May 21, 2002 and May 31, 2002 (the "Form 8-Ks"), are also incoporated herein by this reference. You may obtain copies of the 10-K Report, the 10-Q Report and the Form 8-Ks at no cost by writing or telephoning Chart House as follows:

Corporate Secretary
640 North LaSalle
Suite 295
Chicago, Illinois 60610
(312) 266-1100

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

        In considering the recommendations of Chart House's Board of Directors, the stockholders should be aware that certain members of the Board of Directors, and the management of Chart House and Seller have certain interests in the Purchase Agreement and the Asset Sale that may be different from, or in addition to, the interests of stockholders generally.

Incentive Compensation Agreement

        Chart House has entered into an agreement with Mr. Thomas J. Walters, Chart House's Chief Executive Officer, and Mr. Kenneth R. Posner, Chart House's President and Chief Financial Officer, (the "Incentive Compensation Agreement") under the terms of which Mr. Walters and Mr. Posner are entitled to receive additional compensation in the event of a sale of an equity interest by Chart House to a third party that is approved by the Board of Directors and takes place prior to December 31, 2003. The amount payable to each of Mr. Walters and Mr. Posner is determined by reference to the per share value of Chart House's Common Stock at the time of the transaction, as determined in accordance with the Incentive Compensation Agreement. If the per share value is $6.00 or more, the amount payable to each of Mr. Walters and Mr. Posner is $175,000 or a higher amount determined in accordance with the Incentive Compensation Agreement. If the per share value is less than $6.00, the amount payable is determined by the Executive Committee of the Board of Directors, in its sole discretion. The preceding values per share have been adjusted to reflect the February 2002 reverse split of Chart House's Common Stock. Mr. Walters and Mr. Posner must be employed by Chart House on the date of the relevant transaction in order to receive the additional compensation; provided, that if either of Mr. Walter's or Mr. Posner's employment is terminated prior to the closing of the transaction by Chart House other than for cause (as defined in the Incentive Compensation Agreement) or by reason of death or disability, he shall be entitled to receive the additional compensation.

        The per share price of the Common Stock as of                            , 2002 was $            . Since it is unlikely that the per share price of the Common Stock will be equal to or greater than $6.00 as of the Closing Date, the Executive Committee of the Board of Directors will determine, in its sole discretion, whether any amounts are payable under the Incentive Compensation Agreement as a result of the Asset Sale and, if any such amounts are to be paid, what such amounts would be. The Executive Committee of the Board of Directors has not yet made any such determination and is unlikely to do so prior to consummation of the Asset Sale.

EGI-Fund(01) Investors, L.L.C.

        Mr. Zell, our Chairman of the Board, is affiliated with EGI-Fund (01) Investors, L.L.C. ("EGI-Fund (01)"), which has provided loans to Chart House, as described below, which will be repaid with the proceeds of the Asset Sale. Mr. Zell is also affiliated with Equity Group Investments, L.L.C. ("EGI"), EOP-Reston Town Center, L.L.C., and iDine Rewards Network, Inc. ("iDine"), each of which conducts business with Chart House, and Samstock, L.L.C. ("Samstock"), Chart House's principal stockholder.

        Chart House previously entered into a note agreement with EGI-Fund (01). Amounts outstanding under the note were subordinated to amounts owing under Chart House's revolving credit and term loan agreement (the "Credit Agreement"). As of April 1, 2002, the amount outstanding under these subordinated notes, which included accrued and unpaid interest added to the principal balance, was $5,840,000, which amount will be repaid by the proceeds of the Asset Sale.

        During October 2001, Chart House amended its Credit Agreement to include, among other things, up to $2 million of additional borrowings provided by EGI-Fund (01). The balance outstanding under the Credit Agreement at April 1, 2002 includes approximately $1,600,000 funded by EGI-Fund (01), which will be repaid with the proceeds of the Asset Sale.

        During 2001, Chart House retained the services of EGI, which provides financial advisory services to Chart House and is affiliated with Mr. Zell. At April 1, 2002, Chart House owes EGI a total of $187,500, which will be paid with the proceeds of the Asset Sale.

Options

        In the past Chart House has granted stock options to its directors and executive officers, some of which are currently exercisable. All options which are not currently exercisable will become exercisable upon approval of the Asset Sale by the stockholders in accordance with the terms of the plans or other agreements pursuant to which such options were issued. However, the exercise price of all outstanding options is currently greater than the trading price of the Common Stock. As a result, the options that will become exercisable as a result of approval of the Asset Sale will likely remain unexercised.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table sets forth, as of June 5, 2002 (unless otherwise indicated in a footnote), information concerning the beneficial ownership of Common Stock and Preferred Stock by the persons who are known by Chart House to own beneficially more than 5% of the outstanding shares of Common Stock or Preferred Stock. The amount of shares owned by such persons has been adjusted to reflect the reverse stock split of the Common Stock effected on February 22, 2002.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership (1)		Percent of class
Common Stock	Samstock, L.L.C.	743,389	(2)	37.6
	Samstock/ZFT, L.L.C.	613,589	(2)	31.0
	Samstock/Alpha, L.L.C.	613,589	(2)	31.0
	F. Philip Handy, as Trustee of Blaine Trust	613,589	(2)	31.0
	F. Philip Handy	617,464	(2)	31.2
	(see footnote 2 below for addresses)
Common Stock	Metropolitan Life Insurance Company	186,313	(3)	9.4
	MetLife, Inc.	186,313	(3)	9.4
	(see footnote 3 below for addresses)
Common Stock	The TCW Group, Inc.	121,667	(4)	6.1
	865 South Figueroa Street Los Angeles, CA 90017
Common Stock	Dimensional Fund Advisors, Inc.	130,134	(5)	6.6
	1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401
Preferred Stock	EGI-Fund (01) Investors, L.L.C.	2,776,202	(2)	67.1
	c/o Equity Group Investments, L.L.C. Two North Riverside Plaza Suite 600 Chicago, Illinois 60606
Preferred Stock	F. Philip Handy, as Trustee of Blaine Trust	46,667	(2)	1.1
	F. Philip Handy	6,716	(2)	*
	(see footnote 2 below for addresses)

* Less than one percent.

1)
The amount of Common Stock and Preferred Stock beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.

2)
The amount of shares beneficially owned by each referenced person, and a group of individuals who were former members of MelChart, L.L.C. and who in the aggregate beneficially own 18,044 shares, (collectively, the "Referenced Persons") is set forth in the Schedule 13D/A filed on July 6, 2001, or is based on information supplied to Chart House by such person. Pursuant to the terms of a Stockholder's Agreement dated October 1, 1997, as amended, among the Referenced Persons, each person appointed Samstock, L.L.C., its true and lawful attorney and proxy during the period of such Stockholder's Agreement, to appear for, represent, and vote the shares held by each entity/stockholder, as defined in the Stockholder's Agreement, subject to the voting restrictions contained in such Stockholder's Agreement. 129,800 of the shares listed as beneficially owned by Samstock, L.L.C. and 3,875 of the shares listed as beneficially owned by F. Philip Handy are not subject to the terms of the Stockholder's Agreement. The addresses for these persons are as follows: Samstock, L.L.C., Samstock/ZFT, L.L.C. and Samstock/Alpha, L.L.C., c/o Equity Group Investments, L.L.C, Two North Riverside Plaza, Suite 600, Chicago, IL 60606; and F. Philip Handy, both individually and as Trustee of Blaine Trust, 222 South Pennsylvania Avenue, Suite 200, Winter Park, FL 32789.

3)
Pursuant to a Schedule 13G/A filed with the SEC for calendar 2001, Metropolitan Life Insurance Company and MetLife, Inc. have shared voting and dispositive power of the shares reported herein. The address for these entities is One Madison Avenue, New York, NY 10010-3690.

4)
Pursuant to a Schedule 13G/A filed with the SEC for calendar year 2001, which was filed by The TCW Group, on behalf of itself and its subsidiaries. The TCW Group, Inc. has shared voting and dispositive power of the shares reported herein.

5)
Pursuant to a Schedule 13G filed with the SEC for calendar 2001, Dimensional Fund Advisors, Inc. is an Investment Advisor registered under Section 203 of the Investment Act and furnishes advice to four investment companies registered under the Investment Act and serves as investment manager to certain other investment vehicles, including co-mingled group trusts. In its role as investment advisor and manager, Dimensional possesses both voting and investment power. All shares reported herein are owned by the investment companies or vehicles and Dimensional disclaims beneficial ownership of such shares.

SECURITY OWNERSHIP OF MANAGEMENT

        The following table sets forth, as of June 5, 2002, information concerning the number of shares of Common Stock and Preferred Stock and options to purchase Common Stock that are currently exercisable, or exercisable within 60 days of June 5, 2002, beneficially owned by each of our directors and executive officers and all directors and executive officers as a group. The number of shares owned by such persons has been adjusted to reflect the reverse stock split of the Common Stock effected on February 22, 2002.

Title of Class	Name and Address Of Beneficial Owner	Amount and Nature Of Beneficial Ownership(1)		Percent of Class
Common Stock	Barbara R. Allen	3,330	(2)	*
Common Stock	Linda Walker Bynoe	4,667	(2)	*
Common Stock	William M. Diefenderfer III	13,961	(2)(3)	*
Common Stock	Jeffrey D. Klein	—		—
Common Stock	Robert A. McCormack	2,202	(2)	*
Common Stock	Stephen Ottmann	5,058	(2)(4)	*
Common Stock	Thomas J. Walters	52,363	(2)	2.6
Common Stock	Kenneth R. Posner	10,626	(2)	*
Common Stock	Samuel Zell	692,902	(2)(5)	35.0
Preferred Stock	Linda Walker Bynoe	2,165		*
Preferred Stock	Kenneth R. Posner	10,605		*
Preferred Stock	Samuel Zell	2,776,202	(6)	67.1
Common and Preferred Stock	All directors and executive officers as a group (9 persons)	3,574,081		58.5

        * Less than one percent.

1)
The amounts of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.

2)
Includes shares of Common Stock which may be acquired pursuant to options which are exercisable within 60 days of June 5, 2002, as follows: Ms. Allen (417); Ms. Walker Bynoe (417); Mr. Diefenderfer (834); Mr. Ottmann (417); Mr. Walters (52,361); Mr. Posner (7,292); and Mr. Zell (417). Also includes shares of Common Stock issuable upon vesting of stock units pursuant to the 2000 Nonemployee Director Equity Compensation Plan within 60 days of June 5, 2002, as follows: Ms. Allen (2,202); Ms. Walker Bynoe (3,205); Mr. McCormack (2,202); and Mr. Ottmann (3,205).

3)
Includes 7,426 shares owned directly by Mr. Diefenderfer, 676 shares owned by Mr. Diefenderfer in an individual retirement account, 120 shares owned in a supplemental executive retirement plan, 775 shares owned as Custodian for a son, 350 shares owned by an independent trustee for the benefit of Mr. Diefenderfer's two sons, and 3,780 shares owned by his wife. Mr. Diefenderfer disclaims beneficial ownership of the 3,780 shares owned by his wife.

4)
Includes 711 shares owned directly by Mr. Ottmann and 725 shares owned by the Stephen Ottmann Revocable Trust.

5)
Includes 541,696 shares owned by Samstock, L.L.C., 117,635 shares owned by Samstock/ZFT, L.L.C., 33,034 shares owned by Samstock/Alpha, L.L.C., and 120 shares owned by SZRT, L.L.C. 411,896 of the shares owned by Samstock, L.L.C, the 117,635 shares owned by Samstock/ZFT, L.L.C., and the 33,034 shares owned by Samstock/Alpha, L.L.C. are subject to a Stockholder's Agreement. Pursuant to the Stockholder's Agreement among these noted entities, each entity/stockholder appointed Samstock, L.L.C. its true and lawful attorney and proxy during the period of said Stockholder's Agreement, to appear for, represent, and vote the shares held by each Stockholder, as defined in the Stockholder's Agreement, subject to the voting restrictions contained in said Agreement.

6)
All 2,776,202 shares are owned by EGI-Fund (01) Investors, L.L.C., an affiliate of Mr. Zell.

TRANSACTION OF OTHER BUSINESS

        The Board of Directors knows of no other matters which may be presented at the Special Meeting, but if other matters do properly come before the Special Meeting, it is intended that the persons named in the proxy will vote, pursuant to their discretionary authority, according to their best judgment in the interest of Chart House.

STOCKHOLDER PROPOSALS

        In the event that the Asset Sale is not consummated, Chart House anticipates that its 2003 annual meeting of stockholders will be held in May, 2003. In such event, any stockholder wishing to submit a proposal for inclusion in the proxy statement and proxy for the 2003 annual meeting must submit such proposal to Chart House not later than December 16, 2002.

        Pursuant to Chart House's Bylaws, no nomination for election of directors will be considered properly brought before the next annual meeting by a stockholder unless notice is received by Chart House not fewer than ninety (90) days prior to the meeting; provided that, if fewer than one hundred (100) days' notice or prior public disclosure of the date of the annual meeting is given or made to the stockholders, notice by the stockholder must be received by Chart House no later than ten (10) days following the day on which such notice was mailed or public disclosure was made. No business proposal will be considered properly made at the next annual meeting by a stockholder, unless notice is received by Chart House not less than thirty-five (35) days prior to the meeting; provided that, if fewer than forty-five (45) days' notice or prior public disclosure of the date of the meeting is given or made to the stockholders, notice must be received by Chart House no later than the fifth day following the day on which such notice of the date of the meeting was mailed or public disclosure was made. All notices received must contain certain information required by the Bylaws and SEC rules and regulations.

HOUSEHOLDING OF PROXY MATERIALS

        Some brokers and other nominee record holders may be participating in the practice of "householding" corporate communications to stockholders, such as proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. Chart House will promptly deliver a separate copy of this proxy statement to you if you call or write us at the following address or phone number: Chart House Enterprises, Inc., 640 North LaSalle Street, Suite 295, Chicago, Illinois 60610, Telephone: (312) 266-1100. If you want to receive separate copies of our corporate communications to stockholders such as proxy statements and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker or other nominee record holders, or you may contact Chart House at the above address and phone number.

Appendix A

         ASSET PURCHASE AGREEMENT

BY AND AMONG

CHART HOUSE, INC.,

CHART HOUSE ENTERPRISES, INC.,

LCH ACQUISITION, INC.

AND

LANDRY'S RESTAURANTS, INC.

DATED AS OF MAY 17, 2002

ARTICLE I PURCHASE AND SALE OF ASSETS			A-5
1.1	Sale.		A-5
	1.1.1	Included Assets.	A-5
	1.1.2	Excluded Assets.	A-7
1.2	Purchase.		A-8
1.3	The Purchase Price.		A-8
	1.3.1	Purchase Price.	A-8
	1.3.2	Payment at Closing.	A-8
	1.3.3	Net Adjustment.	A-8
	1.3.4	Allocation of Purchase Price.	A-10
1.4	Liabilities.		A-10
	1.4.1	Assumption of Liabilities.	A-10
	1.4.2	Excluded Liabilities.	A-10
1.5	Prorations.		A-10
1.6	Stock Sale.		A-11
ARTICLE II CLOSING ITEMS TO BE DELIVERED AND THIRD PARTY CONSENTS			A-11
2.1	Closing.		A-11
2.2	Items to be Delivered at Closing.		A-11
ARTICLE III REPRESENTATIONS AND WARRANTIES			A-13
3.1	Representations and Warranties of Seller and CHE.		A-13
	3.1.1	Organization and Qualification; Subsidiaries.	A-13
	3.1.2	Certificate of Incorporation and By-Laws.	A-13
	3.1.3	Authority Relative to This Agreement.	A-13
	3.1.4	No Conflict; Required Filings and Consents; Landlord's Consents.	A-14
	3.1.5	SEC Filings; Financial Statements.	A-14
	3.1.6	Absence Of Certain Changes Or Events.	A-15
	3.1.7	No Undisclosed Liabilities.	A-15
	3.1.8	Absence of Litigation.	A-15
	3.1.9	Proxy Statement.	A-15
	3.1.10	Fairness Opinion of Financial Adviser.	A-17
	3.1.11	Brokers.	A-16
	3.1.12	Certain Restrictions Not Applicable.	A-16
	3.1.13	Vote Required.	A-16
	3.1.14	Title to Properties.	A-16
	3.1.15	Ownership of Tangible Assets.	A-16
	3.1.16	Contracts.	A-16
	3.1.17	Real Property.	A-17
	3.1.18	Intellectual Property.	A-18
	3.1.19	Permits.	A-18
	3.1.20	Tax Matters.	A-19
	3.1.21	Benefit Plans.	A-19
	3.1.22	Compliance with Applicable Laws.	A-19
	3.1.23	Compliance with Environmental Law.	A-20
	3.1.24	Employee and Labor Matters.	A-20
	3.1.25	Transactions with Affiliates.	A-20
	3.1.26	VIP Diners Cards.	A-21
	3.1.27	Insurance.	A-21
	3.1.28	COBRA Continuation.	A-21

3.2	Representations and Warranties of Purchaser and Parent.		A-21
	3.2.1	Organization and Qualification.	A-21
	3.2.2	Authority Relative to This Agreement.	A-21
	3.2.3	No Conflict, Required Filings and Consents.	A-21
	3.2.4	Proxy Statement.	A-22
	3.2.5	Brokers.	A-22
	3.2.6	Financing.	A-22
	3.2.7	SEC Filings.	A-22
	3.2.8	No Business Activities.	A-22
3.3	Survival of Representations, Warranties and Agreements.		A-23
ARTICLE IV AGREEMENTS PENDING CLOSING			A-23
4.1	Agreements of Seller and CHE Pending the Closing.		A-23
	4.1.1	Business in the Ordinary Course.	A-23
	4.1.2	Existing Condition.	A-24
	4.1.3	Update Schedules.	A-25
	4.1.4	Proxy Statement.	A-25
	4.1.5	Stockholder Approval.	A-25
	4.1.6	Commercially Reasonable Efforts.	A-25
	4.1.7	Access to Information and Personnel.	A-26
	4.1.8	Maintenance of Insurance; Damages.	A-26
	4.1.9	Notice of Offers.	A-26
4.2	Agreements of Purchaser and Parent Pending the Closing.		A-27
	4.2.1	Commercially Reasonable Efforts.	A-27
	4.2.2	Proxy Statement.	A-27
4.3	Confidentiality.		A-27
ARTICLE V CONDITIONS PRECEDENT TO THE CLOSING			A-28
5.1	Conditions Precedent to Purchaser's and Parent's Obligations.		A-28
	5.1.1	Representations and Warranties True as of the Closing Date.	A-28
	5.1.2	Compliance with this Agreement.	A-28
	5.1.3	No Injunctions or Restraints.	A-28
	5.1.4	Consents and Approvals.	A-28
	5.1.5	Material Adverse Change.	A-28
	5.1.6	Non-Solicitation Agreements.	A-28
	5.1.7	Gift Certificates and Other Perquisites.	A-28
	5.1.8	Certificates of Tax Authorities.	A-28
	5.1.9	Closing Deliveries:	A-29
	5.1.10	Deposit Letters.	A-29
5.2	Conditions Precedent to the Obligations of Seller and CHE.		A-29
	5.2.1	Representations and Warranties True as of the Closing Date.	A-29
	5.2.2	Compliance with this Agreement.	A-29
	5.2.3	No Injunctions or Restraints.	A-29
	5.2.4	Consents and Approvals.	A-29
	5.2.5	Stockholder Approval.	A-30

ARTICLE VI INDEMNIFICATION		A-30
6.1	Indemnification by Seller and CHE.	A-30
6.2	Indemnification by Purchaser and Parent.	A-30
6.3	Indemnification Procedures.	A-30
6.4	Reduction of Losses.	A-31
6.5	Subrogation.	A-31
6.6	Exclusive Remedy.	A-32
6.7	Limitation and Expiration.	A-32
6.8	No Consequential Damages.	A-32
ARTICLE VII ADDITIONAL AGREEMENTS		A-33
7.1	Employee Matters.	A-33
7.2	Maintenance of Books and Records.	A-34
7.3	Payments Received.	A-35
7.4	Use of Name.	A-35
7.5	Publicity.	A-35
7.6	No Solicitation of Other Offers.	A-35
7.7	Sales and Liquor Taxes.	A-37
7.8	Further Assurances, Post-Closing Cooperation.	A-37
ARTICLE VIII MISCELLANEOUS		A-37
8.1	Termination.	A-37
8.2	Effect of Termination and Abandonment.	A-38
8.3	Payment of Certain Fees upon Termination.	A-38
8.4	Bulk Sales Law.	A-38
8.5	Sales, Transfer and Documentary Taxes, etc.	A-38
8.6	Expenses.	A-38
8.7	Contents of Agreement; Amendments.	A-39
8.8	Assignment and Binding Effect.	A-39
8.9	Waiver.	A-39
8.10	Notices.	A-39
8.11	Governing Law.	A-40
8.12	No Benefit to Others.	A-40
8.13	Headings, Gender and "Person".	A-40
8.14	Schedules and Exhibits.	A-40
8.15	Severability.	A-40
8.16	Counterparts; Facsimile Signatures.	A-40
8.17	CHE Guarantee.	A-40
8.18	Parent Guarantee.	A-41
8.19	No Strict Construction.	A-41
8.20	Jurisdiction and Service of Process.	A-41
8.21	Trial.	A-41
8.22	Knowledge.	A-42
8.23	Attorney's Fees.	A-42

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (the "Agreement"), is made and entered into as of this 17th day of May, 2002, by and among Chart House, Inc., a Delaware corporation ("Seller"), Chart House Enterprises, Inc., a Delaware corporation ("CHE"), Landry's Restaurants, Inc, a Delaware corporation ("Parent"), and LCH Acquisition, Inc., a Delaware corporation and a direct or indirect wholly-owned subsidiary of Parent ("Purchaser").

W I T N E S S E T H:

        A. Seller has been and is engaged in the business of operating Chart House restaurants and one Peohe's restaurant, located at the locations listed on Exhibit A attached hereto (such business being referred to herein as the "Business" and such locations being referred to herein as the "Premises");

        B. CHE owns all of the outstanding capital stock of Seller and certain assets used in connection with the Business;

        C. Purchaser desires to acquire and assume from Seller and CHE, and Seller and CHE desire to sell and assign to Purchaser, certain assets and liabilities of the Business, all upon and subject to the terms and conditions hereinafter set forth;

        D. Parent owns all of the outstanding capital stock of Purchaser and will receive substantial benefit as a result of the performance by Seller of its obligations under this Agreement; and

        E. Capitalized terms used but not defined in the body of the Agreement have the respective meanings set forth in Annex 1.

        NOW, THEREFORE, in consideration of the foregoing and of the respective covenants, representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

        1.1    Sale.    At the Closing, and except as otherwise specifically provided in this Section 1.1, Seller or CHE, as applicable, shall grant, sell, convey, assign, transfer and deliver to Purchaser, upon and subject to the terms and conditions of this Agreement, all right, title and interest of Seller or CHE, as applicable, in and to all of the assets, properties and rights set forth in Section 1.1.1 (which assets, properties and rights are herein sometimes called the "Assets"), in all cases free and clear of all Liens other than Permitted Liens.

          1.1.1    Included Assets.    The Assets shall include, without limitation, the following assets, properties and rights of Seller (and, as applicable, CHE) used in the conduct of, or generated by or constituting, the Business but shall not include the Excluded Assets:

            (a) all of the real property leases held by CHE or Seller (including all rights under lease) and used in the operation or conduct of the Business which are identified on Exhibit A-1 hereto (the "Leases"), together with all leasehold improvements owned by CHE or Seller that are located in or on such leasehold interests, subject to the Leases relating thereto, including, without limitation, all security deposits, utility deposits and any other deposits (the "Leased Property").

            (b) all tenements, hereditaments, easements, rights-of-way, rights, licenses, patents, rights of ingress and egress, reversionary interests, privileges and appurtenances belonging, pertaining or relating to the Leased Property, any and all rights to the present or future use of wastewater, wastewater capacity, drainage, water or other utility facilities relating to the

    Leased Property, including, without limitation, all reservations of or commitments or letters covering any such use in the future, whether now owned or hereafter acquired, and the entire right, title and interest of Seller, if any, in, to and under all streets, ways, alleys, passages, strips, gores, pipes, pipelines, sewers, sewer rights, ditches, waters, water courses, water rights and powers, air rights, railroad sidings, minerals, mineral rights and mineral interests adjoining, upon, above, in, under or pertaining to the Leased Property; all options and rights to purchase or otherwise acquire real property that is adjacent to or nearby the Leased Property, and all claims or demands whatsoever of CHE or Seller, either in law or in equity, with respect to the Leased Property, including, without limitation, any unpaid awards to be made relating thereto, including any unpaid awards or damages payable by reason of damage thereto or by reason of a widening of any adjoining streets or roads or a changing of the grade with respect to same, but in each case only to the extent Seller or CHE or any subsidiary of either owns and has the right to convey the same to Purchaser.

            (c) all appliances, kitchen equipment, office equipment and other equipment, tools, spare parts, signage, decor items, furniture, furnishings, leasehold improvements, dinnerware, glassware, flatware, linens and other tangible personal property located at the Premises or relating to the Business or the Assets or which were used in any closed or abandoned Chart House Restaurant and which are owned by CHE or Seller and not currently being used in another restaurant;

            (d) all food and beverages, including alcoholic beverages, whether opened or unopened, all other raw materials and ingredients, packing materials and all other inventories (together, the "Inventory") and all office and other supplies relating to the Business;

            (e) all rights of Seller under any written or oral contract, agreement, lease (other than the Leases), instrument, license agreement or other agreement relating to the Business (including, without limitation, the Material Contracts) (together with the Leases, hereinafter the "Assigned Contracts"). A list of all Assigned Contracts, excluding the Leases, are set forth on Schedule 1.1.1(e) ;

            (f) all transferable governmental licenses, registrations, certificates of occupancy or other permits or approvals of any nature of CHE or Seller or any of its subsidiaries relating to the Business ("Permits");

            (g) all rights of Seller and CHE under any trademark, service mark, trade dress, trade name, copyright or slogan relating to the Business, whether registered or unregistered, and any similar or equivalent rights to the foregoing anywhere in the world, and any applications therefor including, without limitation, those items set forth on Schedule 1.1.1(g) hereto;

            (h) all technologies, methods, data bases, trade secrets, know-how, manufacturing and other processes, inventions, formulae, recipes, process sheets and mixing instructions and other intellectual property used in the Business or under development for use in the Business;

            (i) all computer hardware, software (including documentation and related object and source codes), software licenses and peripherals of CHE or Seller relating to or used in the Business and listed on Schedule 1.1.1(i) hereto;

            (j) all of Seller's or CHE's books, records, papers and instruments of whatever nature and wherever located that relate to the Business or any of the Assets or which are required or necessary in order for Purchaser to conduct the Business from and after the Closing Date in the manner in which it is presently being conducted, including, without limitation, blueprints, specifications, plats, maps, surveys, building and machinery diagrams, correspondence from any lessor relating to any of the Leased Property, all Lease files, accounting and financial records, maintenance and production records, recipe books, operating and policy manuals, personnel and labor relations records, environmental records and reports, sales and property Tax records and returns, sales records, customer lists, records relating to suppliers, marketing brochures, but excluding income Tax records and returns and corporate minute book and stock records.

            (k) all rights or choses in action, including, without limitation all rights under express or implied warranties, representations and guaranties relating to the Assets;

            (l) all information, files, records, data, plans and recorded knowledge related to the foregoing;

            (m) all telephone numbers and telephone listings of Seller;

            (n) all cash on hand in the Seller's restaurants on the Closing Date;

            (o) all goodwill of the Business; and

            (p) all assets, artwork, advertising material, equipment, furniture and fixtures, boat and other models, software, brochures, testimonials, pictures, etc., located in the corporate offices, warehouses, or otherwise and relating to the Business or the Assets and excluding those assets listed on Schedule 1.1.2(f).

          1.1.2    Excluded Assets.    Notwithstanding the foregoing, the Assets shall not include any of the following (the "Excluded Assets"):

            (a) the certificate of incorporation, minute books, Tax Returns, books of account or other records having to do with the organization of Seller or CHE;

            (b) the rights which accrue or will accrue to Seller or CHE under this Agreement;

            (c) any bank accounts or lock boxes of Seller or CHE;

            (d) any cash or cash equivalents (including marketable securities and short-term investments) and other securities held by Seller or CHE (other than cash on hand in the Seller's restaurants on the Closing Date);

            (e) all insurance policies of Seller or CHE;

            (f) any assets located at, on or in CHE's corporate headquarters at 640 N. LaSalle Street, Chicago, Illinois 60610 which are specifically referenced in Schedule 1.1.2(f);

            (g) the rights of Seller and CHE under any Contract, other than the Assigned Contracts (the "Excluded Contracts");

            (h) the other assets, properties or rights, if any, set forth on Schedule 1.1.2;

            (i) any assets relating to any "employee benefit plans" as defined by Section 3(3) of the ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract, or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten), and any trust, escrow or other agreement related thereto, which currently is sponsored, established, maintained or contributed to or required to be contributed by CHE or any of its Subsidiaries or for which CHE or any of its Subsidiaries has any liability, contingent or otherwise (collectively, the "Corporation Benefit Plans"); and

            (j) all assets of CHE or any of its Subsidiaries relating to any Angelo and Maxie's restaurants;

            (k) all prepaid rentals, other prepaid expenses, bonds and financial assurance requirements, and other current assets; and

            (l) all accounts receivable arising prior to Closing recorded or otherwise (including rebates, volume incentives, marketing funds, etc.) of CHE or Seller and all other rights of CHE or Seller to payment for goods sold or leased or for services rendered, including without limitation those which are not evidenced by instruments or chattel paper, whether or not they have been written off or reserved against as a bad debt or doubtful account in the Latest Balance Sheet relating to the Business; together with all instruments and all documents of title representing any of the foregoing, and all rights, title, security and guaranties in favor of Seller with respect to any of the foregoing.

        1.2    Purchase.    At the Closing hereunder, Purchaser shall purchase the Assets from Seller or CHE, as the case may be, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties, covenants and agreements of Seller and CHE contained herein, in exchange for the Purchase Price. In addition, Purchaser shall assume at the Closing and agree to pay, discharge or perform, as appropriate, certain liabilities and obligations of Seller only to the extent and as provided in Section 1.4 of this Agreement. Except as specifically provided in Section 1.4 hereof, Purchaser shall not assume and shall not be responsible for any liabilities or obligations of the Business, the Assets, CHE, or Seller.

        1.3    The Purchase Price.

          1.3.1    Purchase Price.    The Purchase Price shall be an amount equal to $45,500,000, subject to adjustment as provided in Sections 1.3.3 and 1.5 (the "Purchase Price").

          1.3.2    Payment at Closing.    On the Closing Date, Purchaser shall pay to Seller the Purchase Price (as adjusted pursuant to Sections 1.3.3 and 1.5) by wire transfer to such bank account as shall be designated in writing by Seller to Purchaser.

          1.3.3    Net Adjustment.

            (a) At least two Business Days prior to the Closing Date, Seller shall deliver to Purchaser a statement (the "Estimated Assumed Current Assets Statement") of the estimated Assumed Current Assets of the Business as of the Closing Date (the "Estimated Assumed Current Assets"). As used herein, "Assumed Current Assets" shall be equal to the sum of Seller's net Inventory (valued at cost on a FIFO basis) and cash on hand in the Seller's restaurants on the Closing Date. The Purchase Price payable pursuant to Section 1.3.1 hereof shall be increased or decreased dollar for dollar by the amount of the difference between the Estimated Assumed Current Assets and base amount set forth on Schedule 1.3.3(a). On the Closing Date, Seller shall take a complete physical count of the Inventory of the Business and Purchaser or its representatives shall be permitted to observe such physical count being taken. Set forth on Schedules 1.4.1(a)(ii) and (iii) (collectively the "Liabilities Schedules") are the estimated liabilities of Seller for gift certificates and accrued vacations as of the Closing Date (the "Estimated Assumed Closing Date Liabilities"). To the extent the aggregate liabilities for gift certificates and accrued vacations as of the Closing Date (the "Assumed Closing Date Liabilities") are different from those set forth on the Liabilities Schedules, the Purchase Price payable pursuant to Section 1.3.1 shall be increased or decreased dollar for dollar by the amount of such difference. Within fifteen (15) days after the Closing Date, Seller shall deliver to Purchaser a statement (the "Assumed Closing Statement") indicating the actual Assumed Current Assets as of the Closing Date (the "Closing Assumed Current Assets") and the actual Assumed Closing Date Liabilities. Purchaser and its representatives shall have the right to review all work papers, data, programs and procedures used to prepare the Assumed Closing Statement and shall have the right to perform any other reasonable procedures necessary to verify the accuracy thereof. Each Party shall bear its own expenses incurred in connection with the above procedures.

            (b) Unless Purchaser, within fifteen (15) days after delivery to Purchaser of the Assumed Closing Statement, notifies Seller in writing that it objects to the Assumed Closing Statement, and specifies the basis for such objection, such Assumed Closing Statement shall become final, binding and conclusive upon the Parties for purposes of this Agreement. If Purchaser and Seller are unable to resolve any objections to the Assumed Closing Statement within fifteen (15) days after any such notification has been given by Purchaser, any Party hereto shall have the option to refer the dispute to Deloitte & Touche (the "Independent Accounting Firm"). If for any reason the Independent Accounting Firm is unavailable to resolve such dispute between Purchaser and Seller and if Purchaser and Seller are also unable to mutually agree upon the designation of a nationally recognized public accounting firm within five (5) days after the dispute has been referred to the Independent Accounting Firm pursuant to the preceding sentence, any Party hereto may thereafter request that the American Arbitration Association ("AAA") make such designation. The accounting firm so designated will make a determination as to each of the items in dispute, which determination shall be final, conclusive and binding upon each of the Parties hereto. Purchaser and Seller shall cooperate with each other and with each other's authorized representatives in order to resolve any and all matters in dispute under this Section 1.3.3 as soon as practicable, and Purchaser and Seller shall share equally the fees and expenses of the Independent Accounting Firm and, if applicable, the accounting firm mutually agreed by the Parties or otherwise designated by AAA.

            (c) If (i) the amount of the Closing Assumed Current Assets are lower than the amount of the Estimated Assumed Current Assets and/or (ii) the Estimated Assumed Closing Date Liabilities are higher than the Assumed Closing Date Liabilities then (iii) the Purchase Price shall be decreased dollar for dollar by the amount of such difference. In such event, at Purchaser's election: (i) Purchaser shall offset such amount by any amounts Purchaser owes Seller in accordance with Section 1.4.1(a)(i), or (ii) Seller shall remit the amount of such difference to Purchaser in cash, in each case with interest at a rate per annum equal to the prime rate announced from time to time by Citibank (the "Agreed Rate") from the Closing Date to the date of payment, within five (5) days after delivery to Purchaser of the Closing Assumed Current Asset Statement as provided above; provided, however, that acceptance by Purchaser of such payment shall not constitute a waiver of Purchaser's right to object to the Closing Assumed Current Asset Statement during the fifteen (15) day period following its delivery. If Purchaser does raise an objection and if resolution of such objection results in a further payment due from Seller to Purchaser, payment of such additional amount, with interest at the Agreed Rate, from the Closing Date to the date of payment, shall be made to Purchaser within five (5) days following final resolution of such objection.

            (d) If (i) the amount of the Closing Assumed Current Assets exceed the amount of the Estimated Assumed Current Assets and/or (ii) the Estimated Assumed Closing Date Liabilities are lower than the Assumed Closing Date Liabilities then (iii) the Purchase Price shall be increased dollar for dollar by the amount of such excess. In such event, at Seller's election: (i) Seller shall offset such amount by any amounts Seller owes Purchaser or (ii) Purchaser shall within five (5) days after the expiration of the fifteen (15) day period referred to above, or if Purchaser contests the Closing Assumed Current Asset Statement, within five (5) days after final resolution of such objection, remit to Seller the amount of such difference, together with interest thereon at the Agreed Rate, from the Closing Date to the date of payment.

            (e) The amounts due from Purchaser to Seller or from Seller to Purchaser pursuant to paragraphs (c) and (d) hereof shall be netted to provide for one sum due from one Party to the other.

            (f) Except as otherwise set forth in this Section 1.3.3, any undisputed or resolved amounts under this Section 1.3.3 shall be payable within five (5) days of the date such amount is determined to be undisputed or resolved, with interest at the Agreed Rate, even if other amounts continue to be disputed and unresolved.

          1.3.4    Allocation of Purchase Price.    The Purchase Price and the liabilities assumed by Purchaser in accordance with Section 1.4 hereof shall be allocated among the Assets acquired hereunder in accordance with the requirements of Section 1060 of the Internal Revenue Code, and in accordance with Schedule 1.3.4 hereto. Purchaser shall prepare such Schedule of such allocations and present it to Seller at least two (2) days prior to the Closing Date. Seller and Purchaser hereby covenant and agree not to take a position on any income tax return, before any governmental agency charged with the collection of an income tax, or in any judicial proceeding that is in any way inconsistent with the terms of this Section 1.3.4 or Schedule 1.3.4.

        1.4    Liabilities.

          1.4.1    Assumption of Liabilities.    At the Closing, subject to the terms of this Agreement, including Section 1.4.2 hereof, Purchaser shall assume and agree to pay, discharge or perform, as appropriate, when due and payable and otherwise in accordance with the relevant governing agreements, the following (and only the following) liabilities and obligations of Seller (the "Assumed Liabilities"):

            (a) all trade payables set forth on Schedule 1.4.1(a)(i); (ii) all liabilities arising out of previously issued gift certificates as set forth on Schedule 1.4.1(a)(ii); and (iii) all accrued vacation as set forth on Schedule 1.4.1(a)(iii);

            (b) all liabilities and obligations of Seller in respect of the Assigned Contracts arising after the Closing Date;

            (c) all liabilities and obligations under the Permits;

            (d) all liabilities and obligations under or arising from the Permitted Liens; and

            (e) all liabilities and obligations incurred in, resulting from or arising out of the use, operation, ownership or control of the Assets or the operation of the Business after the Closing Date.

          1.4.2    Excluded Liabilities.    Other than the Assumed Liabilities, Purchaser shall not assume, pay, discharge, perform or in any way be responsible or liable for any liabilities or obligations of Seller or CHE, whether fixed or unfixed, known or unknown, asserted or unasserted (the "Excluded Liabilities").

        1.5    Prorations.    On the Closing Date all obligations and liabilities listed below relating to the Business and/or Assets will be prorated as of the Closing Date, with Seller liable to Purchaser therefor to the extent such items relate to any time period up to and including the day prior to the Closing Date and Purchaser liable to Seller therefor to the extent such items relate to any time period commencing on or after the Closing Date: personal property, real estate, occupancy and water taxes, if any, on or with respect to the Business and/or Assets; rents, taxes and similar items payable by Seller under any Assigned Contract; the amount of any license or registration fees paid to a Governmental Authority with respect to any Permits which are being assigned or transferred hereunder; the amount of sewer rents and charges for water, telephone, electricity and other utilities and fuel; and any other items which are normally prorated in connection with similar transactions. Seller agrees to furnish Purchaser with such documents and other records as Purchaser reasonably requests in order for Purchaser to calculate all adjustments and prorations pursuant to this Section 1.5. The amount of such prorations owed by Purchaser or Seller pursuant to this Section 1.5 shall be paid to Purchaser by Seller or to Seller by Purchaser, as the case may be, on the Closing Date and shall be treated as an adjustment to the Purchase Price paid by Purchaser to Seller on the Closing Date. If current payments with respect to items to be prorated pursuant to this Section 1.5 are not ascertainable on the Closing Date, such payments shall be prorated on the basis of the most recently ascertainable bill therefor and shall be reprorated between Seller and Purchaser within 30 days after the Closing Date and a cash settlement shall be made promptly thereafter on an item by item basis.

        1.6    Stock Sale.    Notwithstanding anything in this Agreement to the contrary, if CHE or Parent shall so elect, CHE and Seller shall transfer and assign all or a portion of the Assets to a newly formed direct or indirect Subsidiary of CHE ("Newco") and at the Closing, shall sell, transfer and assign all of the outstanding Stock of Newco to Purchaser (the "Stock Sale") in full satisfaction of the obligations of CHE and Seller to sell, transfer and assign such Assets to Purchaser under this Agreement. In such event, the Parties shall enter into such amendments to this Agreement as shall be necessary or appropriate to effectuate the Stock Sale. In connection with the Stock Sale, Seller shall, at the request of Parent or Purchaser, timely execute and deliver to Parent or Purchaser an election under Section 338(h)(10) of the Internal Revenue Code and under any comparable provisions of state and local law with respect to the purchase of the shares of Newco's stock, provided that Purchaser and Parent shall have indemnified and held harmless Seller and CHE with respect to any additional taxes payable to the extent the same results from such election. For this purpose, the Purchase Price and the liabilities assumed by Purchaser in accordance with Section 1.4 hereof shall be allocated among the Assets acquired hereunder in accordance with the requirements of Section 338 of the Internal Revenue Code and the regulations thereunder, and in accordance with Schedule 1.3.4 hereto.

ARTICLE II

CLOSING ITEMS TO BE DELIVERED AND THIRD PARTY CONSENTS

        2.1    Closing.    The closing (the "Closing") of the sale and purchase of the Assets shall take place on the date of, and immediately following, the CHE Stockholders' Meeting or upon the later satisfaction or waiver of the conditions set forth in Article V of this Agreement, at the offices of Haynes and Boone, LLP, 1000 Louisiana Street, Suite 4300, Houston, Texas 77002, or on such other date and at such other place as the Parties may mutually agree. The date of the Closing is sometimes herein referred to as the "Closing Date."

        2.2    Items to be Delivered at Closing.    At the Closing and subject to the terms and conditions herein contained:

            (a)  Seller or CHE, as the case may be, shall deliver to Purchaser the following:

              (i)    a duly executed bill of sale and assignment in the form of Exhibit B hereto;

              (ii)  a duly executed assignment of United States trademarks in the form of Exhibit C hereto;

              (iii)  a duly executed counterpart original of an assignment in respect of each of the Leases including an assignment of rights under any subordination, non-disturbance, attornment agreement in the form of Exhibit D hereto (the "Lease Assignments");

              (iv)  a duly executed counterpart original of an undertaking whereby Purchaser assumes and agrees to pay, discharge or perform, as appropriate, the Assumed Liabilities in the form of Exhibit E hereto (the "Assumption Agreement");

              (v)  a duly executed counterpart original of a Transition Services Agreement in a form to be mutually agreed to by the Parties prior to the Closing (the "Transition Services Agreement");

              (vi)  a duly executed opinion of Seyfarth Shaw, dated the Closing Date, counsel to Seller in the form of Exhibit F hereto;

              (vii) a duly executed certificate of an officer of Seller dated the Closing Date, certifying that the conditions specified in Sections 5.1.1 and 5.1.2 hereof have been fulfilled;

              (viii)  duly executed certificates of the Secretary of each of Seller and CHE certifying (A) resolutions of the directors and stockholders of Seller and CHE approving this Agreement and the transactions contemplated hereby (together with an incumbency and signature certificate regarding the officer signing on behalf of Seller or CHE, as the case may be), and (B) the certificate of incorporation and bylaws of Seller or CHE, as the case may be;

              (ix)  all of the information, files, records, data, plans and recorded knowledge belonging to Seller which are part of the Assets; and

              (x)  to the extent the same are reasonably available as of the Closing, any and all UCC-3 termination statements or amendments or other documents needed to release or transfer any Liens on, or other security interests in, the Assets, other than the Permitted Liens;

              (xi)  the consents required of those Landlords listed on Schedule 2.2(a)(xi) ("Landlord's Consents") to any assignment contemplated by this Agreement;

              (xii) an affidavit pursuant to FIRPTA in the form of Exhibit G hereto;

              (xiii)  such agreements, in a form reasonably acceptable to the Parties, including indemnities, to allow for the continuous uninterrupted service of alcoholic beverages by Parent or Purchaser on each of the Leased Properties; and

              (xiv)   those items set forth in Section 5.1.9.

    and simultaneously with such delivery, Seller shall take all such steps as may be required to put Purchaser in actual possession and operating control of the Assets. Seller will effectuate delivery of the Assets by allowing Purchaser access thereto at the Premises, any warehouse location or at the corporate offices, as applicable. Purchaser shall remove the Assets located at the corporate offices as soon as practicable, but no later than 30 days following the Closing Date.

            (b)  Purchaser shall deliver to Seller the following:

              (i)    the Purchase Price in accordance with Section 1.3.2 hereof;

              (ii)  a duly executed counterpart original of each of the Lease Assignments;

              (iii)  a duly executed counterpart original of the Assumption Agreement;

              (iv)  a duly executed counterpart original of the Transition Services Agreement;

              (v)  a duly executed opinion of Haynes and Boone, LLP, counsel to Purchaser and Parent, dated the Closing Date, in the form of Exhibit H hereto;

              (vi)  a duly executed certificate of an officer of Purchaser dated the Closing Date, certifying that the conditions specified in Sections 5.2.1 and 5.2.2 of this Agreement have been fulfilled; and

              (vii) duly executed certificates of the Secretary of each of Purchaser and Parent certifying (A) resolutions of the directors of Purchaser and Parent approving this

      Agreement and the transactions contemplated hereby (together with an incumbency and signature certificate regarding the officer signing on behalf of Purchaser or Parent, as the case may be), and (B) the certificate of incorporation and bylaws of Purchaser or Parent, as the case may be; and

              (viii)  such agreements, in a form reasonably acceptable to the Parties, including indemnities, to allow for the continuous uninterrupted service of alcoholic beverages by Parent or Purchaser on each of the Leased Properties.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

        3.1    Representations and Warranties of Seller and CHE.    Except as set forth in the Seller's Disclosure Schedule to be delivered by CHE and Seller to Parent and Purchaser on the date hereof, which sets forth certain disclosures concerning CHE and the Seller and its business (the "Seller's Disclosure Schedule"), each section of which only qualifies the correspondingly numbered representation or warranty in this Article III, Seller and CHE hereby jointly and severally represent and warrant to Purchaser and Parent as follows:

          3.1.1    Organization and Qualification; Subsidiaries.    CHE, Seller and each of their respective subsidiaries are corporations duly organized, validly existing and in good standing under the respective laws of the jurisdictions of their incorporation, except where the failure to be so organized, existing and in good standing would not reasonably be expected to have, and does not have, individually or in the aggregate, a Material Adverse Effect. CHE, Seller and each of their respective subsidiaries have the requisite corporate power and authority necessary to own, lease and operate the properties they purport to own, lease or operate and to carry on their business as it is now being conducted, except where the failure to have such power and authority would not reasonably be expected to have, or does not have, individually or in the aggregate, a Material Adverse Effect, and each of CHE, Seller and each of their respective subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which such qualification is necessary because of the nature of the business conducted by it, except where the failure to be so qualified would not have a Material Adverse Effect.

          3.1.2    Certificate of Incorporation and By-Laws.    CHE has heretofore made available to Purchaser a true, complete and correct copy of its Restated Certificate of Incorporation, as amended, (the "Restated Certificate of Incorporation") and Amended and Restated By-Laws (the "Amended and Restated By-Laws"), each as amended to date, and has furnished or made available to Parent the Certificate of Incorporation and By-Laws (or equivalent organizational documents) of each of its Subsidiaries (the "Subsidiary Documents"). Such Restated Certificate of Incorporation, Amended and Restated By-Laws and Subsidiary Documents are in full force and effect.

          3.1.3    Authority Relative to This Agreement.    Each of CHE and Seller has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CHE and Seller and the consummation by CHE and Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of CHE and Seller, and no other corporate proceedings on the part of CHE or Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the approval of this Agreement by the holders of a majority of the outstanding shares of CHE's common stock, par value $.01 per share (the "Common Stock") and CHE's preferred stock, par value $1.00 per share (the "Preferred Stock") entitled to vote in accordance with the Delaware General Corporation Law (the "DGCL") and CHE's Restated Certificate of Incorporation and Amended and Restated By-Laws (the "Required Company Vote"). The Board of Directors of CHE (the "Board") has approved this Agreement and the transactions contemplated hereby and declared the advisability thereof. This Agreement has been duly and validly executed and delivered by CHE and Seller and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of CHE and Seller enforceable against each of them in accordance with its terms.

          3.1.4    No Conflict; Required Filings and Consents; Landlord's Consents.

            (a)  The execution and delivery of this Agreement by CHE and Seller does not, and the performance of this Agreement by CHE and Seller will not, (i) conflict with or violate the Restated Certificate of Incorporation or Amended and Restated By-Laws of CHE or any Subsidiary Document or (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to CHE or any of its subsidiaries or by which its or any of their respective properties is bound or affected, except in the case of (ii) only, for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

            (b)  The execution and delivery of this Agreement by CHE and Seller does not, and the performance of this Agreement by CHE and Seller will not, require any consent, approval, authorization or permit of, or filing with or notification to, any national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity, domestic or foreign (collectively, the "Governmental Authorities"), or any other Person except for (i) (A) applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws ("Blue Sky Laws"), (B) filings with or approvals of franchise regulatory authorities, licensing boards or agencies under applicable alcohol and beverage laws and regulations, (C) regulatory filings related to the operation of the Business, (D) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), to the extent applicable, (E) filings in connection with any applicable transfer or other taxes in applicable jurisdictions and, (F) consents and waivers set forth on Section 3.1.4 of Seller's Disclosure Schedule (collectively the "Required Consents") or (ii) the Landlord Consents. An otherwise Required Consent shall not be required where the failure to obtain the Required Consent would not (A) prevent or materially delay consummation of the transactions contemplated hereby, (B) otherwise prevent or materially delay CHE or Seller from performing their obligations under this Agreement, or (C) otherwise reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          3.1.5    SEC Filings; Financial Statements.

            (a)  CHE has filed all forms, reports and documents required to be filed with the SEC since December 31, 2000, including, without limitation, (i) its Annual Reports on Form 10-K and all quarterly reports on Form 10-Q, (ii) all proxy statements relating to CHE's meetings of stockholders (whether annual or special), (iii) all other reports or registration statements filed by CHE with the SEC since December 31, 2000, and (iv) all amendments and supplements to all such reports and registration statements filed by CHE with the SEC since December 31, 2000 (collectively, the "CHE SEC Reports"). CHE SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of CHE's Subsidiaries is required to file any forms, reports or other documents with the SEC or any national securities exchange or quotation service.

            (b)  Each of the consolidated financial statements (including, in each case, any related notes and schedules thereto) contained in CHE SEC Reports was prepared in accordance with U.S. generally accepted accounting principles) ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and as permitted by Form 10-Q in the case of interim unaudited financial statements), and each fairly presents in all material respects the consolidated financial position of CHE and its Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated.

            (c)  Section 3.1.5(c) of the Seller's Disclosure Schedule contains the unaudited consolidated balance sheet of CHE as of April 1, 2002 (the "Latest Balance Sheet") and the related unaudited statement of operations, and cash flows for the period then ended. The Latest Balance Sheet and the related financial statements have been prepared from the books and records of CHE in accordance with GAAP and fairly in all material respects present the financial condition and results of operations of CHE and its Subsidiaries as of the date and for the period indicated.

          3.1.6    Absence Of Certain Changes Or Events.    Except as set forth in CHE SEC Reports, since December 31, 2001, CHE and its Subsidiaries have conducted the Business in the ordinary course and there has not occurred: (i) any Material Adverse Effect, (ii) any amendments or changes in the Restated Certificate of Incorporation or Amended and Restated By-laws of CHE, and (iii) any sale of a material amount of property of CHE or any of its Subsidiaries, except sales in the ordinary course of business or that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          3.1.7    No Undisclosed Liabilities.    Neither CHE nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) except liabilities (a) reflected in CHE's audited balance sheet as of December 31, 2001 or disclosed in the notes to CHE's consolidated financial statements for the period then ended, (b) incurred in the ordinary course of business and not required under GAAP to be reflected on CHE's audited balance sheet as of December 31, 2001, (c) incurred since December 31, 2001 in the ordinary course of business consistent with past practice, (d) incurred in connection with this Agreement, (e) disclosed in CHE SEC Reports or (f) which would not reasonably be expected to have, and will not have, individually or in the aggregate, a Material Adverse Effect.

          3.1.8    Absence of Litigation.    Except as set forth on Section 3.1.8 of Seller's Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations ("Proceedings") pending or, to the knowledge of CHE, threatened against the Business or the Assets before any Governmental Authority or body, domestic or foreign, nor are there, to CHE's knowledge, any investigations or reviews by any Governmental Authority pending or threatened against, relating to or affecting, the Business or the Assets that, if adversely determined, would reasonably be expected to have, or does have, individually or in the aggregate, a Material Adverse Effect. Neither CHE nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree of any court or Governmental Authority which, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect.

          3.1.9    Proxy Statement.    The proxy statement or similar materials distributed to CHE's stockholders in connection with the transactions contemplated hereby (the "Proxy Statement"), including any amendments or supplements thereto, shall not, at the time filed with the SEC, at the time mailed to CHE's stockholders or at the time of CHE Stockholders' Meeting (as hereinafter defined), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, CHE makes no representation or warranty with respect to any information provided by or required to be provided by Parent or Purchaser and/or by their auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Proxy Statement.

          3.1.10    Fairness Opinion of Financial Adviser.    The Board has received the fairness opinion of its financial advisor, U.S. Bancorp Piper Jaffray Inc. ("Piper Jaffray"), to the effect that, as of the date of this Agreement, the Purchase Price is fair to CHE and Seller from a financial point of view, and CHE will make available a copy of that opinion to Parent.

          3.1.11    Brokers.    No broker, finder or investment banker (other than Piper Jaffray) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CHE. Attached as Section 3.1.11 of Seller's Disclosure Schedule hereto is a complete and correct copy of the agreement between CHE and Piper Jaffray pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

          3.1.12    Certain Restrictions Not Applicable.    The Board has taken all actions so that the restrictions contained in Article Eighth of the Restated Certificate of Incorporation of CHE and the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

          3.1.13    Vote Required.    The Required Company Vote is the only vote of the holders of any class or series of CHE's capital stock necessary (under the charter documents of CHE, the DGCL, other Applicable Law or otherwise) to approve this Agreement and the transactions contemplated hereby.

          3.1.14    Title to Properties.    Seller and CHE, as applicable, have good title to all of the Assets, free and clear of all material Liens except for (a) taxes, assessments, governmental charges or levies which are not yet due and payable, (b) the non-material claims of landlords, carriers, contractors, materialmen, repairmen, mechanics and similar Persons, (c) any Liens or imperfections of title which are matters of record, (d) any encroachments or other facts or conditions that would be revealed by an accurate survey of any of the Premises, (e) any applicable building and zoning ordinances, and (f) those items set forth on Section 3.1.14 of Seller's Disclosure Schedule hereto and (g) the Liens in favor of the Senior Lenders to secure the Senior Debt (any of the items described in clauses (a) through (g) hereof being referred to herein as "Permitted Liens").

          3.1.15    Ownership of Tangible Assets.    No Person other than Seller owns any equipment or other material tangible assets or properties situated on any of the Leased Property or used in the operation of the Business, except for items disclosed on Section 3.1.15 of Seller's Disclosure Schedule and items leased pursuant to the Assigned Contracts.

          3.1.16    Contracts.

            (a)  Except as set forth on Section 3.1.16(a) of Seller's Disclosure Schedule, CHE or Seller is not a party to or bound by any Contract that is used or held for use in, or that arises out of, the operation or conduct of the Business or the Assets which is not terminable without payment or penalty upon no more than sixty (60) days notice and that is (each of the Contracts listed below being a "Material Contract"):

              (i)    a written employment agreement that has an annual salary in excess of $75,000, unless terminable at will by CHE or Seller without payment or penalty;

              (ii)  a Contract with any labor organization, union or association;

              (iii)  a Contract subjecting CHE or Seller to a covenant not to compete;

              (iv)  a Contract with any stockholder, director, officer or Affiliate of CHE or Seller not previously disclosed in a CHE SEC Report;

              (v)  a lease or similar Contract with any third party under which CHE or Seller is a lessor or sublessor of, or makes available for use to any Person, any property or any portion of any of the Premises;

              (vi)  a Contract (excluding a purchase order), involving payment by CHE or Seller of more than $25,000, other than sales orders entered into in the ordinary course of business after the date of this Agreement and not in violation of this Agreement;

              (vii) a Contract (including a sales order) involving the obligation of CHE or Seller to deliver products or services for payment of more than $25,000;

              (viii)  a franchise, management, royalty license or joint venture agreement;

              (ix)  an agreement, arrangement or understanding (written or oral) with any other Person which CHE or the Seller (i) provides capital, surplus, balance sheet or any other form of economic or financial support to such other Person; or (ii) guaranties the obligations of, or performance of any acts, by such other Person; or

              (x)  a Contract other than as set forth above to which CHE or Seller is a party or by which it or any of the Assets are bound or subject that is material to the continued operation of the Business as presently conducted.

            (b)  Except as set forth in Section 3.1.16(b) of Seller's Disclosure Schedule, all Material Contracts are to CHE and Seller's knowledge in full force and effect, except to the extent the enforceability thereof may be affected by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws or general principles of equity. Except as set forth on Section 3.1.16(b) of Seller's Disclosure Schedule, CHE or Seller is not on notice that it is (with or without the lapse of time) in breach or default in any material respect under any Material Contract and, to the knowledge of CHE or Seller, no other party to any material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. CHE or Seller has not, except as disclosed in the applicable Schedule, received any written notice of the intention of any party to terminate any Material Contract. Copies of all Material Contracts together with all modifications and amendments thereto, have been made available to Parent.

          3.1.17    Real Property.

          (a)    Leased Real Property.    Except as set forth on Section 3.1.17 of Seller's Disclosure Schedule, the only real property leased by Seller is the Leased Property. Seller has previously delivered to Parent a true and correct copy of each Lease. Each Lease is in full force and effect and has not been assigned, modified, supplemented or amended excepted as listed on Exhibit A-1 and neither Seller nor the lessor under any of the Leases has given the other party written notice of any default under a Lease which remains outstanding.

          (b)    Owned Real Property.    No real property is owned by Seller or CHE which relates to the Business or the Assets.

          3.1.18    Intellectual Property.

            (a)  Section 3.1.18(a) of Seller's Disclosure Schedule sets forth a list of all registered trademarks, tradenames, and internet domain names owned or used by CHE or Seller in connection with the Assets or the Business.

            (b)  CHE or Seller owns or is licensed or otherwise possesses legally enforceable rights to use, any and all (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith, (ii) patentable inventions, technology, computer programs and software (including, to the extent owned, password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions, (iii) trade secrets, including confidential and other non-public information, (iv) copyrights in writings, designs, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all rights related thereto, (v) databases and all database rights, and (vi) Internet Web sites, domain names and applications and registrations pertaining thereto that, in the case of each of clauses (i) through (vi), are used in the business of CHE or Seller as currently conducted (as described in clauses (i) through (vi) above, collectively, "Intellectual Property"), except for any such failures to own, be licensed or possess rights that would not be reasonably likely to have a Material Adverse Effect.

            (c)  Except as set forth on Section 3.1.18(c) of Seller's Disclosure Schedule, to CHE's or Seller's knowledge, (i) there are no conflicts with or infringements of any material Intellectual Property by any third party and (ii) the conduct of the businesses as currently conducted does not conflict with or infringe upon any proprietary intellectual property right of a third party, except for any such conflicts or infringements that is not reasonably likely to have a Material Adverse Effect.

            (d)  Section 3.1.18(d) of Seller's Disclosure Schedule sets forth a complete list of all written and, to its knowledge, oral licenses, sublicenses and other agreements in which CHE or Seller has granted rights to any Person to use the Intellectual Property. CHE or Seller will not, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, be in breach of any license, sublicense or other agreement relating to the Intellectual Property.

            (e)  CHE or Seller owns or has the right to use all computer software currently used in the business, except for any failures to own or have the right to use that would not be reasonably likely to have a Material Adverse Effect.

          3.1.19    Permits.    Except as set forth on Section 3.1.19 of Seller's Disclosure Schedule, to the knowledge of CHE or Seller, (a) CHE or Seller holds and is in compliance with all material Permits required under Applicable Law for the conduct of the Business except for any failure to so hold or comply which would not, individually or in the aggregate, have a Material Adverse Effect, (b) neither CHE nor Seller is in material violation of any Permits, except in the case of violations which, individually or in the aggregate, would not have a Material Adverse Effect, and (c) during the past three years, CHE or Seller has not received notice of any Proceedings relating to the revocation or modification of any such Permits the revocation or modification of which would have a Material Adverse Effect. This Schedule does not relate to Permits required by any Environmental Law, which are the subject of Section 3.1.23.

          3.1.20    Tax Matters.    CHE and Seller have filed (after taking into account any extensions to file) all United States federal income Tax Returns required to be filed by them prior to the Closing Date and have filed (after taking into account any extensions to file) all other federal, state, county, local and foreign Tax Returns required to be filed by them prior to the Closing Date, except to the extent that a failure to file such other federal state, county, local and foreign Tax Returns would not have a Material Adverse Effect. All such Tax Returns have accurately reflected the liability for Taxes of CHE and Seller for the periods covered thereby, except to the extent that any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect. CHE and Seller have paid and discharged or caused to be paid and discharged all Taxes reflected on such Tax Returns which have become due and payable by them (except Taxes being contested in good faith and reserved against) and have made adequate provision in reserves established in their financial statements and accounts for all Taxes which have accrued or may accrue but are not yet due and payable. All Taxes that CHE and Seller are or were required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority or other Person, except for any failures to so withhold, collect or pay which, individually or in the aggregate, would not have a Material Adverse Effect. As of the date of this Agreement, to the knowledge of CHE or Seller, there are no pending or threatened in writing audits, examinations, investigations or other Proceedings with respect to Taxes relating to CHE or Seller. CHE and Seller have not waived any statute of limitations affecting any Tax liability or agreed to any extension of time during which a Tax assessment or deficiency assessment may be made, which waiver or extension is still in effect. CHE or Seller is a not, nor has been within the past five years, a party to any Tax allocation or sharing agreement.

          3.1.21    Benefit Plans.

            (a)  CHE has previously made available to Purchaser true and correct copies of all Corporation Benefit Plans.

            (b)  (i) CHE and its Subsidiaries have substantially complied, and currently comply, in all material respects with the applicable continuation requirements for any Corporation Benefit Plan that is a "group health plan" as that term is defined by Section 607(1) of ERISA, including Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive of ERISA; (ii) neither CHE nor any of its Subsidiaries (including any entity that, either currently or within the six (6) year period preceding the date of this Agreement, would be treated as a "single employer" with CHE under Section 414(b), (c), (m), or (o) of the Code) currently maintains or contributes to or at any time within the six (6) year period preceding the date of this Agreement was required to maintain or contribute to or had any liability with respect to any "multiemployer plan" as that term is defined in Section 4001 of ERISA or an "employee benefit plan" (as defined in Section 3(3) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code; (iii) no Proceedings (other than routine benefit claims) are pending or, to the knowledge of CHE, threatened against or relating to any Corporation Benefit Plan, or any fiduciary thereof except as individually or in the aggregate, would not result in any loss to CHE or Parent or the imposition of any lien or encumbrance on the Assets; and (iv) no written or oral representations have been made to any employee or former employee of CHE or its Subsidiaries by CHE or any Person concerning the employee benefits of Parent or Purchaser.

          3.1.22    Compliance with Applicable Laws.    CHE or Seller is in compliance in all material respects with all Applicable Laws except for instances of noncompliance that, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on Section 3.1.22 of

  Seller's Disclosure Schedule, CHE or Seller has not received any written communication during the past two years from a Governmental Authority that alleges that CHE or Seller is not in compliance in any respect with any Applicable Laws except for instances of noncompliance that, individually or in the aggregate, would not have a Material Adverse Effect. This Section 3.1.22 does not relate to matters with respect to Permits, which are the subject of Section 3.1.19, Taxes, which are the subject of Section 3.1.20, or to environmental matters, which are the subject of Section 3.1.23.

          3.1.23    Compliance with Environmental Law.    Except as set forth on Section 3.1.23 of Seller's Disclosure Schedule (a) during the last three (3) years CHE and Seller have not received any written notice from a Governmental Authority or third party that alleges that CHE and Seller or any of the Leased Properties are: not in compliance with any Environmental Law; are liable or potentially liable for investigation or remediation of, or natural resource damages associated with, a release or threatened release of a Hazardous Substance; or are liable or potentially liable for damages to people or property resulting from the presence or release of Hazardous Substances, (b) each of CHE and Seller hold, have timely filed for any necessary renewals of, and are in compliance with, all Permits required under Environmental Laws to conduct the Business, and are in compliance with all Environmental Laws, except for any failures to so hold or comply that would not, individually or in the aggregate, have a Material Adverse Effect, (c) neither CHE nor Seller is subject to or bound by any court decree or order or judgment relating to liabilities under or compliance with any Environmental Law, (d) neither CHE nor Seller has generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Leased Property, any Hazardous Substances, except in material compliance with all Environmental Laws and in a manner that would not create liabilities under Environmental Laws, and (e) to the knowledge of CHE or Seller, there are no above ground or underground tanks on the Leased Property.

          3.1.24    Employee and Labor Matters.    (a) Neither CHE or Seller nor any Affiliate is a party to any collective bargaining agreement or similar agreement; (b) there are no unfair labor practice Proceedings, complaints under OSHA, or any other state or federal regulation governing employment practices and work environment for employees pending against CHE or Seller or any Affiliate, or to the best of their knowledge, threatened in writing against any of them, before the National Labor Relations Board, OSHA, or other Governmental Authority, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement or otherwise is pending against any of them, (c) no strike, labor dispute, slowdown or stoppage is pending against CHE or Seller or any Affiliate and (d) there is no union representation question existing with respect to the employees of CHE or Seller or any Affiliate, except with respect to any matter specified above, which, in the case of clause (b), (c) or (d) (individually or in the aggregate) is not reasonably likely to have a Material Adverse Effect. To the knowledge of CHE or Seller, except as disclosed in Section 3.1.24 of Seller's Disclosure Schedule, no executive, regional manager or restaurant manager employed by CHE or Seller as of the date hereof has given CHE or Seller written notice of any intent to terminate his or her employment with CHE or Seller.

          3.1.25    Transactions with Affiliates.    Except for normal employment arrangements consistent with past practices or except as disclosed on Section 3.1.25 of Seller's Disclosure Schedule or in the CHE SEC Reports, since January 1, 2000, neither CHE nor Seller has purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from any officer, director or stockholder of CHE or Seller or any of their respective Affiliates in each case relating to the Assets or the Business.

          3.1.26    VIP Diners Cards.    Section 3.1.26 of Seller's Disclosure Schedule sets forth a list of each Person entitled to eat without charge in any of CHE or Seller's restaurants that are part of the Business.

          3.1.27    Insurance.    Section 3.1.27 of Seller's Disclosure Schedule contains a complete list of all insurance policies currently in effect which are presently owned or held by CHE or Seller, insuring the Assets or the Business of CHE or Seller and all general liability policies maintained by CHE or Seller. As of the date of this Agreement, all premiums due have been paid and no notice of cancellation or termination or intent to cancel has been received by CHE or Seller with respect to any such policy. To the knowledge of CHE or Seller, CHE or Seller is not in default under any such insurance policies.

          3.1.28    COBRA Continuation.    Section 3.1.28 of Seller's Disclosure Schedule contains a list of each former employee of CHE and Seller, and each dependent who qualifies as a "qualified beneficiary" as defined in Code Section 4980B(g)(1), who is either actively receiving COBRA coverage (within the meaning of Code Section 4980B) or is still eligible to elect to receive COBRA coverage (as set forth in Code Section 4980B(f)(5)) as of the date of this Agreement. Such Schedule will be updated as of the Closing Date.

        3.2    Representations and Warranties of Purchaser and Parent.    Except as set forth in the Disclosure Schedule to be delivered by Parent and Purchaser to Seller and CHE on the date hereof, which sets forth certain disclosures concerning Parent and Purchaser and its business (the "Purchaser's Disclosure Schedule"), each section of which only qualifies the correspondingly numbered representation or warranty in this Article III, Purchaser and Parent jointly and severally represent and warrant to Seller and CHE as follows:

          3.2.1    Organization and Qualification.    Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, except where the failure to be so organized, existing and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of Parent and Purchaser has the requisite corporate power and authority and is in possession of all approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such power, authority and approvals would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          3.2.2    Authority Relative to This Agreement.    Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Purchaser, and the consummation by each of Parent and Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Purchaser, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement, the Financing Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser and, assuming the due authorization, execution and delivery by CHE and Seller, constitutes a legal, valid and binding obligation of Parent and Purchaser enforceable against each of them in accordance with its terms.

          3.2.3    No Conflict, Required Filings and Consents.

            (a)  The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) conflict with or violate the Certificate of Incorporation (or equivalent organizational documents) or By-Laws of Parent or Purchaser, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its Subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or modification in a manner materially adverse to Parent or its Subsidiaries of any right or benefit under, or impair Parent's or any of its Subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, repayment or repurchase, increased payments or cancellation under, or result in the creation of a Lien on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries or its or any of their respective properties are bound or affected, except in the case of (ii) or (iii) only, for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or its Subsidiaries.

            (b)  The execution and delivery of this Agreement by each of Parent and Purchaser does not, and the performance of this Agreement by each of Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, and filings under the HSR Act, to the extent applicable, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (a) prevent or materially delay consummation of the transactions contemplated hereby, (b) otherwise prevent or materially delay Parent or Purchaser from performing their respective obligations under this Agreement or (c) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          3.2.4    Proxy Statement.    None of the information provided by Parent or Purchaser and/or by their auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Proxy Statement shall, at the time filed with the SEC, at the time mailed to CHE's stockholders or at the time of CHE Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to CHE Stockholders' Meeting, or the Closing, any event relating to Parent or any of its Affiliates, officers or directors should be discovered by Parent that should be set forth in a supplement to the Proxy Statement, Parent shall promptly inform CHE.

          3.2.5    Brokers.    No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Purchaser.

          3.2.6    Financing.    Parent will have at the Closing, sufficient liquid assets on hand to pay the Purchase Price and otherwise consummate the transactions contemplated by this Agreement.

          3.2.7    SEC Filings.    All forms, reports and documents required to be filed by Parent with the SEC since December 31, 2000 have been filed with the SEC and are true and correct in all material respects.

          3.2.8    No Business Activities.    Purchaser is not a party to any material agreements and has not conducted any activities other than in connection with the organization of Purchaser, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

        3.3    Survival of Representations, Warranties and Agreements.    The representations, warranties, covenants and other agreements made by the Parties in this Agreement or in any certificate, schedule, statement, document or instrument required to be furnished hereunder or in connection herewith shall survive for the period set forth in Section 6.7.

ARTICLE IV

AGREEMENTS PENDING CLOSING

        4.1    Agreements of Seller and CHE Pending the Closing.    Seller and CHE jointly and severally covenant and agree that, pending the Closing and except as otherwise agreed to in writing by Purchaser (such agreement not to be unreasonably withheld or delayed):

          4.1.1    Business in the Ordinary Course.

            (a)  The Business shall be conducted solely in the ordinary course consistent with past practice or as required by this Agreement.

            (b)  Without limiting the generality of the foregoing paragraph (a), CHE or Seller will not insofar as it relates to the Business or the Assets:

              (i)    make any capital expenditures or incur any expenses, including maintenance, repairs, replacements except in the ordinary course of business;

              (ii)  voluntarily incur any material liability or obligation, sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties (real, personal or mixed) material to CHE or Seller in any case other than in the ordinary course of business consistent with past practice; provided, however, that, Seller or CHE may sell, assign or otherwise transfer any of the Excluded Assets and Excluded Liabilities or any of the assets listed on Schedule 4.1.1;

              (iii)  increase in any manner the wages, salaries, bonus, compensation or other benefits of any of its officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, termination, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, officer, director, other employee, agent, consultant or affiliate other than as required pursuant to the terms of agreements in effect on the date of this Agreement, provided, however, salary increases may be given to hourly employees in the ordinary course of business and consistent with past practices if prior written approval of Parent has been obtained in accordance with the procedures set forth on Schedule 4.1.1(b)(iii);

              (iv)  commit or omit to do any act which act or omission would cause a breach of any covenant contained in this Agreement or would cause any representation or warranty contained in this Agreement to become untrue, as if each such representation and warranty were continuously made from and after the date hereof;

              (v)  fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;

              (vi)  materially increase or decrease the average restaurant, corporate or warehouse facility inventory or house bank accounts in any restaurant;

              (vii) enter into, terminate or amend any Lease, contract or agreement pursuant to which CHE or Seller is obligated to pay or incur obligations of more than $2,500, except that CHE or Seller may: (a) terminate any Lease, contract or agreement set forth in Schedule 4.1.1(b)(vii)(A), or (b) enter into, terminate or amend any contract or agreement (i) for the purchase of Inventory or for any catered event, in each case, in the ordinary course of business consistent with past practice, or (ii) other than pursuant to clause (i) hereof, in accordance with the requirements set forth on Schedule 4.1.1(b)(vii)(B);

              (viii)  to its knowledge, allow any employee or other Person to remove, any Asset, including without limitation, any Asset consisting of artwork, brochures, signage, testimonials, advertising, display, proprietary asset, retail item or other property from the corporate office, warehouses, restaurants of CHE or Seller or any other CHE or Seller facilities other than in connection with the performance of employment responsibilities in the ordinary course, consistent with past practices;

              (ix)  discharge any obligations (including accounts payable) other than on a timely basis in the ordinary course of business consistent with past practice, or delay the making of any material capital expenditures from CHE or Seller's current capital expenditure schedule, which have been disclosed to, and approved by, Parent or delay or defer the payment of any accounts payable beyond the date such payable is due without penalty;

              (x)  (a) issue any coupons or complimentary rights for dining or (b) sell any coupons or gift certificates for retail, other than, in the case of (b), such amounts as are in the ordinary course of business consistent with past practice and provided, further, in the case of (a) in accordance with the procedures set forth on Schedule 4.1.1(b)(x);

              (xi)  sell, give away or otherwise dispose of any Inventory, other than in the ordinary course of business consistent with past practice; or

              (xii) authorize any of, or agree to commit to do any of, the foregoing actions.

              (xiii)  cease to provide coverage under any group health plan (as defined in Section 5000b of the Code, Section 607 of ERISA, or both) which provides welfare benefits to any current or former employee of Seller or any of Seller's Subsidiaries, in connection with the sale (as such phrase is described in Section 54.4980B-9, Q&A-8 of the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as those regulations may be amended from time to time (including corresponding provisions of succeeding regulations), whether or not such regulations apply to this Agreement) of the Assets, and the Business as described in this Agreement.

            (c)  CHE or Seller shall use commercially reasonable efforts to comply in all material respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all the Permits necessary for, or otherwise material to, such business, in each case, where the failure to do so is reasonably likely to have a Material Adverse Effect.

            (d)  CHE or Seller shall administer each Corporation Benefit Plan, or cause the same to be so administered, in all material respects in accordance with the applicable provisions of the Code, ERISA and all other Applicable Laws. CHE or Seller will promptly notify Parent in writing of any receipt by CHE or Seller (and furnish Parent with copies) of any notice of Proceeding threatened or initiated by any Person involving any Corporation Benefit Plan to the extent such Proceeding would result in the imposition of any Lien on the Assets.

          4.1.2    Existing Condition.    Neither CHE nor Seller shall cause or permit to occur any of the events or occurrences described in Section 3.1.6 hereof; provided, however, that, Seller or CHE may sell, assign or otherwise transfer any of the Excluded Assets and Excluded Liabilities or any of the assets listed on Schedule 4.1.1.

          4.1.3    Update Schedules.    Seller shall promptly disclose to Purchaser any information contained in its representations and warranties herein or the Schedules hereto which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Seller herein or the Schedules hereto for the purposes of Article V hereof, unless Purchaser shall have expressly consented to such modification in writing.

          4.1.4    Proxy Statement.    As promptly as is reasonably practicable, CHE will prepare and file a preliminary Proxy Statement with the SEC. CHE will use its best efforts to file such preliminary Proxy Statement by May 24, 2002. CHE will use its reasonable best efforts to respond to the comments of the SEC, if any, in connection therewith and to furnish all information regarding CHE required in the definitive Proxy Statement (including, without limitation, financial statements and supporting schedules and certificates and reports of independent public accountants). Such Proxy Statement shall also seek approval of CHE's and Seller's change of name immediately at the Closing Date. As promptly as is reasonably practicable, after receiving approval from the SEC to mail (or being informed that the SEC will not review the Proxy Statement), CHE will cause the definitive Proxy Statement to be mailed to the stockholders of CHE. CHE shall use its best efforts to cause such mailing within two (2) Business Days after receiving such approval or information. If necessary, after the definitive Proxy Statement shall have been so mailed, CHE shall promptly circulate amended, supplemental or supplemented proxy material and, if required in connection therewith, re-solicit proxies. CHE's obligations under this Section 4.1.4 are subject to its right to withdraw or modify its approval or recommendation of the sale in accordance with Section 6.2.

          4.1.5    Stockholder Approval.    CHE, acting through its Board, shall, in accordance with Applicable Law, duly call, give notice of, convene and hold a meeting of the holders of Shares (the "CHE Stockholders' Meeting") for the purpose of voting upon this Agreement and the transactions contemplated hereby. CHE will hold such meeting in accordance with the minimum time required under Delaware law and CHE's Amended and Restated By-Laws. CHE agrees that this Agreement shall be submitted at such meeting. CHE shall use its reasonable best efforts to solicit from its stockholders proxies, and shall take all other action necessary and advisable, to obtain the approval of stockholders required by Applicable Law and the Restated Certificate of Incorporation or Amended and Restated By-Laws of CHE for this Agreement and the transactions contemplated hereby. CHE agrees that it will include in the Proxy Statement the recommendation of its Board that holders of its Common Stock and Preferred Stock approve and adopt this Agreement and approve the transactions contemplated hereby. CHE's obligations under this Section 4.1.5 are subject to its right to withdraw or modify its approval or recommendation of the sale in accordance with Section 6.2.

          4.1.6    Commercially Reasonable Efforts.    CHE and Seller shall promptly make all filings and seek to obtain all authorizations (including, without limitation, all filings required under the HSR Act) required under all Applicable Laws with respect to this Agreement and the transactions contemplated hereby and will reasonably consult and cooperate with each other with respect thereto. CHE and Seller will use their best efforts to make such filings by May 24, 2002. CHE and Seller shall not take any action (including effecting or agreeing to effect or announcing an intention or proposal to effect, any acquisition, business combination or other transaction) which would impair the ability of the Parties to consummate the transactions contemplated hereby; and (iii) use their commercially reasonable efforts to promptly (x) take, or cause to be taken, all other actions and (y) do, or cause to be done, all other things reasonably necessary, proper or appropriate to satisfy the conditions set forth in Article V (unless waived) and to consummate and make effective the transactions contemplated by this Agreement on the terms and conditions set forth herein (including seeking to remove promptly any injunction or other legal barrier that may prevent such consummation). CHE's and Seller's obligations under this Section 4.1.6 are subject to CHE's right to withdraw or modify its approval or recommendation of the sale in accordance with Section 6.2. Seller shall promptly notify Purchaser of any communication to that party from any Governmental Authority in connection with any required filing with, or approval or review by, such Governmental Authority in connection with this Agreement and the transactions contemplated hereby and permit Purchaser to review in advance any proposed communication to any Governmental Authority in such connection to the extent permitted by Applicable Law.

          4.1.7    Access to Information and Personnel.    CHE shall (and shall cause each of its subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of Parent ("Parent Representatives") reasonable access, during normal business hours throughout the period prior to the Closing Date, to its properties, books and records, such access not to unreasonably interfere with CHE's business or operations, and, during such period, shall (and shall cause each of its subsidiaries to) furnish promptly to such Parent Representatives all information concerning its business, properties and personnel as may reasonably be requested; provided, however, that access to any of Seller's restaurants and discussions with any landlord under any Lease or any of Seller's lenders shall be scheduled in advance with, and subject to the prior approval, not to be unreasonably withheld, of the Chief Executive Officer or President of CHE, and CHE shall have an opportunity to participate in such discussions. Parent shall have the right to meet with, interview, discuss and plan with Seller's Senior Vice President of Operations, regional managers, corporate chef and such others in the operational, marketing, purchasing, accounting or financial groups as Parent may reasonably desire, provided, however, that any such meetings, interviews or discussions shall be scheduled in advance with, and subject to the prior approval not to be unreasonably withheld, of the Chief Executive Officer or President of CHE, and any out-of-pocket travel or other travel related expenses related to such meetings, interviews or discussions shall be paid by Parent. Parent acknowledges CHE's interest that the Parent Representatives' investigations be as discreet as possible and not unduly disrupt the operations of CHE, and Parent will work diligently to complete the Parent Representatives' investigations in a timely manner so long as CHE cooperates in making the records and personnel available to Parent in a timely fashion. Nothing contained in this Agreement shall give Parent or Purchaser, directly or indirectly, the right to control or direct CHE's operations prior to the Closing.

          4.1.8    Maintenance of Insurance; Damages.

          Seller agrees to maintain Seller's current fire and casualty insurance on any of the Leased Premises until Closing. If before Closing, all or any part of any of the Leased Premises is damaged by fire or other casualty in an amount in excess of $2,500, then Seller shall notify Purchaser of such fact and, at the Closing, Seller shall assign, transfer and set over to Purchaser any insurance claims and proceeds that may have been or may thereafter be made for such damage. At Purchaser's request, Seller shall make any insurance claim relating to the damaged Leased Premises, and the Parties shall mutually agree upon a course of action to commence repairing or rebuilding the damaged Leased Premises.

          4.1.9    Notice of Offers.

          Seller agrees to promptly notify Purchaser of any third-party inquiry concerning the purchase of any of the material part of the Assets (including any restaurant) being sold pursuant to this Agreement.

        4.2    Agreements of Purchaser and Parent Pending the Closing.    Purchaser and Parent jointly and severally covenant and agree that, pending the Closing and except as otherwise agreed to in writing by Seller (such agreement not to be unreasonably withheld or delayed):

          4.2.1    Commercially Reasonable Efforts.    Parent and Purchaser shall, and shall use their commercially reasonable efforts to cause their respective subsidiaries, to: (i) promptly, but no later than five (5) days after execution of this Agreement, make all filings and seek to obtain all authorizations (including, without limitation, all filings required under the HSR Act) required under all Applicable Laws with respect to this Agreement and the transactions contemplated hereby and will reasonably consult and cooperate with each other with respect thereto; (ii) not take any action (including effecting or agreeing to effect or announcing an intention or proposal to effect, any acquisition, business combination or other transaction) which would impair the ability of the Parties to consummate the transactions contemplated hereby; and (iii) promptly (x) take, or cause to be taken, all other actions and (y) do, or cause to be done, all other things reasonably necessary, proper or appropriate to satisfy the conditions set forth in Article V (unless waived) and to consummate and make effective the transactions contemplated by this Agreement on the terms and conditions set forth herein (including seeking to remove promptly any injunction or other legal barrier that may prevent such consummation). Purchaser shall promptly notify Seller of any communication to Purchaser from any Governmental Authority in connection with any required filing with, or approval or review by, such Governmental Authority in connection with this Agreement and the transactions contemplated hereby and permit Seller to review in advance any proposed communication to any Governmental Authority in such connection to the extent permitted by Applicable Law.

          4.2.2    Proxy Statement.    Parent and Purchaser will cooperate with CHE in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Purchaser will furnish to CHE the information relating to it required by the Exchange Act to be set forth in the Proxy Statement.

        4.3    Confidentiality.    Each Party acknowledges that such Party has had, and may from time to time have, access to confidential records, data, customers lists, trade secrets and other confidential information owned or used by each other Party or any Subsidiary thereof (each, an "Interested Party") in the course of its business (the "Confidential Information"). Accordingly, each Party agrees (a) to hold all Confidential Information in strict confidence, (b) not to disclose Confidential Information of any Interested Party to any Person (except to such Interested Party or any Affiliate, employee, agent or representative thereof), and (c) not to use, directly or indirectly, any of such Confidential Information of any Interested Party for any competitive or commercial purpose; provided, however, that each Party may disclose Confidential Information to its Affiliates', officers, directors, employees, agents and attorneys if such Persons agree to comply with this Section 4.3; and provided, further, that, notwithstanding anything to the contrary contained herein, no Party shall be subject to any of the limitations set forth above with respect to any Confidential Information which (i) is now, or hereafter becomes, through no act or failure to act on the part of such Party that constitutes a breach of this Section 4.3, generally known or available to the public, (ii) is hereafter furnished to such Party by a third party, who, to the knowledge of such receiving Party, is not under any obligation of confidentiality to the related Interested Party, (iii) is disclosed with the written approval of the related Interested Party, (iv) is required to be disclosed by law (including securities law), court order or similar compulsion, (v) is required or is reasonably necessary to be provided pursuant to or in connection with any Proceeding involving the Parties hereto, or (vi) is independently developed by employees or agents of such Party and/or its, his or her Affiliates which or who have had no access to the relevant portions of the Confidential Information.

ARTICLE V

CONDITIONS PRECEDENT TO THE CLOSING

        5.1    Conditions Precedent to Purchaser's and Parent's Obligations.    The obligations on the part of the Purchaser and Parent to consummate the transactions to be consummated by each of them at the Closing pursuant to this Agreement are subject to the satisfaction at or prior to the Closing of each of the conditions set forth in this Section 5.1, any of which may be waived by Purchaser and Parent in their sole discretion.

          5.1.1    Representations and Warranties True as of the Closing Date.    The representations and warranties of Seller and CHE contained in this Agreement or in any list, certificate or document delivered by Seller or CHE to Purchaser pursuant to the provisions hereof shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties were made as of such date; provided, however, that any representation or warranty which is qualified by materiality shall, with regard to the portion so qualified, be true and correct in all respects.

          5.1.2    Compliance with this Agreement.    Seller and CHE shall have performed and complied with, in all material respects, all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing, including, without limitation, delivery to Purchaser of all of the items to be delivered by Seller pursuant to Section 2.2(a) of this Agreement.

          5.1.3    No Injunctions or Restraints.    On the Closing Date, no injunction, restraining order or other order or legal restraint or prohibition issued by any Governmental Authority shall be in effect which would prevent the consummation of the transactions contemplated by this Agreement or materially interfere with the Purchaser's ability to own the Assets and operate the Business.

          5.1.4    Consents and Approvals.

            (a)  Purchaser and Parent shall have received all Required Consents and any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

            (b)  Parent shall have received the Landlord's Consents.

          5.1.5    Material Adverse Change.    There shall have been no change in respect of the Business or the Assets resulting in a Material Adverse Effect (or changes which in the aggregate result in a Material Adverse Effect) since the date hereof.

          5.1.6    Non-Solicitation Agreements.    Each Person listed on Schedule 5.1.6 shall have entered into non-solicitation agreements in the form of Exhibits I-1 and I-2 hereto (the "Non-Solicitation Agreement").

          5.1.7    Gift Certificates and Other Perquisites.    CHE or Seller shall have returned to it all gift certificates and all VIP Diners Cards, held by any officer or director or any of their affiliates and any other card or similar device permitting any officer or director to dine at a discount at any of CHE's or Seller's restaurants constituting the Business.

          5.1.8    Certificates of Tax Authorities.    Certificates dated as of a date not earlier than the fifth business day prior to the Closing Date as to the good standing and dated at the latest practicable date as to the payment of all applicable sales taxes by Seller, executed by the appropriate official of the state of its incorporation and each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation; provided, however, that Seller's failure to deliver any such sales tax certificates from jurisdictions where the effect of such failure would not reasonably be expected to have a Material Adverse Effect shall not be a condition to Closing;

          5.1.9    Closing Deliveries: CHE or Seller, as the case may be, shall have delivered to Parent:

            (a)  a payoff letter or other documentation from each of the Senior Lenders and the Sub Lender in form and substance reasonably satisfactory to Parent evidencing the liabilities related to or arising under the Senior Debt or Sub Debt, as applicable, outstanding on the Closing Date and confirming that, following payment in full of such liabilities, such parties shall return to the Surviving Corporation any and all possessory collateral ("Possessory Collateral") held by or on behalf of either of them and provide to Parent recordable form Lien releases, UCC termination statements, canceled notes, releases and re-assignments of trademark and patent assignments and other documents (collectively, the "Release Documents") reasonably requested by Parent simultaneously with or promptly following the Closing.

          5.1.10    Deposit Letters.    Purchaser shall have presented written assurances from any Person refunding all or any portion of a deposit to Seller, that no additional deposit will be required from Purchaser after Closing.

        5.2    Conditions Precedent to the Obligations of Seller and CHE.    The obligations on the part of the Seller and CHE to consummate the transactions to be consummated by each of them at the Closing pursuant to this Agreement are subject to the satisfaction at or prior to the Closing of each of the conditions set forth in this Section 5.2, any of which may be waived by the Seller and CHE in their sole discretion.

          5.2.1    Representations and Warranties True as of the Closing Date.    The representations and warranties of Purchaser and Parent contained in this Agreement or in any list, certificate or document delivered by Purchaser or Parent to Seller or CHE pursuant to the provisions hereof shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties were made as of such date; provided, however, that any representation or warranty which is qualified by materiality shall, with regard to the portion so qualified, be true and correct in all respects.

          5.2.2    Compliance with this Agreement.    Purchaser and Parent shall have performed and complied with, in all material respects, all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing including, without limitation, delivery to Seller of all of the items to be delivered by Purchaser pursuant to Section 2.2(b) of this Agreement.

          5.2.3    No Injunctions or Restraints.    On the Closing Date, no injunction, restraining order or other order or legal restraint or prohibition issued by any Governmental Authority shall be in effect which would prevent the consummation of the transactions contemplated by this Agreement.

          5.2.4    Consents and Approvals.

            (a)  Seller and CHE shall have received all Required Consents and Landlord's Consents provided that the failure to receive any such Required Consent or Landlord's Consent shall not constitute a failure to satisfy a condition precedent to Seller's and CHE's obligations to consummate the transactions to be consummated by each of them at the Closing, provided that Purchaser and Parent shall have indemnified and held harmless Seller and CHE with respect to the failure to receive such Required Consents and Landlord's Consents on terms reasonably satisfactory to Seller and CHE.

            (b)  Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

          5.2.5    Stockholder Approval.    This Agreement and the transactions contemplated hereby shall have been approved by the Required Company Vote.

ARTICLE VI

INDEMNIFICATION

        6.1    Indemnification by Seller and CHE.    Except as otherwise limited by this Article VI, Seller and CHE, jointly and severally, shall indemnify and hold harmless Parent, Purchaser and their respective officers, directors, successors and permitted assigns from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable legal costs and expenses) suffered or incurred by any of them (hereinafter "Purchaser Losses"), arising out of or resulting from:

            (a)  the breach of any representation, warranty, covenant or agreement by Seller or CHE contained herein or in any exhibit, schedule or certificate delivered under this Agreement; or

            (b)  the failure of Seller to pay or otherwise discharge the Excluded Liabilities.

        6.2    Indemnification by Purchaser and Parent.    Except as otherwise limited by this Article VI, Purchaser and Parent, jointly and severally, shall indemnify and hold harmless Seller, CHE and their respective officers, directors, successors and permitted assigns from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable legal costs and expenses) suffered or incurred by any of them (hereinafter "Seller Losses") arising out of or resulting from:

            (a)  the breach of any representation, warranty, covenant or agreement by Purchaser or Parent contained herein or in any exhibit, schedule or certificate delivered under this Agreement; or

            (b)  the failure of Purchaser to pay, perform or otherwise discharge the Assumed Liabilities.

        6.3    Indemnification Procedures.

            (a)  For the purposes of this Section 6.3, the term "Indemnitee" shall refer to the Person indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section 6.1 or 6.2, as the case may be; the term "Indemnitor" shall refer to the Person having the obligation to indemnify pursuant to such provisions; and "Losses" shall refer to the "Seller Losses" or the "Purchaser Losses," as the case may be.

            (b)  An Indemnitee shall give written notice (a "Notice of Claim") to the Indemnitor within 30 days (or, to the extent possible, within such shorter period as may be necessary to give the Indemnitor a reasonable opportunity to respond to such claim) after the Indemnitee has knowledge of any claim (including a Third Party Claim in which case such Notice of Claim shall set forth the name of the party making such Third Party Claim, to the extent known) which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement. No failure to give such Notice of Claim shall affect the indemnification obligations of the Indemnitor hereunder, except to the extent such failure shall have prejudiced such Indemnitor's ability to successfully defend the matter giving rise to the claim. The Notice of Claim shall state the nature of the claim and the amount of the Loss, if known, and the Indemnitor shall have a period of 30 days to reply to such Notice of Claim.

            (c)  The obligations and liabilities of an Indemnitor under this Article VI with respect to Losses arising from claims of any third party that are subject to the indemnification provisions provided for in this Article VI ("Third Party Claims") shall be governed by the following additional terms and conditions: The Indemnitee at the time it gives a Notice of Claim to the Indemnitor of the Third Party Claim shall advise the Indemnitor that the Indemnitor shall be permitted, at the Indemnitor's option, to assume and control the defense of such Third Party Claim at the Indemnitor's expense and through counsel of the Indemnitor's choice reasonably acceptable to Indemnitee if the Indemnitor gives notice within the 30 day period specified above of the Indemnitor's intention to do so. In the event the Indemnitor exercises the Indemnitor's right to undertake the defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnitor in such defense and make available to the Indemnitor all witnesses, pertinent records, materials and information in the Indemnitee's possession or under the Indemnitee's control relating thereto as is reasonably required by the Indemnitor, and the Indemnitee may participate by the Indemnitee's own counsel and at the Indemnitee's own expense in defense of such Third Party Claim. Except for the settlement of a Third Party Claim which involves the payment of money only which is to be paid in full by the Indemnitor, no Third Party Claim for which the Indemnitor has elected to defend may be settled by the Indemnitor without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. If the Indemnitee does not receive written notice within said period that the Indemnitor has elected to assume the defense of such Third Party Claim, the Indemnitee may elect to assume such defense, assisted by counsel of the Indemnitee's own choosing. Whether or not Indemnitee elects to assume the defense of such Third Party Claim, the Indemnitor shall not be relieved of the Indemnitor's obligations hereunder. The Indemnitee will give the Indemnitor at least 10 days notice of any proposed settlement or compromise of any Third Party Claim it has elected to defend, during which time the Indemnitor may assume the defense of, and responsibility for, such Third Party Claim and if it does so the proposed settlement or compromise may not be made. In the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available to the Indemnitee all such witnesses, records, materials and information in the Indemnitor's possession or under the Indemnitor's control relating thereto as is reasonably required by the Indemnitee and the Indemnitor may participate by the Indemnitor's own counsel and at the Indemnitor's own expense in the defense of such Third Party Claim.

            (d)  Any claim by an Indemnitee with respect to Losses which do not result from a Third Party Claim will be asserted in the same manner as specified in Section 6.3(c) above. If the Indemnitor does not respond to such claim within the 30 day period specified in Section 6.3(c), the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee under this Agreement.

        6.4    Reduction of Losses.    To the extent any Losses of an Indemnitee are reduced by receipt of payment (a) under insurance policies which are not subject to retroactive adjustment or other reimbursement to the insurer in respect of such payment or (b) from third parties not affiliated with the Indemnitee, such payments (net of the expenses of the recovery thereof) shall be credited against such Losses and, if indemnification payments shall have been received prior to the collection of such proceeds, the Indemnitee shall remit to the Indemnitor the amount of such proceeds (net of the cost of collection thereof) to the extent of indemnification payments received in respect of such Losses. All Losses shall be calculated net of any tax benefits or tax detriments actually received or suffered relating to such Losses.

        6.5    Subrogation.    The Indemnitor shall be subrogated to the Indemnitee's rights of recovery to the extent of any Losses satisfied by the Indemnitor. The Indemnitee shall permit the Indemnitor to use the name of the Indemnitee and the names of the Indemnitee's affiliates in any transaction or proceeding to enforce such rights and shall use reasonable efforts to execute and deliver such instruments and papers as are necessary to assign such rights and assist in the exercise thereof, including access to books and records with respect to such Losses.

        6.6    Exclusive Remedy.    From and after the Closing, none of the Parties hereto shall be liable or responsible in any manner whatsoever to any other Party, whether for indemnification or otherwise, except for indemnity as expressly provided in this Article VI, which provides the exclusive remedy and cause of action of the Parties hereto with respect to any matter arising out of or in connection with this Agreement or any Schedule or Exhibit hereto or any opinion or certificate delivered in connection herewith. Each of the Parties hereby waives, releases and agrees not to make any claim or bring any contribution, cost recovery or other action against the other Parties or any of their respective successors or assigns or any controlling Person or other affiliate of the other Parties, under common law or any Federal, state or local law or regulation now existing or hereafter enacted which seeks to allocate liabilities between Purchaser and Seller in a different manner than as expressly set forth in this Agreement.

        6.7    Limitation and Expiration.

            (a)  The Indemnitor shall be liable for all Losses arising out of any breaches of the covenants, agreements, representations and warranties set forth in this Agreement, unless any such covenant, agreement, representation or warranty shall have been specifically waived in writing by the Indemnitee.

            (b)  The aggregate amount of the Losses for which Seller or CHE, on the one hand, or Parent or Purchaser on the other, may be responsible under this Article VI shall not exceed an amount equal to the Purchase Price, except for Losses arising out of fraud, which may be unlimited.

            (c)  The indemnification obligations under this Article VI or under any certificate or writing furnished in connection herewith, shall terminate at the date that is the later of clause (i), (ii) or (iii) of this Section 6.7, as applicable:

              (i)    except for the representations and warranties set forth in Sections 3.1.4, 3.1.5, 3.1.14, 3.1.15, 3.1.17, 3.1.18, 3.1.19, 3.1.20, 3.1.23, 3.1.24, 3.1.27 and 3.1.28, all representations and warranties set forth in this Agreement shall not survive the Closing.

              (ii)  (A) with respect to claims relating to or arising out of any Taxes, the date that is six (6) months after the expiration of the longest applicable federal or state statute of limitations (including any extension thereof) or if there is no applicable statute of limitations, ten (10) years after the Closing Date; or

                (B)  with respect to all claims other than those referred to in clauses (i) or (ii)(A) of this Section 6.7(c), twelve (12) months after the Closing Date; or

              (iii)  the final resolution of claims or demands pending as of the relevant dates described in subparagraph (ii) of this Section 6.7.

        6.8    No Consequential Damages.    The obligations of any Indemnitor in respect of a claim for indemnification under this Article VI shall not include any special, exemplary or consequential damages, including business interruption or lost profits, or any punitive damages made by any Indemnitee.

ARTICLE VII

ADDITIONAL AGREEMENTS

        7.1    Employee Matters.

            (a)  Purchaser shall, on or prior to the Closing Date, offer employment in connection with the conduct of the Business effective after the Closing Date to all employees of Seller (excluding, except as otherwise required by applicable law, employees who are on a leave of absence for any reason) other than those listed in Schedule 7.1. Purchaser may, but shall not be required to, offer employment to those persons listed on Schedule 7.1. All such employees who accept Purchaser's offer of employment will become employees of Purchaser (the "Transferred Employees"). Purchaser shall not be required to offer employment to any employee of Seller or CHE that is not actively at work on the Closing Date as the result of a long-term disability or as a result of any disciplinary action by Seller, and Purchaser shall not assume any liability with respect to any current or former employee of Seller except as specifically set forth in this Agreement with respect to the Transferred Employees, or as otherwise required by applicable law;

            (b)  With respect to each Transferred Employee:

              (i)    Purchaser will provide the Transferred Employees with base salary or wage compensation substantially similar to that provided such employees by Seller on the Closing Date. Purchaser shall not, however, be obligated to retain or provide any bonus or other incentive program as was provided by Seller on the Closing Date. With respect to non-wage terms and conditions of employment, such as pension or savings plans, health, life and disability insurance, Purchaser may either (A) establish or provide arrangements that are similar to those provided such employees by Seller on the Closing Date, or (B) cover such employees (to the extent underwriting conditions permit) under the arrangements Purchaser provides its current, similar-treated employees.

              (ii)  To the extent provided under Purchaser's Medical Plan, Purchaser shall waive pre-existing condition requirements, evidence of insurability provisions or any similar provisions under any employee benefit plan or compensation arrangements maintained or sponsored by or contributed to by Purchaser for the Transferred Employees as of the Closing Date to the extent such individuals were covered under Seller's or CHE's applicable medical plan ("Seller's Medical Plan") and to the extent such requirements or provisions did not apply under Seller's Medical Plan.

              (iii)  Purchaser shall offer coverage to the Transferred Employees under Purchaser's plan or plans that provide medical benefits ("Purchaser's Medical Plan") as of the Closing Date consistent with plans offered to other employees of Purchaser similarly situated. Seller shall be responsible for medical expenses covered under the terms of Seller's Medical Plan incurred by a Transferred Employee and/or his covered dependents prior to and through the Closing Date. If a Transferred Employee or a covered dependent of a Transferred Employee enrolled in Seller's Medical Plan is hospitalized on the Closing Date, Seller's Medical Plan shall continue to provide coverage for such Person until he or she is discharged from the hospital, to the extent coverage is provided under the terms of Seller's Medical Plan.

              (iv)  Recognizing Seller's inability to offer effective continued health coverage on a regional basis where Seller no longer maintains operations, Purchaser shall be primarily responsible for providing insurance coverage as required by Sections 4980B of the Code and Section 601 et seq of ERISA ("COBRA") on and after Closing with respect to any employee or former employee of Seller (other than any employee set forth on Schedule 7.1 or whose employment was associated with any of the assets relating to any Angelo and Maxie's restaurant) whose employment with Seller is terminated prior to or in connection with the sale but who does not become a Transferred Employee and any dependent of such employee, who on, prior to or in connection with the Closing, becomes a "qualified beneficiary" (within the meaning of Section 4980B(g)(1) of the Code) as the result of any "qualifying event"(within the meaning of Section 4980B(f)(3) of the Code) that occurs on, prior to or in connection with the Closing. Seller shall be secondarily liable for such COBRA coverage, and shall remain solely liable for (a) complying with all legal requirements relating to coverage, including providing any legally required notices, under the Seller's Medical Plan with respect to any employee listed on Schedule 7.1 or whose employment was associated with any of the assets relating to any Angelo and Maxie's restaurant; and (b) complying with all notices requirements (including, but not limited to, COBRA notice requirements) relating to coverage under the Seller's Medical Plan, with respect to each employee of Seller who terminates employment prior to Closing but not in connection with the Closing. Purchaser shall be solely responsible for complying with all legal requirements relating to group health plan coverage with respect to any (a) Transferred Employee or (b) dependent of such Transferred Employee, in each case who, after the Closing Date, becomes a "qualified beneficiary" (within the meaning of Section 4980B(g)(1) of the Code) as the result of any "qualifying event"(within the meaning of Section 4980B(f)(3) of the Code) that occurs after the Closing Date or who, after the Closing Date, ceases to be covered under Purchaser's group health plan.

              (v)  Purchaser shall recognize for purposes of eligibility for participation and vesting under its employee benefit plans and compensation arrangements the service of any Transferred Employee with Seller and/or its Affiliates.

            (c)  As of the Closing Date, Purchaser will assume any and all obligations of the Seller to Transferred Employees for any vacation entitlement and vacation pay entitlement which were accrued as of the Closing Date and set forth on Schedule 1.4.1(a)(iii), as adjusted.

            (d)  Neither Purchaser nor Seller intend this Section 7.1 to create any rights or interest, except as between Purchaser and Seller, and no present or future employees of any Party (or any dependents of such employees) will be treated as third party beneficiaries in or under this Agreement.

            (e)  Before and after the Closing Date, Seller and Purchaser will cooperate to make available to each other on a prompt basis all reasonable information and documents as may be necessary to coordinate the employment by Purchaser of Transferred Employees, their benefit programs and employment practices and to further the orderly administration of those programs, practices in the provisions of this Agreement relating to Transferred Employees.

            (f)    Seller shall retain sponsorship and liability of all Corporation Benefit Plans following the Closing, and for payment of all benefits owing under the Corporation Benefit Plans both before and after the Closing.

            (g)  Seller and Purchaser agree to use their reasonable efforts to execute all necessary documents, file all required forms with any governmental agencies and to undertake all actions that may be necessary or desirable to implement expeditiously any actions contemplated in this Section 7.1.

        7.2    Maintenance of Books and Records.    Each of Seller and Purchaser shall preserve until the seventh anniversary of the Closing Date all records possessed or to be possessed by such Party relating to any of the assets, liabilities or business of the Business prior to the Closing Date. After the Closing

Date, where there is a legitimate purpose, such Party shall provide the other Parties with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (a) the officers, directors, accountants, and employees of such Party and (b) the books of account and records of such Party, and the other Parties and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such Party; and further provided, that, as to so much of such information as constitutes trade secrets or confidential business information of such Party, the requesting Party and its officers, directors and representatives will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such Party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such Party, through sources other than the requesting Party, its affiliates or its officers, directors or representatives. Such records may nevertheless be destroyed by a Party if such Party sends to the other Party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless the other Party objects to the destruction, in which case, the Party seeking to destroy the records shall deliver such records to the objecting Party.

        7.3    Payments Received.    Seller and Purchaser each agree that after the Closing Date they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing Date which properly belongs to the other Party and will account to the other for all such receipts.

        7.4    Use of Name.    In connection with the submission of the Proxy Statement, CHE shall obtain approval to change its and Seller's name. Immediately following the Closing Date, Seller and CHE shall take all such actions as are necessary to change the name of Chart House, Inc., Chart House Enterprises, Inc. and the corporate name of any affiliate of CHE to another corporate name which does not include the word "Chart House" or other words which are confusingly similar to the corporate names, trade names and/or trademarks of Purchaser and/or its affiliates.

        7.5    Publicity.    Parent and CHE will agree upon the timing and content of the initial press release to be issued describing the transactions contemplated by this Agreement, and will not make any public announcement thereof prior to reaching such agreement unless required to do so by Applicable Law or regulation or stock exchange requirement. To the extent reasonably requested by any other Party, each Party will thereafter consult with and provide reasonable cooperation to the others in connection with the issuance of further press releases or other public documents describing the transactions contemplated by this Agreement.

        7.6    No Solicitation of Other Offers.

            (a)  CHE shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or representative or agent of CHE or any of its subsidiaries (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by CHE or any of its subsidiaries) to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action to facilitate the initiation of any inquiries or proposals regarding an Acquisition Proposal (as hereinafter defined), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any Person relating to, any Acquisition Proposal, or (iii) agree to approve or recommend any Acquisition Proposal; provided, however, that nothing contained in this Section 7.6 shall prohibit CHE or the Board from taking and disclosing to stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act; and provided, further, that, prior to CHE Stockholders' Meeting, (y) the Board on behalf of CHE may upon the bona fide unsolicited request of a Third Party (as hereinafter defined) furnish information or data (including, without limitation, confidential or non-public information or data) relating to CHE or its subsidiaries for the purposes of an Acquisition Proposal and participate in negotiations with a Person making an unsolicited bona fide Acquisition Proposal if the Board believes that to do so could reasonably lead to a Superior Proposal (as hereinafter defined) and (z) the Board may withdraw or modify its recommendation relating to this Agreement or the transactions contemplated hereby if the Board determines in good faith after consultation with its financial advisor that the transactions contemplated hereby are no longer in the best interests of CHE's stockholders and that such withdrawal or modification is, therefore, advisable in order to satisfy its fiduciary duties to CHE's stockholders under Applicable Law.

            (b)  As used in this Agreement, "Acquisition Proposal" means any proposal for any of the following (in each case, an "Acquisition Transaction"): (i) a transaction pursuant to which any Person (or group of Persons) other than Parent or its affiliates (a "Third Party") acquires 20% or more of the outstanding shares of capital stock of CHE or Seller pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving CHE or Seller and any Third Party, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Seller or other subsidiaries of CHE, and the entity surviving any merger or business combination including any of them) of CHE or Seller having a fair market value equal to 20% or more of the fair market value of all the assets of CHE or Seller immediately prior to such transaction, (iv) any public announcement by a Third Party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, (v) a self tender offer, or (vi) any transaction subject to Rule 13(e)-3 under the Exchange Act. As used in this Agreement, "Superior Proposal" means an Acquisition Proposal for more than 50% of the outstanding shares of capital stock, or for all or substantially all of the assets, of CHE that (i) is not subject to any financing contingencies or is, in the good faith judgment of the Board after consultation with its financial advisor, reasonably capable of being financed and (ii) the Board determines in good faith, based upon such matters as it deems relevant, including an opinion of its financial advisor, would, if consummated, result in a transaction more favorable to CHE's stockholders from a financial point of view than the transactions contemplated hereby.

            (c)  Prior to providing any information to or entering into discussions with any Person in connection with an Acquisition Proposal by a Person as set forth in Section 7.6(a), CHE shall receive from such Person an executed confidentiality agreement in reasonably customary form and shall notify Parent orally and in writing of the existence of any Acquisition Proposal or any inquiries indicating that any Person is considering making or wishes to make an Acquisition Proposal, as promptly as practicable (but in no case later than three Business Days) after its receipt thereof. CHE shall, to the extent reasonably practicable, inform Parent of the status of any discussions or negotiations with any such Third Party, and any material changes to the terms and conditions of such Acquisition Proposal. At least five (5) days prior to either (x) accepting any Superior Proposal or (y) any change by the Board in its recommendation of the transactions contemplated hereby (if following the receipt of any Acquisition Proposal), CHE shall advise Parent orally and in writing of such Acquisition Proposal and the material terms and conditions of such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal. During such five (5) day period, the Board shall negotiate in good faith to determine whether Parent can or is willing to make a proposal that is superior to the Superior Proposal.

            (d)  Subject to the foregoing provisions of this Section 7.6, CHE shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Parent and Purchaser) conducted heretofore with respect to any of the foregoing. CHE shall ensure that the officers and directors of CHE and its subsidiaries and any investment banker, financial advisor, attorney, accountant or other advisor or representative retained by CHE are aware of the restrictions described in this Section 7.6.

        7.7    Sales and Liquor Taxes.

        Seller agrees that it will pay any sales and liquor tax and any taxes required to be paid pursuant to the Illinois Unemployment Insurance Act, in each case relating to the operations of Seller and attributable to time periods prior to the Closing Date.

        7.8    Further Assurances, Post-Closing Cooperation.

            (a)  At any time or from time-to-time after the Closing, at Purchaser's request and without further consideration, CHE and Seller shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, all of the Assets, and, to the full extent permitted by law, to put Purchaser in actual possession and operating control of the Business and the Assets and to assist Purchaser in exercising all rights with respect thereto, and otherwise to cause CHE and Seller to fulfill their obligations under this Agreement. Seller shall be reimbursed by Purchaser for any actual out-of-pocket expense incurred in connection with the foregoing.

            (b)  If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with any Governmental Authority, financial statements or to fulfill its obligations hereunder, it is necessary that a Party be furnished with additional information, documents or records relating to the Business and such information, documents or records are in the possession or control of the other Party, such other Party shall use commercially reasonable efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense. Any information obtained by Seller or Purchaser in accordance with this paragraph shall be held confidential by Seller or Purchaser in accordance with Section 4.3.

ARTICLE VIII

MISCELLANEOUS

        8.1    Termination.

        Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

            (a)  by mutual written consent of Parent and CHE; or

            (b)  subject to Section 5.1.2 and 5.2.2, by Parent or CHE if the Closing shall not have occurred by July 31, 2002, provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to perform any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

            (c)  by Parent or CHE, if any court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining,

    enjoining or otherwise prohibiting the payment of the Purchase Price and such order, decree, ruling or other action shall have become final and nonappealable; or

            (d)  by Parent or CHE, if the Board shall have authorized CHE to enter into a written agreement concerning a transaction that the Board has determined is a Superior Proposal; or

            (e)  by Parent or CHE, if the Required Company Vote shall not have been obtained at the CHE Stockholders' Meeting; or

            (f)    by CHE, in the event of a breach in any material respect by Parent or Purchaser of any representation, warranty, covenant or agreement contained in this Agreement which (i) cannot or has not been cured within 15 days after the giving of written notice of such breach to Parent and Purchaser and has not been waived by CHE pursuant to the provisions hereof and (ii) would cause the conditions set forth in Article V not to be satisfied;

            (g)  by Parent, if the Board shall have withdrawn or modified its approval or recommendation of this Agreement or the transactions contemplated hereby; or

            (h)  by Parent, in the event of a breach in any material respect by Seller or CHE of any representation, warranty, covenant or agreement contained in this Agreement which (i) cannot or has not been cured prior to 15 days after the giving of written notice of such breach to Seller and has not been waived by Parent pursuant to the provisions hereof and (ii) would cause the conditions set forth in Article V not to be satisfied.

        8.2    Effect of Termination and Abandonment.    In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to this Article VIII, no Party (or any of its directors or officers) shall have any liability or further obligation to any other Party, except as provided in Section 8.3 and 8.6, except that nothing herein will relieve any Party from liability for any breach of this Agreement.

        8.3    Payment of Certain Fees upon Termination.    If (i) CHE or Parent terminates this Agreement pursuant to Section 8.1(d) or (ii) Parent terminates this Agreement pursuant to Section 8.1(g) and by the date which is twelve (12) months after the date of termination of this Agreement, an Acquisition Transaction with a third party is announced or a letter of intent is entered into and the Acquisition Transaction is subsequently consummated, then, in either case, CHE shall pay to Parent, by wire transfer of immediately available funds, within two days after the consummation of the transaction constituting a Superior Proposal or Acquisition Transaction, as the case may be, a fee of $1,500,000 plus expenses not to exceed $500,000.

        8.4    Bulk Sales Law.    Purchaser waives compliance by Seller with the provision of any applicable bulk sales laws. Seller shall promptly pay and discharge when due or contest or litigate all claims of creditors that are asserted against Purchaser by reason of non-compliance with such laws, except with respect to any such claims that relate to the Assumed Liabilities.

        8.5    Sales, Transfer and Documentary Taxes, etc.    All excise, sales, value added, use, registration, stamp, transfer and similar Taxes, levies, charges and fees incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Purchaser, whether imposed by law on Seller or Purchaser, and Purchaser shall indemnify, reimburse and hold harmless Seller in respect of the liability for payment of or failure to pay any such Taxes, levies, charges or fees. Purchaser and Seller shall cooperate in providing each other appropriate resale exemption certificates and other appropriate Tax documentation.

        8.6    Expenses.    Each Party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by it, incurred in connection with this Agreement and the transactions contemplated hereby, except (i) the expenses incurred in connection with the printing, filing and mailing to stockholders of the Proxy Statement and the solicitation of stockholder approvals shall be the sole responsibility of CHE, and (ii) all filing fees incurred, or to be incurred, in connection with filings under the HSR Act and any other applicable antitrust laws and regulations shall be shared equally by CHE and Parent.

        8.7    Contents of Agreement; Amendments.    This Agreement and the Confidentiality Agreement dated August 13, 2001 between Parent and CHE (the "Confidentiality Agreement') sets forth the entire understanding of the Parties hereto with respect to the transactions contemplated hereby. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral (other than the Confidentiality Agreement), are superseded by this Agreement. This Agreement shall not be amended or modified except by written instrument duly executed by each of the Parties hereto.

        8.8    Assignment and Binding Effect.    This Agreement may not be assigned prior to the Closing by any Party without the prior written consent of the other Parties, provided that Purchaser may assign this Agreement to an affiliate of Purchaser without obtaining such consent, provided further that no such assignment shall relieve Purchaser or Parent of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of CHE, Parent, Seller and Purchaser, provided that the Parties hereto shall continue to be obligated in accordance with the terms of this Agreement.

        8.9    Waiver.    Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party.

        8.10    Notices.    All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) Business Days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand, by facsimile, or by nationally recognized private carrier shall be deemed given on the first Business Day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) Business Days after its delivery by facsimile. All notices shall be addressed as follows:

(a)	As to the Company:	Chart House Enterprises, Inc. 640 North LaSalle Street, Suite 295 Chicago, Illinois 60610
		Telephone:	(312) 202-1924
		Telecopy:	(312) 649-6941
		Attn:	Kenneth R. Posner
	with a copy (which shall not constitute notice) to:	Seyfarth Shaw 55 East Monroe Street Suite 4200 Chicago, Illinois 60603
		Telephone:	(312) 269-8961
		Telecopy:	(312) 269-8869
		Attn:	Robert F. Weber

(b)	As to Parent and Merger Sub:	Landry's Restaurants, Inc. 1510 West Loop South Houston, Texas 77027
		Telephone:	(713) 386-7000
		Telecopy:	(713) 386-7070
		Attention:	Tilman J. Fertitta, Chairman, President and Chief Executive Officer
	with a copy (which shall not constitute notice) to:	Haynes and Boone, LLP 1000 Louisiana Suite 4300 Houston, Texas 77002
		Telephone:	(713) 547-2566
		Telecopy:	(713) 236-5652
		Attention:	Arthur S. Berner

or to such other address and to the attention of such other Person as the Party to whom such notice is to be given may have theretofore designated in a notice to the other Party hereto.

        8.11    Governing Law.    This Agreement shall be governed by and interpreted and enforced in accordance with the internal laws of the State of Delaware.

        8.12    No Benefit to Others.    The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties hereto and, in the case of Article VI hereof, the other Indemnitees, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other Persons.

        8.13    Headings, Gender and "Person".    All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "Person" herein shall include an individual, firm, corporation, partnership, trust, Governmental Authority or body, association, unincorporated organization or any other entity.

        8.14    Schedules and Exhibits.    All schedules and exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

        8.15    Severability.    Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability, and any such invalidity or unenforceability shall not invalidate or render unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        8.16    Counterparts; Facsimile Signatures.    This Agreement may be executed in any number of counterparts and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the Parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. The Parties agree that facsimile transmission of original signatures shall constitute and be accepted as original signatures.

        8.17    CHE Guarantee.    CHE hereby unconditionally guarantees to Purchaser and Parent the full and timely performance of all of the obligations and agreements of Seller in accordance with the terms hereof. The foregoing guarantee shall include the guarantee of the payment of all Purchaser Losses which might become recoverable as a result of the nonperformance of any of the obligations or agreements so guaranteed or as a result of the nonperformance of this guarantee. Each of Purchaser and Parent may, at its option, proceed against CHE for the performance of any such obligation or agreement, or for damages for default in the performance thereof, without first proceeding against Seller or against any of its properties. CHE further agrees that its guarantee shall be an irrevocable guarantee and shall continue in effect notwithstanding any extension or modification of any guaranteed obligation, any assumption of any such guaranteed obligation by any other party, or any other act or thing which might otherwise operate as a legal or equitable discharge of a guarantor and CHE hereby waives all special suretyship defenses and notice requirements.

        8.18    Parent Guarantee.    Parent hereby unconditionally guarantees to Seller and CHE the full and timely performance of all of the obligations and agreements of Purchaser in accordance with the terms hereof. The foregoing guarantee shall include the guarantee of the payment of all Seller Losses which might become recoverable as a result of the nonperformance of any of the obligations or agreements so guaranteed or as a result of the nonperformance of this guarantee. Each of Seller and CHE may, at its option, proceed against Parent for the performance of any such obligation or agreement, or for damages for default in the performance thereof, without first proceeding against Purchaser or against any of its properties. Parent further agrees that its guarantee shall be an irrevocable guarantee and shall continue in effect notwithstanding any extension or modification of any guaranteed obligation, any assumption of any such guaranteed obligation by any other party, or any other act or thing which might otherwise operate as a legal or equitable discharge of a guarantor and Parent hereby waives all special suretyship defenses and notice requirements.

        8.19    No Strict Construction.    The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and agreement, and no rule of strict construction shall be applied against any Party.

        8.20    Jurisdiction and Service of Process.    SELLER, CHE, PARENT AND PURCHASER HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN WILMINGTON, DELAWARE, AND IRREVOCABLY AGREE THAT, SUBJECT TO THE OTHER PROVISIONS OF THIS AGREEMENT, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT WHICH MAY BE LITIGATED SHALL BE LITIGATED IN SUCH COURTS. EACH OF SELLER, CHE, PARENT AND PURCHASER ACCEPTS FOR SUCH PARTY AND IN CONNECTION WITH SUCH PARTY'S PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT.

        8.21    Trial.    EACH OF SELLER, CHE, PARENT AND PURCHASER HEREBY WAIVES SUCH PARTY'S RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF. EACH OF SELLER, CHE, PARENT AND PURCHASER ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY PARTY TO THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF SELLER, CHE, PARENT AND PURCHASER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY

RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH OF SELLER, CHE, PARENT AND PURCHASER FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH SUCH PARTY'S LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY'S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

        8.22    Knowledge.    As used in this Agreement, "knowledge" of Seller or CHE, to Seller's or CHE's knowledge, or words of similar import shall mean the actual knowledge as of the applicable date, after reasonable inquiry, of those persons listed in Schedule 8.22(a). As used in this Agreement, "knowledge" of Purchaser or Parent, to Purchaser's or Parent's knowledge, or words of similar import shall mean the actual knowledge as of the applicable date, after reasonable inquiry, of those persons listed in Schedule 8.22(b).

        8.23    Attorney's Fees.    The prevailing Party in any action, suit, proceeding, arbitration, or mediation, brought to enforce any matter under this Agreement, shall be entitled to recover, in addition to any other available remedies, its reasonable attorney's fees and costs actually incurred in connection with the action, suit, proceeding, arbitration or mediation.

        [SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

CHART HOUSE, INC.
By:	/s/ KENNETH R. POSNER
Name:	Kenneth R. Posner
Title:	President
CHART HOUSE ENTERPRISES, INC.
By:	/s/ KENNETH R. POSNER
Name:	Kenneth R. Posner
Title:	President
LANDRY'S RESTAURANTS, INC.
By:	/s/ TILMAN J. FERTITTA Tilman J. Fertitta President
LCH ACQUISITION, INC.
By:	/s/ TILMAN J. FERTITTA Tilman J. Fertitta President

ANNEX I

DEFINITIONS

        Capitalized terms used but not defined in the Asset Purchase Agreement have the respective meanings assigned to such terms below.

        "AAA" is defined in Section 1.3.3(b).

        "Acquisition Proposal" is defined in Section 7.6(b).

        "Acquisition Transaction" is defined in Section 7.6(b).

        "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

        "Agreed Rate" is defined in Section 1.3.3(c).

        "Agreement" is defined in the first paragraph of this Agreement.

        "Amended and Restated By-Laws" is defined in Section 3.1.2.

        "Applicable Law" means any law, order, rule or regulation applicable to the Company, any Company Subsidiary or the assets of the Company or any Company Subsidiary.

        "Assets" is defined in Section 1.1.

        "Assigned Contracts" is defined in Section 1.1.1(e).

        "Assumed Closing Date Liabilities" is defined in Section 1.3.3(a).

        "Assumed Closing Statement" is defined in Section 1.3.3(a).

        "Assumed Current Assets" is defined in Section 1.3.3(a)

        "Assumed Liabilities" is defined in Section 1.4.1.

        "Assumption Agreement" is defined in Section 2.2(a)(iv).

        "Blue Sky Laws" is defined in Section 3.1.4(b).

        "Board" is defined in Section 3.1.3.

        "Business" is defined in Recital A.

        "CERCLA" means the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et. seq., as amended.

        "CHE" is defined in the first paragraph of this Agreement.

        "CHE SEC Reports" is defined in Section 3.1.5(a).

        "CHE Stockholders' Meeting" is defined in Section 4.1.5.

        "Closing" is defined in Section 2.1.

        "Closing Date" is defined in Section 2.1.

        "Closing Assumed Current Assets" is defined in Section 1.3.3(a).

        "COBRA" means Consolidated Omnibus Budget Reconciliation Act, as amended.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Common Stock" is defined in Section 3.1.3.

        "Confidential Information" is defined in Section 4.3.

        "Confidentiality Agreement" is defined in Section 8.7.

        "Contract" means any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or other agreement, commitment, or license.

        "Corporation Benefit Plans" is defined in Section 1.1.2(i).

        "DGCL" is defined in Section 3.1.3.

        "Environmental Law" means any applicable federal, state, and local statute, regulation, ordinance, and administrative or judicial order relating to protection of public health and welfare and the environment, including, without limitation, those regulating hazardous substances, such as CERCLA, the Resource Conservation and Recovery Act, the Federal Clean Air and Clean Water Acts, and their state analogs, and those relating to the protection of environmentally sensitive areas.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Estimated Assumed Closing Date Liabilities" is defined in Section 1.3.3(a).

        "Estimated Assumed Current Assets" is defined in Section 1.3.3(a).

        "Estimated Assumed Current Assets Statement" is defined in Section 1.3.3(a).

        "Exchange Act" is defined in Section 3.1.4(b).

        "Excluded Assets" is defined in Section 1.1.2.

        "Excluded Contracts" is defined in Section 1.1.2(g).

        "Excluded Liabilities" is defined in Section 1.4.2.

        "FIRPTA" means Foreign Investment in Real Property Tax Act.

        "GAAP" is defined in Section 3.1.5(b).

        "Governmental Authorities" is defined in Section 3.1.4(b).

        "Hazardous Substance" means "hazardous substance," "pollutant," or "contaminant," and "petroleum" and "natural gas liquids" as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, bioaerosols, radioactive materials, mold, and putrescible and infectious materials.

        "HSR Act" is defined in Section 3.1.4(b).

        "Indemnitee" is defined in Section 6.3(a).

        "Indemnitor" is defined in Section 6.3(a).

        "Independent Accounting Firm" is defined in Section 1.3.3(b).

        "Intellectual Property" is defined in Section 3.1.18(b).

        "Interested Party" is defined in Section 4.3.

        "Inventory" is defined in Section 1.1.1(d).

        "IRS" means the Internal Revenue Service.

        "knowledge" is defined in Section 8.22.

        "Landlord's Consents" is defined in Section 2.2(a)(xi).

        "Latest Balance Sheet" is defined in Section 3.1.5(c).

        "Lease Assignments" is defined in Section 2.2(a)(iii).

        "Leased Property" is defined in Section 1.1.1(a).

        "Leases" is defined in Section 1.1.1(a).

        "Liabilities Schedule" is defined in Section 1.3.3(a).

        "Liens" means mortgages, liens, security interests, pledges, easements, rights of first refusal, options, restrictions or encumbrances of any kind.

        "Losses" is defined in Section 6.3(a).

        "Material Adverse Effect" means in respect of any Person, any change in, or effect on such Person, or, in the case of the Seller, the Business or the Assets, in each case taken as a whole, which is or is reasonably likely to be, materially adverse to the business, operations, assets, liabilities, financial condition of the Business or the Assets, taken as a whole.

        "Material Contract" is defined in Section 3.1.16(a).

        "Newco" is defined in Section 1.6.

        "Non-Solicitation Agreement" is defined in Section 5.1.6.

        "Notice of Claim" is defined in Section 6.3(b).

        "OSHA" means Occupational Safety and Health Administration.

        "Parent" is defined in the first paragraph of this Agreement.

        "Parent Representatives" is defined in Section 4.1.7.

        "Party" or "Parties" means one or more as the context requires of CHE, Seller, Parent and Purchaser.

        "Permits" is defined in Section 1.1.1(f).

        "Permitted Liens" is defined in Section 3.1.14.

        "Person" is defined in Section 8.13.

        "Piper Jaffray" is defined in Section 3.1.10.

        "Possessory Collateral" is defined in Section 5.1.9(a).

        "Preferred Stock" is defined in Section 3.1.3.

        "Premises" is defined in Recital A.

        "Proceedings" is defined in Section 3.1.8.

        "Proxy Statement" is defined in Section 3.1.9.

        "Purchaser" is defined in the first paragraph of this Agreement.

        "Purchaser Losses" is defined in Section 6.1.

        "Purchaser's Disclosure Schedule" is defined in Section 3.2.

        "Purchaser's Medical Plan" is defined in Section 7.1(b).

        "Purchase Price" is defined in Section 1.3.1.

        "Release Documents" is defined in Section 5.1.9(a).

        "Required Company Vote" is defined in Section 3.1.3.

        "Required Consents" is defined in Section 3.1.4(b).

        "Restated Certificate of Incorporation" is defined in Section 3.1.2.

        "Returns" means, collectively, with respect to any Person, returns, declarations of estimated tax, tax reports, information returns and statements relating to any material Taxes with respect to any income, assets or operations.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" is defined in Section 3.1.4(b).

        "Seller" is defined in the first paragraph of this Agreement. In addition, "Seller" shall mean any Subsidiary of Chart House, Inc. or CHE, owning any interest in the Assets or the Business.

        "Seller Losses" is defined in Section 6.2.

        "Seller's Disclosure Schedule" is defined in Section 3.1.

        "Seller's Medical Plan" is defined in Section 7.1(b)(ii).

        "Senior Debt" means the Company's Revolving Credit and Term Loan Agreement.

        "Senior Lender" means the holder of the Senior Debt.

        "Stock Sale" is defined in Section 1.6.

        "Sub Debt" means the Company's outstanding unsecured notes.

        "Sub Lender" means the holder of the Sub Debt Amount.

        "Subsidiary" means, with respect to any Person, any other Person of which more than fifty percent (50%) of the capital stock or other interests entitled to vote in the election of directors or comparable Persons performing similar functions are at the time owned or controlled, directly or indirectly, through one or more Subsidiaries, by such Person.

        "Subsidiary Documents" is defined in Section 3.1.2.

        "Superior Proposal" is defined in Section 7.6(b).

        "Taxes" in the plural and "Tax" in the singular means all federal, state, local and foreign taxes, including income, employment (including Social Security, withholding and state disability), excise, property, franchise, gross income, real or personal property, ad valorem, sales, use, customs, duties, and other taxes, fees, assessments or charges of any kind, together with all interest, additions to tax and penalties relating thereto.

        "Tax Return" means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Third Party" is defined in Section 7.6(b).

        "Third Party Claims" is defined in Section 6.3(c).

        "Transferred Employees" is defined in Section 7.1(a).

        "Transition Services Agreement" is defined in Section 2.2(a)(v).

Appendix B

May 14, 2002

Personal and Confidential

Board of Directors
Chart House Enterprises, Inc.
640 North LaSalle
Chicago, IL 60610

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Chart House, Inc. ("Seller") and Chart House Enterprises, Inc. ("CHE") of the consideration to be paid by LCH Acquisition, Inc. ("Purchaser"), a wholly-owned subsidiary of Landry's Restaurants, Inc. ("Parent"), pursuant to the Asset Purchase Agreement dated May    , 2002 (the "Agreement"), by and among Seller, CHE, Parent, and Purchaser. The Agreement provides for the sale (the "Transaction") of certain assets and assumption of certain liabilities relating to 38 Chart House restaurants and one Poehe's restaurant (the "Chart House Assets") to Purchaser for $45,500,000 in cash (the "Consideration"), subject to certain adjustments as provided in the Agreement. The terms and conditions of the Transaction are more fully set forth in the Agreement and the ancillary agreements referred to therein (together with the Agreement, the "Transaction Documents").

U.S. Bancorp Piper Jaffray Inc. ("U.S. Bancorp Piper Jaffray"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to CHE in connection with the Transaction, for which CHE will pay a fee. A substantial portion of the financial advisory fee is contingent upon the consummation of the Transaction. We will also receive a fee for providing this opinion, which will be credited against the contingent portion of the fee for financial advisory services. This opinion fee is not contingent upon the consummation of the Transaction. Also, whether or not the Transaction is consummated, CHE has agreed to pay the reasonable out-of-pocket expenses of U.S. Bancorp Piper Jaffray. CHE has also agreed to indemnify U.S. Bancorp Piper Jaffray against certain liabilities in connection with our services. U.S. Bancorp Piper Jaffray provides research coverage on and makes a market in the common stock of Parent, has written research reports on Parent during the last 12 months, and has performed investment banking services for Parent during the last 12 months, including services as a co-lead managing underwriter of Parent's recently completed public equity offering. In the ordinary course of our business, we and our affiliates may actively trade securities of CHE and Parent for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed:(i) a draft dated May 13, 2002 of the Agreement and a letter of intent dated April 23, 2002, between CHE and Parent, (ii) certain publicly available financial, operating, and business information related to CHE and the Chart House Assets, (iii) certain internal financial and operating information, including forecasts and projections, with respect to the business, operations, and prospects of CHE and the Chart House Assets in particular, prepared and furnished by CHE management, (iv) certain publicly available market and securities data of CHE, (v) the results of the efforts by CHE and U.S. Bancorp Piper Jaffray to solicit indications of interest from third parties with respect to the sale of CHE or the Chart House Assets, (vi) alternatives available to CHE in the absence of the proposed Transaction to fund its future capital and operating requirements, (vii) to the extent publicly available, information concerning selected transactions deemed comparable to the proposed Transaction, (viii) certain publicly available financial and securities data of selected public companies deemed comparable to the portion of the business of CHE that consists of the Chart House Assets, (ix) certain publicly available financial, operating and business information related to Parent, (x) certain publicly available market and securities data of Parent, and (xi) the terms of Parent's existing line of credit and recent public equity offering.

We had discussions with members of the management of CHE, lenders of CHE's outstanding senior secured debt, and independent accountants of CHE concerning the financial condition, current operating results, balance sheet and asset base, and business outlook for CHE.

We have relied upon and assumed the accuracy, completeness and fairness of the financial statements, financial forecasts, CHE management's estimates as to the future performance of the Chart House Assets, and other information provided to us by CHE, or otherwise made available to us, and we have not assumed responsibility for the independent verification of that information. We have further relied upon the assurances of the management of CHE that the information provided to us by CHE was prepared on a reasonable basis in accordance with industry practice and that such information provides a reasonable basis upon which we can form our opinion. We further assumed that the respective managements of Parent and CHE were not aware of any information or facts that would make the information provided to us incomplete or misleading, and we assumed that there have been no material changes in CHE's assets, financial condition, results of operations, business or prospects since the respective dates of its last financial statements made available to us, and we have assumed that none of the parties is party to any pending transaction, including external financing, recapitalization, acquisition, merger, consolidation or asset sale discussions, other than the Transaction or in the ordinary course of business. We have not analyzed, or made any assessment of, any legal, tax and financial reporting matters with respect to Parent, CHE, the Chart House Assets and the Agreement.

With respect to the financial planning data and other business outlook information provided to us, we assumed that the information had been reasonably prepared by CHE on bases reflecting the best currently available estimates and judgment of CHE's management, that the information was based on reasonable assumptions, and that it reflects the anticipated effects of all Transaction Documents contemplated in the Agreement. We express no opinion as to such financial planning data or the assumptions on which it is based. In addition, various analyses performed by us incorporate forecasts prepared by research analysts using only publicly available information. These forecasts may or may not prove to be accurate.

We have further assumed that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations.

We have assumed with your consent that the final form of the Agreement will be substantially similar to the last draft reviewed by us, without modification of material terms or conditions. We have assumed with your consent that the Transaction will be consummated in accordance with the terms described in the Agreement, without any further amendments thereto and without waiver by any party of any of the conditions to its obligations thereunder. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Transaction will be obtained in a manner that will not change the Consideration for the Transaction.

We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Transaction. Our opinion does not address, nor should it be construed to address, the relative merits of the Transaction, on the one hand, or any alternative business strategies or alternative transactions that may be available to CHE, on the other hand.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of Seller or CHE, we have not been furnished with any such appraisals or valuations, and we will not make any physical inspection of any property or asset. We express no opinion regarding the liquidation value or financial solvency of any entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which Parent, CHE, Seller, or any of their respective affiliates is a party or may be subject and, at CHE's direction and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertions of claims, outcomes or damages arising out of any such matters.

This opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof, and upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of CHE common stock have traded or may trade at any future time. We have not undertaken to update, reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof.

Our opinion expressed herein relates solely to the fairness, from a financial point of view, as of the date hereof, of the Consideration to be received by Seller and CHE, and not to the residual interest of the stockholders of CHE in such Consideration. Our opinion does not in any manner address (i) the use of proceeds from the proposed Transaction, including the amount of proceeds to be distributed to the stockholders or to any class of stockholders of CHE in the event that the Board of Directors of CHE determines that such proceeds should be distributed to such stockholders, if any, or (ii) the viability of CHE's or Seller's remaining businesses following consummation of the proposed Transaction.

This opinion is given at the request of, and is intended solely for the benefit and use of, the Board of Directors of CHE in connection with its consideration of the Transaction, does not constitute a recommendation to any stockholder of CHE as to how to vote with respect to the Transaction, and shall not confer rights or remedies upon any person other than the Board of Directors. Stockholders of CHE are neither addressees nor intended beneficiaries of our opinion or our underlying financial analysis (which was prepared solely for the members of the Board of Directors of CHE for their personal use as directors in connection with their review and evaluation of the Transaction), and no stockholder of CHE may rely or allege any reliance on our opinion or analysis (in connection with such stockholder's consideration of the merits of the Transaction or otherwise). This opinion shall not be relied upon by, published by, quoted by, referred to by, communicated (in whole or in part) to, or otherwise used by, any third parties for any reason whatsoever, nor shall any public references to us be made by the CHE or by any person in any manner, without our prior written approval.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Consideration proposed to be paid in the Transaction pursuant to the Agreement is fair, from a financial point of view, to Seller and CHE as of the date hereof.

Sincerely,
/s/ U.S. Bancorp Piper Jaffray Inc. U.S. BANCORP PIPER JAFFRAY INC.

SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ______________, 2002
1000 Louisiana Street, Suite 4300
Houston, Texas 77002
9:00 a.m. Central time

DETACH HERE

PROXY

CHART HOUSE ENTERPRISES, INC.
640 North LaSalle Street, Chicago, Illinois 60610
Proxy for Special Meeting of Stockholders
Solicited on Behalf of the Board of Directors

        The undersigned stockholder of Chart House Enterprises, Inc., a Delaware corporation (the "Company"), hereby appoints THOMAS J. WALTERS and KENNETH R. POSNER, or either of them, with full power of substitution in each of them, to attend the Special Meeting of Stockholders of the Company to be held on                            , 2002, at 9:00 a.m., Central time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Stockholders and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting.

        The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast 'FOR' the approval of the matters referenced on the reverse side of this proxy and as described in the accompanying proxy statement and in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

CHART HOUSE ENTERPRISES, INC.
C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940

DETACH HERE

Please mark votes as in this example.

1.	APPROVAL OF THE ASSET PURCHASE AGREEMENT DATED AS OF MAY 17, 2002 BY AND AMONG THE COMPANY, CHART HOUSE, INC., LANDRY'S RESTAURANTS, INC. AND LCH ACQUISITION, INC., A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THE ACCOMPANYING PROXY STATEMENT, AND THE SALE OF ASSETS CONTEMPLATED BY THE ASSET PURCHASE AGREEMENT	2.	APPROVAL OF THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO CHANGE THE COMPANY'S NAME TO "ANGELO AND MAXIE'S, INC."
	FOR ☐	AGAINST ☐	ABSTAIN ☐		FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	TO ADJOURN THE MEETING UPON MOTION BY THE PRESIDING OFFICER OR HIS DESIGNEE TO ALLOW ADDITIONAL TIME FOR SOLICITATION OF PROXIES.				MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐ MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐
	FOR ☐	AGAINST ☐	ABSTAIN ☐	Note:	Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or officer, please give full title under signature.

Signature:	Date:	Signature:	Date:

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[CHART HOUSE ENTERPRISES, INC. LETTERHEAD] July , 2002
CHART HOUSE ENTERPRISES, INC. NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD , 2002
CHART HOUSE ENTERPRISES, INC. 640 NORTH LASALLE STREET, SUITE 295, CHICAGO, ILLINOIS 60610 PROXY STATEMENT SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON , 2002
SUMMARY
TABLE OF CONTENTS
INTRODUCTION
AVAILABLE INFORMATION
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
THE SPECIAL MEETING
PROPOSAL No. 1: ASSET SALE TO PURCHASER THE PARTIES
BACKGROUND OF THE ASSET SALE
DETERMINATION OF FAIRNESS OF THE ASSET SALE BY THE BOARD OF DIRECTORS
OPINION OF FINANCIAL ADVISOR TO CHART HOUSE
EXPENSES
USE OF PROCEEDS
CERTAIN EFFECTS OF THE ASSET SALE
THE PURCHASE AGREEMENT
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ASSET SALE
ACCOUNTING TREATMENT OF THE ASSET SALE
NO APPRAISAL OR DISSENTERS' RIGHTS
REGULATORY APPROVALS
PROPOSAL No. 2: CORPORATE NAME CHANGE
CHART HOUSE BUSINESS FINANCIAL INFORMATION UNAUDITED FINANCIAL INFORMATION OF THE CHART HOUSE BUSINESS
CHART HOUSE ENTERPRISES, INC. UNAUDITED STATEMENTS OF OPERATIONS OF CHART HOUSE BUSINESS (In thousands)
CHART HOUSE ENTERPRISES, INC UNAUDITED STATEMENTS OF INVESTMENT BY CHART HOUSE BUSINESS (In thousands)
CHART HOUSE ENTERPRISES, INC. UNAUDITED STATEMENTS OF CASH FLOWS OF CHART HOUSE BUSINESS (In thousands)
NOTES TO UNAUDITED FINANCIAL STATEMENTS OF CHART HOUSE BUSINESS
PRO FORMA FINANCIAL INFORMATION
CHART HOUSE ENTERPRISES, INC. UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS THIRTEEN WEEKS ENDED APRIL 1, 2002 (In thousands)
CHART HOUSE ENTERPRISES, INC. UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS FISCAL YEAR ENDED DECEMBER 31, 2001 (In thousands)
HISTORICAL FINANCIAL INFORMATION
Corporate Secretary 640 North LaSalle Suite 295 Chicago, Illinois 60610 (312) 266-1100
INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
SECURITY OWNERSHIP OF MANAGEMENT
TRANSACTION OF OTHER BUSINESS
STOCKHOLDER PROPOSALS
HOUSEHOLDING OF PROXY MATERIALS
ASSET PURCHASE AGREEMENT
ARTICLE I PURCHASE AND SALE OF ASSETS
ARTICLE II CLOSING ITEMS TO BE DELIVERED AND THIRD PARTY CONSENTS
ARTICLE III REPRESENTATIONS AND WARRANTIES
ARTICLE IV AGREEMENTS PENDING CLOSING
ARTICLE V CONDITIONS PRECEDENT TO THE CLOSING
ARTICLE VI INDEMNIFICATION
ARTICLE VII ADDITIONAL AGREEMENTS
ARTICLE VIII MISCELLANEOUS
ANNEX I DEFINITIONS